   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 4, 1998

                                                     REGISTRATION NO. 333-47745
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                            AMENDMENT NO. 1 TO
                              NOTE EXCHANGE OFFER
                                      ON
                                   FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               ----------------

                         FRONTIER OIL CORPORATION

               (FORMERLY KNOWN AS WAINOCO OIL CORPORATION)
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          WYOMING                    2911                    74-1895085
      (STATE OR OTHER    (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
      JURISDICTION OF     CLASSIFICATION CODE NUMBER)    IDENTIFICATION NO.)
     INCORPORATION OR
       ORGANIZATION)

                        10000 MEMORIAL DRIVE, SUITE 600
                           HOUSTON, TEXAS 77024-3411
                                (713) 688-9600
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------
                               JULIE H. EDWARDS
                            CHIEF FINANCIAL OFFICER
                        10000 MEMORIAL DRIVE, SUITE 600
                           HOUSTON, TEXAS 77024-3411
                                (713) 688-9600
 (NAME, ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                               ----------------
                                  Copies to:
                               ROBERT V. JEWELL
                            CHRISTOPHER S. COLLINS
                            ANDREWS & KURTH L.L.P.
                            600 TRAVIS, SUITE 4200
                             HOUSTON, TEXAS 77002
                                (713) 220-4200

                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
  If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]






                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                 SUBJECT TO COMPLETION, DATED MAY 4, 1998

PROSPECTUS

                         FRONTIER OIL CORPORATION

                (FORMERLY KNOWN AS WAINOCO OIL CORPORATION)

                               OFFER TO EXCHANGE

       $1,000 PRINCIPAL AMOUNT OF 9 1/8% SENIOR NOTES DUE 2006, SERIES A
                FOR EACH $1,000 PRINCIPAL AMOUNT OF OUTSTANDING
                          9 1/8% SENIOR NOTES DUE 2006
            ($70,000,000 IN AGGREGATE PRINCIPAL AMOUNT OUTSTANDING)

                                  -----------

                  THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.,
              NEW YORK CITY TIME, ON      , 1998, UNLESS EXTENDED

                                  -----------

  Frontier Oil Corporation (formerly known as Wainoco Oil Corporation), a Wyoming corporation (the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal, to exchange $1,000 principal amount of its 9 1/8% Senior Notes Due 2006, Series A (the "Exchange Notes"), in a transaction registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement (as defined herein) of which this Prospectus constitutes a part, for each $1,000 principal amount of the outstanding 9 1/8% Senior Notes due 2006 (the "Old Notes"), of which $70,000,000 aggregate principal amount is outstanding (the "Exchange Offer"). The Exchange Notes and the Old Notes are sometimes referred to herein collectively as the "Notes."

  The Exchange Notes will be general unsecured obligations of the Company, ranking parri passu in right of payment with all future senior indebtedness of the Company and senior to all future subordinated indebtedness of the Company. The Exchange Notes will be effectively subordinated, however, to (i) all future secured obligations of the Company to the extent of the assets securing such obligations and (ii) all current and future obligations of Subsidiaries (as defined herein) of the Company, including borrowings under the Frontier Credit Facility (as defined herein) and trade obligations. As of March 31, 1998, $5.7 million was drawn under the Frontier Credit Facility. The Company does not have any outstanding indebtedness, and has no current arrangements to incur any indebtedness, that would be subordinated to the Exchange Notes.

  The Company will accept for exchange any and all Old Notes that are validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the date
the Exchange Offer expires, which will be      , 1998 unless the Exchange Offer
is extended (the "Expiration Date"). Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. However, the Exchange Offer is subject to certain conditions that may be waived by the Company and to the terms and provisions of the Registration Rights Agreement (as defined herein). See "The Exchange Offer." Old Notes may be tendered only in denominations of $1,000 and integral multiples thereof. The Company has agreed to pay the expenses of the Exchange Offer. There will be no cash proceeds to the Company from the Exchange Offer. See "Use of Proceeds."

  The Exchange Notes will be obligations of the Company entitled to the benefits of the indenture relating to the Notes (the "Indenture"). The form and terms of the Exchange Notes are identical in all material respects to the form and terms of the Old Notes, except that (i) the offering of the Exchange Notes has been registered under the Securities Act, (ii) the Exchange Notes will not be subject to transfer restrictions and (iii) the Exchange Notes will not be entitled to registration or other rights under the Registration Rights Agreement including the provision in the Registration Rights Agreement for payment of Liquidated Damages (as defined in the Registration Rights Agreement) upon failure by the Company to consummate the Exchange Offer or the occurrence of certain other events. Following the Exchange Offer, any holders of Old Notes will continue to be subject to the existing restrictions on transfer thereof and, as a general matter, the Company will not have any further obligation to such holders to provide for registration under the Securities Act of transfers of the Old Notes held by them. To the extent that Old Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered and tendered but unaccepted Old Notes could be adversely affected. See "Risk Factors" and "The Exchange Offer--Purpose and Effect of the Exchange Offer."

                                                        (continued on next page)

                                  -----------

  SEE "RISK FACTORS" BEGINNING ON PAGE 12 FOR A DISCUSSION OF CERTAIN FACTORS WHICH INVESTORS SHOULD CONSIDER IN CONNECTION WITH THE EXCHANGE OFFER AND AN INVESTMENT IN THE EXCHANGE NOTES OFFERED HEREBY.

                                  -----------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  -----------

                  The date of this Prospectus is      , 1998.

  The Old Notes were sold by the Company on February 9, 1998, to Bear, Stearns & Co., Inc. (the "Initial Purchaser") in transactions not registered under the Securities Act in reliance upon the exemption provided in Section 4(2) of the Securities Act (the "Offering"). The Initial Purchaser subsequently resold the Old Notes to qualified institutional buyers (as defined in Rule 144A under the Securities Act) ("Qualified Institutional Buyers" or "QIBs") or outside the United States within the meaning of Regulation S under the Securities Act, the purchasers of which agreed to comply with certain transfer restrictions and other restrictions. Accordingly, the Old Notes may not be reoffered, resold or otherwise transferred in the United States unless such transaction is registered under the Securities Act or an applicable exemption from the registration requirements of the Securities Act is available. The Exchange Notes are being offered hereby in order to satisfy the obligations of the Company under a registration rights agreement among the Company and the Initial Purchaser relating to the Old Notes (the "Registration Rights Agreement").

  The Exchange Notes will bear interest at a rate of 9 1/8% per annum, payable semiannually on February 15 and August 15 of each year, commencing August 15, 1998. Holders of Exchanges Notes of record on August 1, 1998, will receive on August 15, 1998, an interest payment in an amount equal to (x) the accrued interest on such Exchange Notes from the date of issuance thereof to August 15, 1998, plus (y) the accrued interest on the previously held Old Notes from the date of issuance of such Old Notes (February 9, 1998) to the date of exchange thereof. Interest will not be paid on Old Notes that are accepted for exchange. The Notes mature on February 15, 2006.

  The Old Notes were initially represented by two global Old Notes (the "Old Global Notes") in registered form, registered in the name of Cede & Co., as a nominee for The Depository Trust Company ("DTC" or the "Depositary"), as depositary. The Exchange Notes exchanged for Old Notes represented by the Old Global Notes will be initially represented by one global Exchange Note (the "Exchange Global Note") in registered form, registered in the name of the Depositary. References herein to "Global Notes" shall be references to the Old Global Notes and the Exchange Global Note.

  Based on an interpretation of the Securities Act by the staff of the Securities and Exchange Commission (the "SEC"), Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than (i) a broker-dealer who purchased such Old Notes directly from the Company for resale pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an "affiliate" (within the meaning of Rule 405 of the Securities Act) of the Company), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holder is acquiring the Exchange Notes in its ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes. Holders of Old Notes wishing to accept the Exchange Offer must represent to the Company that such conditions have been met.

  Any broker-dealer who holds Old Notes acquired for its own account as a result of market making activities or other trading activities, and who receives Exchange Notes in exchange for Old Notes pursuant to the Exchange Offer may be a statutory underwriter and must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the securities. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of one year after the effective date of the Registration Statement with respect to which this Prospectus is a part, it will make this Prospectus available to any broker-dealer upon request for use in connection with any such resale. See "Plan of Distribution." Any broker-dealer who purchased Old Notes from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act, or who otherwise acquired Old Notes from the Company other than as a result of market making activities, will not be able to tender its Old Notes in the Exchange Offer and must comply with the registration and prospectus delivery requirements of Securities Act in connection with any sale or transfer of Old Notes unless such sale or transfer is made pursuant to an exemption from such requirements. See "The Exchange Offer--Purpose and Effect of the Exchange Offer."

  The Exchange Notes will be a new issue of securities for which there currently is no market. Although the Initial Purchaser has informed the Company that it currently intends to make a market in the Exchange Notes, it is not obligated to do so, and any such market making may be discontinued at any time without notice. As the Old Notes were issued and the Exchange Notes are being issued to a limited number of institutions who typically hold similar securities for investment, the Company does not expect that an active public market for the Exchange Notes will develop. Accordingly, there can be no assurance as to the development, liquidity or maintenance of any market for the Exchange Notes on any securities exchange or for quotation through the Nasdaq Stock Market. See "Risk Factors."

  NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE EXCHANGE OFFER COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE EXCHANGE NOTES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATIONS THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                       NOTICE TO NEW HAMPSHIRE RESIDENTS

  NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE THAT ANY DOCUMENT FILED UNDER THE RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY, OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER, OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

             INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The Company incorporates herein by reference the following documents previously filed by the Company pursuant to the Exchange Act:

  (a) Annual Report on Form 10-K for the year ended December 31, 1997.

  All other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to termination of the offering made hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  ANY PERSON RECEIVING A COPY OF THIS PROSPECTUS MAY OBTAIN WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST, A COPY OF ANY OF THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN, EXCEPT FOR THE EXHIBITS TO SUCH DOCUMENTS (UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS). REQUESTS SHOULD BE ADDRESSED TO CORPORATE SECRETARY, FRONTIER OIL CORPORATION, 10000 MEMORIAL DRIVE, SUITE 600, HOUSTON, TEXAS 77024-3411.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by and should be read in conjunction with the detailed information and consolidated financial statements and notes thereto appearing elsewhere in this Prospectus. Prospective investors should carefully consider the matters discussed under the caption "Risk Factors." Unless the context otherwise requires, all references in this Prospectus to "Frontier" or the "Company" are to Frontier Oil Corporation (formerly known as Wainoco Oil Corporation) and its subsidiaries. As used herein, "Rocky Mountain region" refers to the following five states: Colorado, Wyoming, Utah, Montana and Idaho. The Financial Data of the Company included herein have been restated to reflect the disposition of the Company's United States and Canadian oil and gas operations.

                                  THE COMPANY

GENERAL

  Frontier is an independent energy company engaged in crude oil refining and the wholesale marketing of refined petroleum products, primarily in the Rocky Mountain region of the United States. The Company operates a complex refinery (the "Frontier Refinery") in Cheyenne, Wyoming with a permitted crude oil capacity of 41,000 barrels per day ("bpd"). Since its acquisition of the Frontier Refinery in 1991, the Company spent approximately $60 million in a capital improvement program from 1992 through 1993 which, among other things,
(i) increased the Frontier Refinery's capability to process heavy crude oil,
(ii) enabled the Frontier Refinery to meet federally-mandated low sulfur standards with respect to all of its diesel fuel production and (iii) improved the Frontier Refinery's general reliability. An important feature of the Frontier Refinery is its ability to process up to 100% heavy crude oil, which is less expensive than sweet crude oil. As a result, the Company is well positioned to benefit from an increase in the differential between the price of lower cost heavy crude oil and the price of more expensive sweet crude oil feedstocks (the "light/heavy spread"), which is currently estimated to be $4.55 per barrel ("bbl"). See "Business--Refining Operations--Varieties of Crude Oil." For the year ended December 31, 1997, the Company achieved consolidated revenues of $376.4 million and EBITDA (as defined herein) of $30.9 million.

  The Company markets refined products primarily in eastern Colorado (including the Denver metropolitan area) and eastern Wyoming, or the "Eastern Slope area" of the Rocky Mountain region. The Company also markets refined products in western Nebraska and, through exchange agreements with other refiners, in the Dakotas and Utah. Of the 15 crude oil refineries in the Rocky Mountain region, the Company only considers the four other refineries (two in Denver and two in Wyoming) located within the Eastern Slope area to be competitors, although additional competition comes from refineries outside the Eastern Slope area that supply refined products to the area via pipeline. The Company believes it has an advantage over (i) its four refinery competitors because only the Company operates a coking unit, which enables it to produce a higher yield of gasoline and diesel fuel from heavy crude oil, and (ii) the pipeline competitors that ship product into the Eastern Slope area because they must incur a transportation cost, which for Gulf Coast refiners equates to approximately $1.60 per bbl. Furthermore, while it has in the past generally marketed unbranded products, in the second half of 1997, the Company entered into a marketing agreement with CITGO Petroleum Corporation ("CITGO") to market branded products to independent and other branded retail operators in its market area. For the year ended December 31, 1997, the Frontier Refinery's product mix included various grades of gasoline (51%), diesel fuel (30%) and asphalt and other refined petroleum products (19%).

  The Company prefers to process locally produced heavy crude oil. In the year ended December 31, 1997, the Company obtained approximately 84% of its crude oil supply, or charge, from Wyoming producers while Canadian heavy crude oil made up a majority of the Frontier Refinery's remaining feedstocks. During the same period, heavy crude oil constituted approximately 91% of the Frontier Refinery's total crude oil charge. The Company believes it is able to obtain favorable pricing terms for the heavy crude oil it uses as feedstock because available supply currently outstrips demand. None of the Company's direct competitors, and only three other refineries in the entire Rocky Mountain region, operate coking units necessary to process high volumes of heavy crude oil. In addition, while Wyoming crude oil production is declining, the completion of the 785-mile Express Pipeline from Hardisty, Alberta to Casper, Wyoming in April 1997 immediately doubled available pipeline capacity for Canadian crude oil to the Wyoming market. The Express Pipeline has benefitted the Company by (i) holding down prices of Wyoming heavy crude oil and (ii) providing the Company with the flexibility to significantly increase the Frontier Refinery's Canadian heavy crude oil charge if favorable supply and pricing conditions arise. The Company also receives a supply cost advantage on up to 25,000 bpd from its partial ownership interest in a crude oil pipeline (the "Centennial Pipeline") that runs from the regional hub at Guernsey, Wyoming to the Frontier Refinery.

  The Company is a holding company that conducts all of its operations exclusively through subsidiaries. As a holding company, the Company is dependent on dividends or other distributions of funds from its Subsidiaries to meet its debt service and other obligations, including the payment of principal and interest on the Notes.

RECENT DEVELOPMENTS

  NAME CHANGE. The Company's Board of Directors and shareholders recently approved the change in the Company's corporate name to "Frontier Oil Corporation." The Company believes that the name change was desirable because the "Wainoco" name was associated with the Company's prior exploration and production operations. However, with the completion of the sale of its Canadian oil and gas operations (the "Canadian Disposition") in 1997, the Company's operations currently consist almost exclusively of crude oil refining and wholesale marketing of refined petroleum products. The Company chose the name "Frontier Oil Corporation" because the "Frontier" name has been identified with the Company's operations since 1991 when it acquired the Frontier Refinery. The Frontier Refinery has operated in the Rocky Mountain region since 1940 and is strongly identified with refining and marketing in the region. The Company believes that its new name will more closely connect the Company with its operations and take advantage of a well known regional name and logo.

  SUMMARY FIRST QUARTER OPERATING RESULTS. On April 28, 1998, the Company released summary operating results for the quarter ended March 31, 1998. The Company reported a loss from continuing operations for the period of $839,000, or $.03 per share, which was $9.2 million better than the loss from continuing operations in the first quarter of 1997 of $10.0 million. Including an extraordinary loss on early debt retirement of $3.0 million, the Company had a net loss for the recent quarter of $3.9 million or $.14 per share. In the first quarter of 1997, the Company reported a net loss of $8.5 million, or $.31 per share, which included approximately $1.6 million of income from discontinued oil and gas operations. Operating income before depreciation of $3.5 million was up $6.8 million from the $3.3 million loss generated in the first quarter of 1997.

  The Company believes that its significant first quarter improvement versus last year is primarily due to a widening of the light/heavy crude oil spread, lower operating expenses and reduced interest expense. The first quarter refined product spread was $4.74 per bbl compared to $3.16 per bbl in the first quarter of 1997. Yields of gasoline were the same as last year while yields of distillates increased 6% from the first quarter of 1997. The light/heavy crude oil spread increased $1.24 per bbl during the first quarter to $4.72 per bbl and refining operating expenses dropped $.32 per bbl to $3.41 per bbl. As a result of the Company's 1997 debt reduction and early 1998 debt refinancing, net interest expense for the quarter decreased by more than 55% to $2.0 million in the first quarter.

                       SUMMARY OF TERMS OF EXCHANGE OFFER

  The Exchange Offer relates to the exchange of up to $70,000,000 aggregate principal amount of Exchange Notes for up to an equal aggregate principal amount of Old Notes. The Exchange Notes will be obligations of the Company entitled to the benefits of the Indenture. The form and terms of the Exchange Notes are identical in all material respects to the form and terms of the Old Notes, except that (i) the offering of the Exchange Notes has been registered under the Securities Act, (ii) the Exchange Notes will not be subject to transfer restrictions and (iii) the Exchange Notes will not be entitled to registration or other rights under the Registration Rights Agreement including the provision in the Registration Rights Agreement for payment of Liquidated Damages upon failure by the Company to consummate the Exchange Offer or the occurrence of certain other events. See "Description of the Notes." Capitalized terms followed by the parenthetical "(as defined)" and not defined herein will have the meanings given them in the Indenture.

Registration Rights
 Agreement..................  The Old Notes were sold by the Company on
                              February 9, 1998 to the Initial Purchaser pursuant to a Purchase Agreement, dated February 4, 1998 (the "Purchase Agreement"). Pursuant to the Purchase Agreement, the Company and the Initial Purchaser entered into the Registration Rights Agreement which, among other things, grants the holders of the Old Notes certain exchange and registration rights. The Exchange Offer is intended to satisfy certain obligations of the Company under the Registration Rights Agreement.


The Exchange Offer..........  $1,000 principal amount of Exchange Notes will be issued in exchange for each $1,000 principal amount of Old Notes validly tendered and accepted pursuant to the Exchange Offer. As of the date hereof, $70,000,000 in aggregate principal amount of Old Notes are outstanding. Promptly following the Expiration Date, the Company will issue the Exchange Notes to holders of Old Notes who properly tender their Exchange Notes in accordance with the procedures set forth below under the caption "The Exchange Offer--Procedures for Tendering". The terms of the Exchange Notes are identical in all material respects to the Old Notes except for certain transfer restrictions and registration rights relating to the Old Notes.

                              No federal or state regulatory requirements must be complied with or approval obtained in connection with the Exchange Offer, other than the registration requirements under the Securities Act.

Resale......................  Based on existing interpretations of the
                              Securities Act by the staff of the SEC set forth in several no-action letters to third parties, and subject to the immediately following sentence, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than (i) a broker-dealer who purchased such Old Notes directly from the Company for resale pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an "affiliate" (within the meaning of Rule 405 of the Securities
                              Act) of the Company), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holder is acquiring the Exchange Notes in its ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, and does not intend to participate, in the distribution of the Exchange Notes. However, any purchaser of Notes who is an affiliate of the Company or who intends to participate in the Exchange Offer for the purpose of distributing the Exchange Notes, or any broker-dealer who purchased the Old Notes from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act, (i) will not be able to rely on the interpretations by the staff of the SEC set forth in the above-mentioned no-action letters,
                              (ii) will not be able to tender its Old Notes in the Exchange Offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Notes unless such sale or transfer is made pursuant to an exemption from such requirements. The Company does not intend to seek its own no-action letter and there is no assurance that the staff of the SEC would make a similar determination with respect to the Exchange Notes as it has in such no-action letters to third parties. See "The Exchange Offer--Purpose and Effect of the Exchange Offer" and "Plan of Distribution." Each broker-dealer that receives Exchanges Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of one year after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

Expiration Date.............  5:00 p.m., New York City time, on      , 1998,
                              unless the Exchange Offer is extended, in which case the term "Expiration Date" means the latest date and time to which the Exchange Offer is extended. See "The Exchange Offer--Expiration
                              Date; Extensions; Amendments."

Accrued Interest on the
 Exchange Notes and the Old
 Notes......................  The Exchange Notes will bear interest at a rate of 9 1/8% per annum, payable semiannually on February 15 and August 15 of each year, commencing August 15, 1998. Holders of Exchange Notes of record on August 1, 1998, will receive on August 15, 1998, an interest payment in an amount equal to (i) the accrued interest on such Exchange Notes from the date of issuance thereof to August 15, 1998, plus (ii) the accrued interest on the previously held Old Notes from the date of issuance of such Old Notes (February 9, 1998) to the date of exchange thereof. Interest will not be paid on Old Notes that are accepted for exchange. The Notes mature on February 15, 2006.

Conditions to the Exchange
 Offer......................  The Company may terminate the Exchange Offer if it determines that its ability to proceed with the Exchange Offer could be materially impaired due to the occurrence of certain conditions. The Company does not expect any of such conditions to occur, although there can be no assurance that such conditions will not occur. Holders of Old Notes will have certain rights under the Registration Rights Agreement should the Company fail to consummate the Exchange Offer. See "The Exchange Offer--Conditions to the Exchange Offer."

Procedures for Tendering
 Old Notes..................  Each holder of Old Notes wishing to accept the
                              Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with the Old Notes to be exchanged and any other required documentation, to Chase Bank of Texas, National Association, as Exchange Agent, at the address set forth herein and therein or effect a tender of Old Notes pursuant to the procedures for book-entry transfer as provided for herein and therein. By executing the Letter of Transmittal, each holder will represent to the Company that, among other things, the Exchange Notes acquired pursuant to the Exchange Offer are being acquired in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is the holder, that neither the holder nor any such other person has any arrangement or understanding with any person to participate in the distribution of such Exchange Notes and that neither the holder nor any such other person is an "affiliate," as defined in Rule 405 under the Securities Act, of the Company. See "The Exchange Offer--Procedures for Tendering."

                              Following consummation of the Exchange Offer, holders of Old Notes not tendered as a general matter will not have any further registration rights, and the Old Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for the Old Notes could be adversely affected. See "Risk Factors--Absence of Public Market for the Notes" and "--Consequences of Exchange and Failure to Exchange" and "The Exchange Offer--Consequences of Failure to Exchange."

Special Procedures for
 Beneficial Owners..........  Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender in the Exchange Offer should contact such registered holder promptly and instruct such registered holder to tender on his behalf. If such beneficial owner wishes to tender on his own behalf, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering his Old Notes, either (a) make appropriate arrangements to register ownership of the Old Notes in such holder's name or (b) obtain a properly completed bond power from the registered holder or endorsed certificates representing the Old Notes to be tendered. The transfer of record ownership may take considerable time, and completion of such transfer prior to the Expiration Date may not be possible. See "The Exchange Offer--Procedures for Tendering."

Guaranteed Delivery
 Procedures.................  Holders of Old Notes who wish to tender their Old
                              Notes and whose Old Notes are not immediately available, or who cannot deliver their Old Notes (or complete the procedure for book-entry transfer) and deliver a properly completed Letter of Transmittal and any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date may tender their Old Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer--Guaranteed Delivery Procedures."

Withdrawal Rights...........  Tenders of Old Notes may be withdrawn at any time prior to the Expiration Date by furnishing a written or facsimile transmission notice of withdrawal to the Exchange Agent containing the information set forth in "The Exchange Offer-- Withdrawal of Tenders."

Acceptance of Old Notes and
 Delivery of Exchange
 Notes......................  Subject to certain conditions (as summarized above in "Conditions to the Exchange Offer" and described more fully in "The Exchange Offer-- Conditions to the Exchange Offer"), the Company will accept for exchange any and all Old Notes that are properly tendered in the Exchange Offer prior to the Expiration Date. See "The Exchange Offer--Procedures for Tendering." The Exchange Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date.

Exchange Agent..............  Chase Bank of Texas, National Association, the
                              Trustee under the Indenture, is serving as exchange agent (the "Exchange Agent") in connection with the Exchange Offer. The mailing address of the Exchange Agent is Chase Bank of Texas, National Association, P.O. Box 2320, Dallas, Texas 75221-2320, Attention: Frank Ivins, Registered Bond Events. The overnight courier and hand delivery address for the Exchange Agent is Chase Bank of Texas, National Association, One Main Place, 1201 Main Street, 18th Floor, Dallas, Texas 75202, Attention: Frank Ivins, Registered Bond Events. For assistance and request for additional copies of this Prospectus, the Letter of Transmittal or the Notice of Guaranteed Delivery, the telephone number for the Exchange Agent is (214) 672-5678, and the facsimile number for the Exchange Agent is (214) 672-5932.

Effect on Holders of Old
 Notes......................  Holders of Old Notes who do not tender their Old
                              Notes in the Exchange Offer will continue to hold their Old Notes and will be entitled to all the rights and limitations applicable thereto under the

                              Indenture. All untendered, and tendered but unaccepted, Old Notes will continue to be subject to the restrictions on transfer provided for in the Old Notes and the Indenture. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for the Old Notes could be adversely affected. See "Risk Factors--Consequences of Exchange and Failure to Exchange."

 SEE "THE EXCHANGE OFFER" FOR MORE DETAILED INFORMATION CONCERNING THE TERMS OF
                              THE EXCHANGE OFFER.

                       SUMMARY OF TERMS OF EXCHANGE NOTES

SECURITIES OFFERED..........  $70.0 million aggregate principal amount of 9
                              1/8% Senior Notes due 2006, Series A.

MATURITY DATE...............  February 15, 2006.

INTEREST PAYMENT DATES......  Interest on the Exchange Notes will be payable semi-annually in arrears on February 15 and August 15 of each year, commencing August 15, 1998.

OPTIONAL REDEMPTION.........  The Exchange Notes are redeemable for cash, in whole or in part, at the option of the Company at any time on or after February 15, 2002, at the redemption prices set forth herein plus accrued and unpaid interest and Liquidated Damages, if any, thereon, to the redemption date. Notwithstanding the foregoing, prior to February 15, 2002, the Company may redeem the Exchange Notes at its option, in whole or in part, at the Make-Whole Price (as defined herein), plus accrued and unpaid interest and Liquidated Damages, if any, thereon, to the redemption date. In addition, for a period of three years following the date of this Offering Memorandum, the Company may redeem up to 35% of the aggregate principal amount of the Exchange Notes originally issued at a redemption price of 109 1/8% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon, to the redemption date, with the net cash proceeds of one or more Qualified Equity Offerings, provided at least 65% of the aggregate principal amount of Exchange Notes originally issued remains outstanding following each such redemption. See "Description of the Notes-- Optional Redemption."

RANKING.....................  The Exchange Notes will be general unsecured obligations of the Company and will rank pari passu in right of payment with all future senior indebtedness of the Company and senior in right of payment to all future subordinated indebtedness of the Company. The Exchange Notes will be effectively subordinated, however, to (i) all future secured obligations of the Company to the extent of the assets securing such obligations and (ii) all current and future obligations of the Subsidiaries of the Company, including borrowings under the Frontier Credit Facility and trade obligations. As of March 31, 1998, the Company and its Subsidiaries had $5.7 million of outstanding indebtedness effectively senior to the Notes (excluding an additional $14.3 million available for cash advances under the Frontier Credit Facility). The Indenture will permit the Company and its Subsidiaries to incur additional indebtedness, including additional secured indebtedness, subject to certain conditions. See "Capitalization," "Description of Indebtedness" and "Description of the Notes-- General."

FUTURE SUBSIDIARY
GUARANTEES..................  Under certain circumstances, the Company's payment obligations under the Exchange Notes may be in the future jointly and severally guaranteed on an unsecured basis by one or more of the Subsidiaries of the Company. See "Description of the Notes--Subsidiary Guarantees" and "--Certain Covenants--Future Subsidiary Guarantors."

CHANGE OF CONTROL...........  Upon the occurrence of a Change of Control, each holder of the Exchange Notes may require the Company to repurchase all or any part of the Exchange Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon, to the date of repurchase. See "Risk Factors-- Potential Inability to Fund a Change of Control Offer" and "Description of the Notes--Repurchase at the Option of Holders--Change of Control."

CERTAIN COVENANTS...........  The Indenture pursuant to which the Exchange
                              Notes will be issued (the "Indenture") will contain certain covenants that, among other things, restrict the ability of the Company and its Subsidiaries to incur Indebtedness (as defined herein) to pay dividends or make other distributions, repurchase Equity Interests (as defined herein) or subordinated indebtedness, create certain liens, enter into certain transactions with affiliates, issue or sell capital stock of subsidiaries, engage in sale-and-leaseback transactions, sell assets or enter into certain mergers or consolidations. See "Description of the Notes--Certain Covenants."

TRANSFER RESTRICTIONS.......  For a description of restrictions on transfer of the Exchange Notes, see "The Exchange Offer-- Purpose and Effect of the Exchange Offer."

  FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS IN EVALUATING AN INVESTMENT IN THE NOTES, SEE "RISK FACTORS."

          SUMMARY HISTORICAL CONSOLIDATED AND PRO FORMA FINANCIAL DATA

  The summary historical financial information presented below for each of the five years in the period ended December 31, 1997 has been derived from the historical audited consolidated financial statements of the Company, which have been audited by Arthur Andersen LLP, independent public accountants.

  The unaudited summary pro forma data is based on the Company's historical financial statements, adjusted to give effect to the Offering and the application of the estimated net proceeds therefrom as described under "Use of Proceeds." The unaudited summary pro forma statement of operations data assumes the Offering and the application of the proceeds therefrom occurred January 1, 1997. The unaudited summary pro forma balance sheet data assumes the Offering and the application of the proceeds therefrom occurred as of December 31, 1997. The unaudited summary pro forma data is not necessarily indicative of the results that actually would have occurred if the Offering and the application of the estimated proceeds therefrom had been in effect on the dates indicated or which may be obtained in the future.

  The information presented below should be read in conjunction with the Consolidated Financial Statements and related notes thereto, the Unaudited Pro Forma Consolidated Financial Information, "Management's Discussion and Analysis of Financial Condition and Results of Operations," and other financial information included elsewhere in this Prospectus. The historical financial information presented below has been restated for the Company's discontinued oil and gas operations.

                                            YEAR ENDED DECEMBER 31,
                                  -------------------------------------------------
                                                                              PRO
                                                                             FORMA
                                   1993    1994   1995(1)  1996(1)  1997(1)   1997
                                  ------  ------  -------  -------  -------  ------
                                             (DOLLARS IN MILLIONS)
INCOME STATEMENT DATA:
 Revenues.......................  $326.1  $313.2  $331.8   $383.4   $376.4   $376.4
 Refining operating costs.......   296.2   277.9   317.3    362.5    337.4    337.4
 Selling and general expenses...     7.3     7.2     7.2      6.3      8.1      8.1
 Depreciation...................     6.9     7.7     8.4      9.0      9.2      9.2
                                  ------  ------  ------   ------   ------   ------
 Operating income (loss)........    15.7    20.4    (1.1)     5.6     21.7     21.7
 Interest expense, net (2)......    17.9    18.6    18.2     17.2     13.9      6.6
                                  ------  ------  ------   ------   ------   ------
 Income (loss) from continuing
  operations before income
  taxes.........................    (2.2)    1.8   (19.3)   (11.6)     7.8     15.1
 Provision for income taxes.....      --     0.1      --       --       --       --
                                  ------  ------  ------   ------   ------   ------
Income (loss) from continuing
 operations.....................  $ (2.2) $  1.7  $(19.3)  $(11.6)  $  7.8   $ 15.1
                                  ======  ======  ======   ======   ======   ======
OTHER FINANCIAL DATA:
 EBITDA from continuing
  operations(3).................  $ 22.6  $ 28.1  $  7.3   $ 14.6   $ 30.9   $ 30.9
 Capital expenditures from
  continuing operations.........    28.7     8.0     5.2      4.8      5.7      5.7
 Net cash provided by operating
  activities....................    32.8    32.1     9.9      8.5     12.5
 Net cash provided by (used in)
  investing activities..........   (39.0)  (23.6)   16.4    (12.0)    81.7
 Net cash provided by (used in)
  financing activities..........     6.5    (6.4)  (26.0)     2.7    (77.7)
 Ratio of earnings to fixed
  charges(4)....................      NM     1.1      NM       NM      1.5      2.9
 Ratio of EBITDA from continuing
  operations to interest
  expense(5)....................     1.3     1.5      NM       NM      2.2      4.0

                                               YEAR ENDED DECEMBER 31,
                                       ---------------------------------------
                                        1993    1994   1995(1) 1996(1) 1997(1)
                                       ------- ------- ------- ------- -------
OPERATING DATA:
Raw material input (bpd)
 Light crude oil......................   6,581   6,165   8,098   4,322   3,162
 Heavy crude oil......................  25,909  27,025  27,174  31,677  31,967
 Other feed and blend stock...........   2,957   4,105   5,072   5,192   6,154
                                       ------- ------- ------- ------- -------
   Total..............................  35,447  37,295  40,344  41,191  41,283
                                       ======= ======= ======= ======= =======
Total product sales (bpd)
 Gasoline.............................  19,837  19,437  20,767  20,311  20,499
 Distillates..........................  11,819  12,628  13,265  12,561  12,110
 Asphalt and other....................   7,682   6,724   6,781   7,306   7,949
                                       ------- ------- ------- ------- -------
   Total..............................  39,338  38,789  40,813  40,178  40,558
                                       ======= ======= ======= ======= =======
Operating margin information (dollars
 per sales bbl)
 Product spread....................... $  5.51 $  5.88 $  4.03 $  4.48 $  5.78
 Operating expenses, excluding
  depreciation........................    3.55    3.45    3.19    3.15    3.30
 Depreciation.........................    0.42    0.53    0.55    0.59     .61
                                       ------- ------- ------- ------- -------
 Operating margin..................... $  1.54 $  1.90 $  0.29 $  0.74 $  1.87
                                       ======= ======= ======= ======= =======
 Light/heavy crude oil spread
  (dollars per bbl)................... $  4.48 $  3.61 $  2.94 $  2.56 $  3.54

                                                     AS OF DECEMBER 31, 1997
                                                     -------------------------
                                                      HISTORICAL    PRO FORMA
                                                     ------------  -----------
                                                      (DOLLARS IN MILLIONS)
BALANCE SHEET DATA:
  Cash, including cash equivalents..................   $      21.7  $      15.4
  Total assets......................................         177.9        172.8
  Total debt, including current maturities..........          70.6         70.0
  Shareholders' equity..............................          55.9         52.9

--------
(1) For a discussion of the significant items affecting comparability of financial information for 1997, 1996 and 1995, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Offering Memorandum.

(2) No attempt has been made to adjust historical interest expense for corporate debt obligations which, although used to fund subsidiary operations, was not allocated among operating subsidiaries and portions of which have been redeemed from proceeds of the Canadian Disposition. Since the Canadian Disposition, the Company has redeemed $72.4 million principal amount of its 12% Senior Notes due 2002 and $7.5 million of its 10 3/4% Subordinated Debentures due 1998 with such proceeds. The annual interest expense on the debt redeemed was approximately $9.5 million in the years 1993-1996 and $7.7 million in 1997.

(3) EBITDA from continuing operations represents income from continuing operations before interest expense, income tax and depreciation and amortization. The Company has reported EBITDA from continuing operations because it believes EBITDA is a measure commonly reported and widely used by investors and other interested parties as an indicator of a company's operating performance and ability to incur and service debt. The Company believes EBITDA assists such investors in comparing a company's performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon accounting methods (particularly when acquisitions are involved) or nonoperating factors (such as historical cost). However, EBITDA is not a calculation based on generally accepted accounting principles ("GAAP") and should not be considered an alternative to net income in measuring the Company's performance or used as an exclusive measure of cash flow because it does not consider the impact of working capital growth, capital expenditures, debt principal reductions and other sources and uses of cash which are disclosed in the Company's Consolidated Statements of Cash Flows. Investors should carefully consider the specific items included in the Company's definition of EBITDA and that the Company is only reporting EBITDA generated from its continuing operations. While EBITDA has been disclosed herein to permit a more complete comparative analysis of the Company's operating performance and debt servicing ability relative to other companies, investors should be cautioned that EBITDA from continuing operations as reported by the Company may not be comparable in all instances to EBITDA, and other similar titled measures, as reported by other companies. The Company believes that the most important trends illustrated by presenting EBITDA from continuing operations are (i) the higher level of debt coverage which would have occurred in past periods given the Company's recently deleveraged financial position and (ii) the high degree of correlation between the light/heavy spread and the Company's EBITDA from continuing operations and operating income.
(4) Earnings were inadequate to cover fixed charges for the years ended December 31, 1993, 1995 and 1996 by $2.9 million, $19.3 million and $11.6 million, respectively.

(5) EBITDA from continuing operations was inadequate to cover interest expense for the years ended December 31, 1995 and 1996 by $10.9 million and $2.6 million, respectively. Pro forma interest expense assumes that the issuance of the Notes and the repayment of all existing debt (other than the Frontier Credit Facility) had occurred at the beginning of 1997.

                          FORWARD-LOOKING STATEMENTS

  This Prospectus contains "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including, without limitation, statements that include the words "anticipates," "believes," "could," "estimates," "expects," "intends," "may," "plan," "predict," "project," "should," and similar expressions, and statements relating to the Company's strategic plans, capital expenditures, industry trends and prospects and the Company's financial position. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to differ materially from those expressed or implied by such forward-looking statements. Although the Company believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. Important factors that could cause actual results to differ materially from the Company's expectations ("Cautionary Statements") are set forth under the captions "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," and elsewhere in this Prospectus. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements.

                                 RISK FACTORS

  Holders of Old Notes should carefully consider the information set forth below, as well as other information appearing in this Prospectus, before tendering any Old Notes for exchange into Exchange Notes. Certain matters set forth below also apply to the Old Notes and will continue to apply to any Old Notes remaining outstanding after the Exchange Offer.

RANKING OF THE NOTES; EFFECTIVE SUBORDINATION

  The Notes will be general unsecured obligations of the Company ranking pari passu with all future unsecured senior indebtedness of the Company and senior to all future subordinated indebtedness of the Company. The Notes will be effectively subordinated, however, to (i) all future secured obligations of the Company to the extent of the assets securing such obligations and (ii) all current and future obligations of the Subsidiaries of the Company (including borrowings under the Frontier Credit Facility and claims of trade creditors and tort claimants). In the event of liquidation or insolvency of the Company or if any secured indebtedness is accelerated, the secured assets of the Company will be available to pay obligations on the Notes only after such secured indebtedness has been paid in full. At March 31, 1998, the Company and its Subsidiaries had approximately $5.7 million of indebtedness outstanding effectively senior to the Notes (excluding an additional $14.3 million available for cash advances under the Frontier Credit Facility). See "Description of the Notes."

HOLDING COMPANY STRUCTURE; DEPENDENCE ON SUBSIDIARIES' OPERATIONS

  The Company is a holding company that conducts all of its operations exclusively through subsidiaries. The Company's only significant assets are the capital stock of its wholly owned subsidiaries. As a holding company, the Company is dependent on dividends or other distributions of funds from its subsidiaries to meet the Company's debt service and other obligations, including the payment of principal and interest on the Notes. The Indenture, subject to certain restrictions, permits the Company or its Subsidiaries to incur additional secured indebtedness, which would in effect be senior to the Notes. The Indenture also permits such Subsidiaries to pledge assets in order to secure indebtedness of the Company and to agree with lenders under any secured indebtedness, including the Frontier Credit Facility, to restrictions on repurchases of the Notes and on the ability of such Subsidiaries to make distributions, loans, other payments or asset transfers to the Company. Under the terms of the Frontier Credit Facility and related guarantees, the Subsidiaries of the Company are prohibited from transferring cash in the form of dividends, loans or advances in certain circumstances, including to the extent any loans are outstanding to the borrower or upon a default or event of default under the Frontier Credit Facility. The Frontier Credit Facility includes certain financial covenant requirements relating to Frontier's working capital, cash earnings, tangible net worth and fixed charge coverage. Borrowings under the Frontier Credit Facility also must be reduced to zero for at least five consecutive business days each calendar quarter, the failure of which represents an event of default. Accordingly, the existence of borrowings or a default or event of default under the Frontier Credit Facility could adversely affect the Company's ability to have sufficient cash to pay its obligations, including the Notes. See "Description of Indebtedness."

POTENTIAL INABILITY TO SERVICE DEBT

  At December 31, 1997, as adjusted to give effect to the Offering and the application of the estimated net proceeds therefrom, the Company's total debt was $70.0 million and shareholders' equity was $52.9 million. The degree to which the Company is leveraged has important consequences to holders of the Notes, including the following: (i) the Company's ability to obtain additional financing in the future, whether for working capital, capital expenditures, acquisitions or other purposes, may be impaired; (ii) a portion of the Company's cash flow from operations is required to be dedicated to the payment of interest on its debt, thereby reducing funds available to the Company for other purposes; (iii) the Company's flexibility in planning for or reacting to changes in market conditions may be limited; (iv) the Company may be more vulnerable in the event of a downturn in its business; and (v) to the extent of any amounts outstanding under the Frontier Credit Facility, the Company will be vulnerable to increases in interest rates.

  The ability of the Company to meet its debt service obligations, including with respect to the Notes, will depend on the future operating performance and financial results of the Company, which will be subject in part to factors beyond the control of the Company. Although the Company believes that its cash flow will be adequate to meet its interest payments, there can be no assurance that the Company will continue to generate earnings in the future sufficient to cover its fixed charges. If the Company is unable to generate earnings in the future sufficient to cover its fixed charges and is unable to borrow sufficient funds to cover such charges, it may be required to refinance all or a portion of its debt or to sell all or a portion of its assets. There can be no assurance that a refinancing would be possible, nor can there be any assurance as to the timing of any asset sales or the proceeds that the Company could realize therefrom. In addition, the Frontier Credit Facility prohibits the Company from making, or permitting any of its Subsidiaries to make, any material change in the nature of their respective businesses, which effectively restricts the Company's ability to sell assets and its use of the proceeds therefrom.

CONSEQUENCES OF HIGHLY LEVERAGED TRANSACTION

  The provisions of the Indenture do not afford the holders of the Notes protection, including the right to require the Company to repurchase the Notes, in the event of a highly leveraged transaction that may adversely affect such holders if such transaction does not constitute a Change of Control. The indenture does not contain provisions that permit the holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction. Accordingly, the Company could enter into certain transactions, including acquisitions, refinancing or other recapitalizations, that could effect the Company's capital structure or the value of the Notes, but that would not constitute a Change of Control. See "Description of the Notes--Purchase at the Option of Holders."

VOLATILITY OF CRUDE OIL PRICES AND REFINING MARGINS

  The Company's cash flow from operations is primarily dependent upon producing and selling quantities of refined products at margins sufficient to cover fixed and variable expenses. In recent years, crude oil costs and prices of refined products have fluctuated substantially. These costs and prices depend on numerous factors, including the demand for crude oil, gasoline and other refined products, which in turn depend on, among other factors, changes in the economy, the level of foreign and domestic production of crude oil and refined products, the availability of imports of crude oil and refined products, the marketing of alternative and competing fuels and the extent of government regulation.

  The Company's crude oil requirements are supplied from sources that include major oil companies, crude oil marketing companies, large independent producers and smaller local producers. Crude oil supply contracts are generally short-term contracts with market-responsive pricing provisions. The prices received by the Company for its refined products are affected by global market dynamics as well as local factors such as product pipeline capacity, local market conditions and the level of operations of other refineries in the Rocky Mountain region. A large rapid increase in crude oil prices would adversely affect the Company's operating margins if the increased cost of raw materials could not be passed along to the Company's customers. The Company generally does not hedge its refined product prices.

  The price at which the Company can sell gasoline and its other refined products will be strongly influenced by the commodity price of crude oil. Generally, an increase or decrease in the price of crude oil results in a corresponding increase or decrease in the price of gasoline and other refined products. However, the Frontier Refinery maintains inventories of crude oil, intermediate products and refined products, the value of each of which is subject to rapid fluctuations in market prices. Inventories are recorded at the lower of cost on a first in, first out ("FIFO") basis or market. As a result, a rapid and significant increase or decrease in the market prices for crude oil or refined products could have a significant short-term impact on the Company's earnings and cash flow.

LIGHT/HEAVY CRUDE OIL SPREAD

  The Company's profitability is linked to the light/heavy spread. The Company prefers to refine heavy crude oil because it provides a wider refining margin than does light crude. Accordingly, any tightening of the spread will impact adversely on the Company's profitability. While the spread has widened since early 1996, there can be no assurance that this trend will continue. In addition, a substantial drop in crude oil prices could depress the spread by making it uneconomical for production companies to produce heavy crude oil, which sells at a discount to light crude. Because of the historical volatility of crude oil prices, there can be no assurance that such a situation will not arise.

OPERATING HAZARDS; SINGLE REFINERY

  All of the Company's refining activities currently are conducted at the Frontier Refinery, which is the Company's principal operating asset. As a result, the operations of the Company, and its ability to service the Notes, are subject to significant interruption if the Frontier Refinery were to experience a major accident or fire, be damaged by severe weather or other natural disaster, or otherwise be forced to curtail its operations or shut down. Should the Centennial Pipeline, which runs from the Guernsey Station hub to the Frontier Refinery, become inoperative, crude oil would have to be supplied to the Frontier Refinery through an alternative pipeline or from additional tank trucks, the economic impact of which could be adverse to the Company. In addition, despite safety procedures put in place by the Company, a major accident, fire or other event could damage the Frontier Refinery or the environment or cause personal injuries. Although the Company maintains business interruption, property and other insurance against these risks in amounts which it believes to be economically prudent, if the Frontier Refinery were to experience a major accident or fire or an interruption in supply or operations, the Company's business could be materially adversely affected. In addition, the Frontier Refinery consists of many processing units, a number of which have been in operation for a long time. Although the Company schedules down time for repair, or "turnaround," for each unit every one to three years, there can be no assurance that one or more of such units will not require additional, unscheduled turnarounds for unanticipated maintenance or repairs. During the first half of 1998, the Company has scheduled a turnaround on two of the major units of the Frontier Refinery.

RAW MATERIAL SUPPLY

  The Company believes an adequate supply of crude oil and other feedstocks will be available to the Frontier Refinery from local producers, crude oil sourced through common carrier pipelines and other sources to sustain the Company's operations for the foreseeable future at substantially the levels currently being experienced. However, there is no assurance that this situation will continue. If additional supplemental crude oil becomes necessary, the Company intends to implement available alternatives that are most advantageous under then prevailing conditions. Implementation of some supply alternatives requires the consent or cooperation of third parties and other considerations beyond the control of the Company. See "Business-- Refining Operations--Crude Oil Supply."

COMPETITION

  The refining industry in which the Company is engaged is highly competitive. Many of the Company's competitors are large, integrated, major or independent oil companies which, because of their more diverse operations, larger refineries and stronger capitalization, may be better able than the Company to withstand volatile industry conditions, including shortages or excesses of crude oil or refined products or intense price competition at the wholesale level. Many of these competitors have financial and other resources substantially greater than those of the Company. In addition, the Company is aware of several proposals or industry discussions regarding refined products pipeline projects that if or when undertaken and completed could impact portions of its marketing areas. The various proposed projects involve both new pipeline construction and expansions of existing pipelines. Although the Company believes that it could continue to compete favorably against imported refined products because of associated transportation costs, the completion of any of these projects would increase competition by increasing the available capacity to transport refined products to the Rocky Mountain region. See "Business--Refining Operations--Competition."

SEASONALITY

  Demand for gasoline and asphalt products is higher during the summer months than during the winter months due to seasonal increases in highway traffic and road construction work. As a result, the Company's operating results for the first and fourth calendar quarters are generally lower than those for the second and third quarters. Diesel demand has historically been more stable because two major east-west truck routes and two major railroads cross the Company's principal marketing area. However, reduced road construction and agricultural work during the winter months does somewhat depress demand for diesel in the winter months.

ENVIRONMENTAL RISKS

  The Company's operations are subject to a variety of federal, state and local environmental laws and regulations governing the discharge of pollutants into the air and water, product specifications and the generation, treatment, storage, transportation and disposal of solid and hazardous waste and materials. Environmental laws and regulations that affect the Company's operations, processes and margins have become and are becoming increasingly stringent. Examples are the Clean Air Act Amendments of 1990 (the "Clean Air Act Amendments") and the additional environmental regulations adopted by the United States Environmental Protection Agency ("EPA") and state and local environmental agencies to implement the Clean Air Act Amendments. Although the Company believes the Frontier Refinery is able to process currently used feedstocks at full capacity in substantial compliance with existing environmental laws and regulations, the Company cannot predict the nature, scope or effect of legislation or regulatory requirements that could be imposed or how existing or future laws or regulations will be administered or interpreted with respect to products or activities to which they have not been previously applied. Compliance with more stringent laws or regulations, as well as more vigorous enforcement policies of the regulatory agencies, could adversely affect the financial position and the results of operations of the Company and could require substantial expenditures by the Company. See "Business--Government Regulation--Environmental Matters."

  Also, the Company's operations are inherently subject to accidental spills, discharges or other releases of petroleum or hazardous substances which may give rise to liability to governmental entities or private parties under federal, state or local environmental laws, as well as under common law. The Company has undertaken all investigative or remedial work to date that has been requested by governmental agencies to address potential contamination by the Company. Although the Company has invested substantial resources to prevent future accidental discharges and to remediate contamination resulting from prior discharges, there can be no assurance that accidental discharges will not occur in the future, that future action will not be taken in connection with past discharges, that governmental agencies will not assess penalties against the Company in connection with any past or future contamination, or that third parties will not assert claims against the Company for damages allegedly arising out of any past or future contamination. See "Business--Government Regulation--Environmental Matters."

  The Company estimates that regulations recently promulgated by the EPA under the authority of Title III of the Clean Air Act Amendments (the "Title III Regulations") will require the Company to expend approximately $600,000 by the regulatory compliance deadline of August 1, 1998 to improve the Frontier Refinery's control of emissions of hazardous air pollutants. The Company is a party to an administrative consent order (the "State Order") entered into with the Wyoming Department of Environmental Quality in 1995 requiring the investigation of environmental impacts resulting from past activities. The Company will be responsible for costs related to the site investigations required by the State Order and any resulting remediation. However, the ultimate cost of any such environmental remediation projects cannot be reasonably estimated by the Company at this time. The continuation of the present investigative process, other more extensive investigations over time or changes in future regulatory requirements could result in future liabilities. The Company has been named as a potentially responsible party ("PRP") under CERCLA (as defined herein) at a site in Louisiana associated with the Company's discontinued oil and gas exploration and production operations. The Company believes that any future liabilities related to this site will not have a material adverse effect on the financial condition of the Company.

TAX RISKS

  The Company and its operations and products are subject to taxes imposed by federal, state or local governments. These taxes have generally increased over time. There can be no certainty of the effect that increases in these taxes, or the imposition of new taxes, could have on the Company, or whether such taxes could be passed on to customers. See "Business--Government Regulation-- Environmental Matters."

LABOR RELATIONS

  The Frontier Refinery currently employs 168 union members represented by the Oil, Chemical and Atomic Workers Union ("OCAW") and six AFL-CIO affiliated unions. The Company's current three-year contract with OCAW expires in July 1999, while its current six-year contract with the AFL-CIO affiliated unions expires in June 2002. On May 8, 1996, approximately 150 union employees of the Company commenced a strike which settled July 29, 1996. The 1996 strike did not have a material effect on the Company's operations, and the Company believes that its current relations with its employees are good. However, there can be no assurance that the Company's employees will not strike again at some time in the future or that such a strike would not adversely affect the Company's operations. See "Business--Employees."

FRAUDULENT CONVEYANCE CONSIDERATIONS RELATING TO FUTURE SUBSIDIARY GUARANTEES

  Although there are currently no Subsidiary Guarantees with respect to the Notes, the Company's obligations under the Notes may under certain circumstances be guaranteed on a general unsecured basis in the future. Various preference or fraudulent conveyance laws have been enacted for the protection of creditors and may be utilized by a court of competent jurisdiction to subordinate or avoid any Subsidiary Guarantee issued by a Guarantor. It is also possible that under certain circumstances a court could hold that the direct obligations of a

Guarantor could be superior to the obligations under the Subsidiary Guarantee. See "Description of the Notes--Subsidiary Guarantees."

  To the extent that a court were to find that at the time a Guarantor entered into a Subsidiary Guarantee either (x) the Subsidiary Guarantee was incurred by a Guarantor with the intent to hinder, delay or defraud any present or future creditor or that a Guarantor contemplated insolvency with a design to favor one or more creditors to the exclusion in whole or in part of others or
(y) the Guarantor did not receive fair consideration or reasonably equivalent value for issuing the Subsidiary Guarantee and, at the time it issued the Subsidiary Guarantee, the Guarantor (i) was insolvent or rendered insolvent by reason of the issuance of the Subsidiary Guarantee, (ii) was engaged or about to engage in a business or transaction for which the remaining assets of the Guarantor constituted unreasonably small capital or (iii) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, the court could avoid or subordinate the Subsidiary Guarantee in favor of the Guarantor's other creditors. Among other things, a legal challenge of a Subsidiary Guarantee issued by a Guarantor on fraudulent conveyance grounds may focus on the benefits, if any, realized by the Guarantor as a result of the issuance by the Company of the Notes. To the extent a Subsidiary Guarantee is avoided as a fraudulent conveyance or held unenforceable for any other reason, the holders of the Notes would cease to have any claim in respect of such Guarantor and would be creditors solely of the Company.

POTENTIAL INABILITY TO FUND A CHANGE OF CONTROL OFFER

  In the event of a Change of Control (as defined in the Indenture), if the Company does not exercise its right to purchase the Notes, each Holder will have the right to require the Company to repurchase all or any portion of its Notes then outstanding at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon, to the date of repurchase. See "Description of the Notes-- Repurchase at the Option of Holders--Change of Control."

  Although a Change of Control under the Indenture would not constitute and event of default under the Frontier Credit Facility, certain events that constitute a Change of Control under the Indenture could constitute events of default under future indebtedness incurred by the Company. Such events may prohibit the Company from repurchasing the Notes, permit the lenders under such debt instruments to accelerate the debt and, if the debt is not paid, to enforce security interests on, or commence litigation that could ultimately result in a sale of, substantially all the assets of the Company. If the Company is unable to repay all of such indebtedness or is unable to obtain any necessary consents, then the Company will be unable to offer to repurchase the Notes and such failure will constitute an Event of Default under the Indenture. There can be no assurance that the Company will have sufficient funds available at the time of any Change of Control to make any debt payment (including repurchases of Notes) as described above. See "Description of Indebtedness."

ABSENCE OF PUBLIC MARKET FOR THE NOTES

  The Old Notes are currently owned by a relatively small number of beneficial owners. The Old Notes have not been registered under the Securities Act or any state securities laws and, unless so registered and to the extent not exchanged for the Exchange Notes, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. Any Old Notes tendered and exchanged in the Exchange Offer will reduce the aggregate principal amount of Old Notes outstanding. Following the consummation of the Exchange Offer, holders who did not tender their Old Notes generally will not have any further registration rights under the Registration Rights Agreement, and such Old Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for such Old Notes could be adversely affected. The Old Notes are currently eligible for sale pursuant to Rule 144A through The Portal Market of the National Association of Securities Dealers, Inc. ("Portal"). Because the Company anticipates that most holders will elect to exchange their Old Notes for Exchange Notes due to the restrictions on the resale of Old Notes under the Securities Act, the Company anticipates that the liquidity of the market for any Old Notes remaining after the consummation of the Exchange Offer may be substantially limited.

  The Exchange Notes will constitute a new issue of securities for which there is currently no active trading market. If the Exchange Notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors including general economic conditions and the current financial condition, results of operations and business prospects of the Company. Although the Exchange Notes will generally be permitted to be resold or otherwise transferred by non-affiliates of the Company without compliance with the registration and prospectus delivery requirements of the Securities Act, the Company does not intend to apply for a listing or quotation of the Exchange Notes on any securities exchange or stock market. The Initial Purchaser has informed the Company that it currently intends to make a market in the Exchange Notes. However, the Initial Purchaser is not obligated to do so, and any such market-making may be discontinued at any time without notice. In addition, such market-making activity will be subject to the limits imposed under the Exchange Act. Accordingly, there can be no assurance as to the development, liquidity or maintenance of any market for the Exchange Notes (or in the case of non-tendering holders of Old Notes, the trading market for the Old Notes following the Exchange Offer). If no trading market develops or is maintained for the Exchange Notes, holders may experience difficulty in reselling the Exchange Notes or may be unable to sell them.

  The liquidity of, and trading market for, the Old Notes or the Exchange Notes also may be adversely affected by general declines in the market for similar securities. Such a decline may adversely affect such liquidity and trading markets independent of the financial performance of, and prospects for, the Company.

CONSEQUENCES OF EXCHANGE AND FAILURE TO EXCHANGE

  Holders of Old Notes who do not exchange their Old Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register the Old Notes under the Securities Act. In addition, upon the consummation of the Exchange Offer, holders of Old Notes which remain outstanding will not be entitled to any rights to have such Old Notes registered under the Securities Act or to any similar rights under the Registration Rights Agreement, subject to certain exceptions. To the extent that Old Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered, or tendered but unaccepted, Old Notes could be adversely affected.

                              THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

  The Old Notes were sold by the Company on February 9, 1998, to the Initial Purchaser pursuant to the Purchase Agreement. The Initial Purchaser subsequently resold all of the Old Notes (i) to Qualified Institutional Buyers (as defined in Rule 144A) or (ii) outside the United States within the meaning of Regulation S under the Securities Act, the purchasers of which agreed to comply with certain transfer restrictions and other conditions. As a condition to the purchase of the Old Notes by the Initial Purchaser, the Company entered into the Registration Rights Agreement with the Initial Purchaser, which requires, among other things, that promptly following the issuance and sale of the Old Notes, the Company file with the SEC the Registration Statement with respect to the Exchange Notes, use its best efforts to cause the Registration Statement to become effective under the Securities Act and, upon the effectiveness of the Registration Statement, offer to the holders of the Old Notes the opportunity to exchange their Old Notes for a like principal amount of Exchange Notes, which will be issued without a restrictive legend and may be reoffered and resold by the holder without restrictions or limitations under the Securities Act subject to certain exceptions described below. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The term "holder" with respect to the Exchange Offer means any person in whose name Old Notes are registered on the Company's books or any other person who has obtained a properly completed bond power from the registered holder or any person whose Old Notes are held of record by the Depositary who desires to deliver such Old Notes by book-entry transfer of the Depositary.

  Based on existing interpretations of the Securities Act by the staff of the SEC set froth in several no-action letters to third parties, and subject to the immediately following sentence, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than (i) a broker-dealer who purchased such Old Notes directly from the Company for resale pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an "affiliate" (within the meaning of Rule 405 of the Securities Act) of the Company), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holder is acquiring the Exchange Notes in its ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes. However, any purchaser of Old Notes who is an affiliate of the Company or who intends to participate in the Exchange Offer for the purpose of distributing the Exchange Notes, or any broker-dealer who purchased the Old Notes from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act, (i) will not be able to rely on the interpretations by the staff of the SEC set forth in such no-action letters,
(ii) will not be able to tender its Old Notes in the Exchange Offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Old Notes unless such sale or transfer is made pursuant to an exemption from such requirements. Accordingly, any holder who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the Exchange Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. See "Plan of Distribution."

  As a result of the filing and effectiveness of the Registration Statement of which this Prospectus is a part, the Company will not be required to pay an increased interest rate on the Old Notes. Following the consummation of the Exchange Offer, holders of Old Notes not tendered will not have any further registration rights except in certain limited circumstances requiring the filing of a Shelf Registration Statement (as defined in the Registration Rights Agreement), and the Old Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for the Old Notes could be adversely affected.

TERMS OF THE EXCHANGE OFFER

  Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept all Old Notes properly tendered and not withdrawn prior to 5:00 p.m. New York City time, on the Expiration Date. After authentication of the Exchange Notes by the Trustee or an authenticating agent, the Company will issue and deliver $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of outstanding Old Notes accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer in denominations of $1,000 and integral multiples thereof.

  Each holder of Old Notes who wishes to exchange Old Notes for Exchange Notes in the Exchange Offer will be required to represent that (i) it is not an affiliate of the Company, (ii) any Exchange Notes to be received by it were acquired in the ordinary course of its business and (iii) it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes.

  Each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

  The form and terms of the Exchange Notes are identical in all material respects to the form and terms of the Old Notes, except that (i) the offering of the Exchange Notes has been registered under the Securities Act, (ii) the Exchange Notes will not be subject to transfer restrictions and (iii) the holders of the Exchange Notes will not be entitled to registration or other rights under the Registration Rights Agreement including the provision for payment of Liquidated Damages upon failure by the Company to consummate the Exchange Offer or to maintain the effectiveness of the Registration Statement of which this Prospectus is a part. The Exchange Notes will evidence the same debt as the Old Notes. The Exchange Notes will be issued under and entitled to the benefits of the Indenture.

  As of the date of this Prospectus, $70,000,000 aggregate principal amount of the Old Notes is outstanding. In connection with the issuance of the Old Notes, the Company arranged for the Old Notes to be issued and transferable in book-entry form through the facilities of the Depositary, acting as depositary. The Exchange Notes will also be issuable and transferable in book-entry form through the Depositary.

  This Prospectus, together with the accompanying Letter of Transmittal, is initially being sent to all registered holders of the Old Notes as of the
close of business on      , 1998. The Company intends to conduct the Exchange
Offer in accordance with the applicable requirements of the Exchange Act, and the rules and regulations of the SEC thereunder, including Rule 14e-1, to the extent applicable. The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Old Notes being tendered, and holders of the Old Notes do not have any appraisal or dissenters' rights under the Wyoming Business Corporation Act or under the Indenture in connection with the Exchange Offer. The Company shall be deemed to have accepted validly tendered Old Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. See "--Exchange Agent." The Exchange Agent will act as agent for the tendering holders for the purpose of receiving Exchange Notes from the Company and delivering Exchange Notes to such holders.

  If any tendered Old Notes are not accepted for exchange because of an invalid tender or the occurrence of certain other events set forth herein, certificates for any such unaccepted Old Notes will be returned, at the Company's cost, to the tendering holder thereof as promptly as practicable after the Expiration Date. See "--Expiration Date; Extensions; Amendments" and "--Procedures for Tendering."

  Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See "--Solicitation of Tenders; Fees and Expenses."

  NEITHER THE BOARD OF DIRECTORS OF THE COMPANY NOR THE COMPANY MAKES ANY RECOMMENDATION TO HOLDERS OF OLD NOTES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF THEIR OLD NOTES PURSUANT TO THE EXCHANGE OFFER. MOREOVER, NO ONE HAS BEEN AUTHORIZED TO MAKE ANY SUCH

RECOMMENDATION. HOLDERS OF OLD NOTES MUST MAKE THEIR OWN DECISION WHETHER TO TENDER PURSUANT TO THE EXCHANGE OFFER AND, IF SO, THE AGGREGATE AMOUNT OF OLD NOTES TO TENDER AFTER READING THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL AND CONSULTING WITH THEIR ADVISORS, IF ANY, BASED ON THEIR OWN FINANCIAL POSITION AND REQUIREMENTS.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

  The term "Expiration Date" shall mean 5:00 p.m., New York City time, on
     , 1998, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date to which the Exchange Offer is extended. The Company may extend the Exchange Offer at any time and from time to time by giving oral or written notice to the Exchange Agent and by timely public announcement.

  The Company expressly reserves the right, in its sole discretion (i) to delay acceptance of any Old Notes, to extend the Exchange Offer or to terminate the Exchange Offer and to refuse to accept Old Notes not previously accepted, if any of the conditions set forth herein under "--Conditions of the Exchange Offer" shall have occurred and shall not have been waived by the Company (if permitted to be waived by the Company), by giving oral or written notice of such delay, extension or termination to the Exchange Agent and (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof by the Company to the registered holders of the Old Notes. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment in a manner reasonably calculated to inform the holders of such amendment and the Company will extend the Exchange Offer to the extent required by law.

  Without limiting the manner in which the Company may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the Exchange Offer, the Company shall have no obligation to publish, advise or otherwise communicate any such public announcement, other than by making a timely release thereof to the Dow Jones News Service.

INTEREST ON THE EXCHANGE NOTES

  The Exchange Notes will bear interest at a rate of 9 1/8% per annum, payable semiannually on February 15 and August 15 of each year, commencing August 15, 1998. Holders of Exchange Notes of record on August 1, 1998, will receive on August 15, 1998, an interest payment in an amount equal to (i) the accrued interest on such Exchange Notes from the date of issuance thereof to August 15, 1998, plus (ii) the accrued interest on the previously held Old Notes from the date of issuance of such Old Notes (February 9, 1998) to the date of exchange thereof. Interest will not be paid on Old Notes that are accepted for exchange. The Notes mature on February 15, 2006.

PROCEDURES FOR TENDERING

  Each holder of Old Notes wishing to accept the Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with the Old Notes to be exchanged and any other required documentation, to Chase Bank of Texas, National Association, as Exchange Agent, at the address set forth herein and in the Letter of Transmittal or effect a tender of Old Notes pursuant to the procedures for book-entry transfer as provided for herein and therein. By executing the Letter of Transmittal, each holder will represent to the Company, that, among other things, the Exchange Notes acquired pursuant to the Exchange Offer are being acquired in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is the holder, that neither the holder nor any such other person has any arrangement or understanding with any person to participate, and does not intend to participate, in the distribution of such

Exchange Notes and that neither the holder nor any such other person is an "affiliate," as defined in Rule 405 under the Securities Act, of the Company.

  Any financial institution that is a participant in the Depositary's Book-entry Transfer Facility system may make book-entry delivery of the Old Notes by causing the Depositary to transfer such Old Notes into the Exchange Agent's account in accordance with the Depositary's procedure for such transfer. Although delivery of Old Notes may be effected through book-entry transfer into the Exchange Agent's account at the Depositary, the Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at its address set forth herein under "--Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date. DELIVERY OF DOCUMENTS TO THE DEPOSITARY IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT. See "--Book Entry Transfer."

  Only a holder may tender its Old Notes in the Exchange Offer. To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal or a facsimile thereof, have the signatures thereof guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Old Notes (unless such tender is being effected pursuant to the procedure for book-entry transfer) and any other required documents, to the Exchange Agent for receipt, prior to 5:00 p.m., New York City time, on the Expiration Date.

  The Tender by a holder will constitute an agreement between such holder, the Company and the Exchange Agent in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal. If less than all of the Old Notes are tendered, a tendering holder should fill in the amount of Old Notes being tendered in the appropriate box on the Letter of Transmittal. The entire amount of Old Notes delivered to the Exchange Agent will be deemed to have been tendered unless otherwise indicated.

  THE LETTER OF TRANSMITTAL WILL INCLUDE REPRESENTATIONS TO THE COMPANY THAT, AMONG OTHER THINGS, (1) THE EXCHANGE NOTES ACQUIRED PURSUANT TO THE EXCHANGE OFFER ARE BEING ACQUIRED IN THE ORDINARY COURSE OF BUSINESS OF THE PERSON RECEIVING SUCH EXCHANGE NOTES (WHETHER OR NOT SUCH PERSON IS THE HOLDER), (2) NEITHER THE HOLDER NOR ANY SUCH OTHER PERSON IS ENGAGED IN, INTENDS TO ENGAGE IN OR HAS ANY ARRANGEMENT OR UNDERSTANDING WITH ANY PERSON TO PARTICIPATE IN THE DISTRIBUTION OF SUCH EXCHANGE NOTES, (3) NEITHER THE HOLDER NOR ANY SUCH OTHER PERSON IS AN "AFFILIATE" (AS DEFINED IN RULE 405 UNDER THE SECURITIES
ACT), OF THE COMPANY AND (4) IF THE TENDERING HOLDER IS A BROKER OR DEALER (AS DEFINED IN THE EXCHANGE ACT) (A) IT ACQUIRED THE OLD NOTES FOR ITS OWN ACCOUNT AS A A RESULT OF MARKET-MAKING ACTIVITIES OR OTHER TRADING ACTIVITIES AND (B) IT HAS NOT ENTERED INTO ANY ARRANGEMENT OR UNDERSTANDING WITH THE COMPANY OR ANY "AFFILIATE" THEREOF TO DISTRIBUTE THE EXCHANGE NOTES TO BE RECEIVED IN THE EXCHANGE OFFER. IN THE CASE OF A BROKER-DEALER THAT RECEIVES EXCHANGE NOTES FOR ITS OWN ACCOUNT IN EXCHANGE FOR OLD NOTES WHICH WERE ACQUIRED BY IT AS A RESULT OF MARKET-MAKING OR OTHER TRADING ACTIVITIES, THE LETTER OF TRANSMITTAL WILL ALSO INCLUDE AN ACKNOWLEDGMENT THAT THE BROKER-DEALER WILL DELIVER A COPY OF THIS PROSPECTUS IN CONNECTION WITH THE RESALE BY IT OF EXCHANGE NOTES RECEIVED PURSUANT TO THE EXCHANGE OFFER; HOWEVER, BY SO ACKNOWLEDGING AND BY DELIVERING A PROSPECTUS, SUCH HOLDER WILL NOT BE DEEMED TO ADMIT THAT IT IS AN "UNDERWRITER" WITHIN THE MEANING OF THE SECURITIES ACT. SEE "PLAN OF DISTRIBUTION."

  THE METHOD OF DELIVERY OF OLD NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDERS. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE DELIVERY TO THE EXCHANGE AGENT PRIOR TO THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY ALSO REQUEST THAT THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES EFFECT SUCH TENDER FOR HOLDERS, IN EACH CASE AS SET FORTH HEREIN AND IN THE LETTER OF TRANSMITTAL.

  Any beneficial owner whose Old Notes are registered in the name of his broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on his behalf. If such beneficial owner wishes to tender on his own behalf, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering his Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

  Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (each an "Eligible Institution"), unless the Old Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" of the Letter of Transmittal or (ii) for the account of an Eligible Institution. If the Letter of Transmittal is signed by a person other than the registered holder listed therein, such Old Notes must be endorsed or accompanied by appropriate bond powers which authorize such person to tender the Old Notes on behalf of the registered holder, in either case signed as the name of the registered holder or holders appears on the Old Notes. If the Letter of Transmittal or any Old Notes or bond powers are signed or endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such person should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

  All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of the tendered Old Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the absolute right to waive irregularities or conditions of tender as to particular Old Notes. The Company's interpretation of the terms, and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Old Notes, neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Old Notes, nor shall any of them incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that the Company determines are not properly tendered or the tender of which is otherwise rejected by the Company, and as to which the defects or irregularities have not been cured or waived by the Company, will be returned by the Exchange Agent to the tendering holder unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

  In addition, the Company reserves the right, to the extent permitted by applicable law, in its sole discretion (i) to purchase or make offers for any Old Notes that remain outstanding subsequent to the Expiration Date, or, as set forth under "--Conditions of the Exchange Offer," terminate the Exchange Offer and (ii) to purchase Old Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers may differ from the terms of the Exchange Offer.

BOOK-ENTRY TRANSFER

  The Company understands that the Exchange Agent will make a request promptly after the date of this Prospectus to establish accounts with respect to the Old Notes at the DTC (the "Book-Entry Transfer Facility") for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Old Notes by causing such Book-Entry Transfer Facility to transfer such Old Notes into the Exchange Agent's account with respect to the Old Notes in accordance with the Book-Entry Transfer Facility's procedures for such transfer. ALTHOUGH DELIVERY OF OLD NOTES MAY BE EFFECTED THROUGH BOOK-ENTRY TRANSFER INTO THE EXCHANGE AGENT'S ACCOUNT AT THE BOOK-ENTRY TRANSFER FACILITY, AN APPROPRIATE LETTER OF TRANSMITTAL PROPERLY COMPLETED AND DULY EXECUTED WITH ANY REQUIRED SIGNATURE GUARANTEE AND ALL OTHER REQUIRED DOCUMENTS MUST IN EACH CASE BE TRANSMITTED TO AND RECEIVED OR CONFIRMED BY THE EXCHANGE AGENT AT ITS ADDRESS SET FORTH BELOW ON OR PRIOR TO THE EXPIRATION DATE, OR, IF THE GUARANTEED DELIVERY PROCEDURES DESCRIBED BELOW ARE COMPLIED WITH, WITHIN THE TIME PERIOD PROVIDED UNDER SUCH PROCEDURES. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

GUARANTEED DELIVERY PROCEDURES

  Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available, or (ii) who cannot deliver their Old Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, or who cannot complete the procedure for book-entry transfer on a timely basis, may effect a tender if:

    (a) the tender is made through an Eligible Institution;

    (b) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmittal, mail or hand delivery) setting forth the name and address of the holder, the certificate number or numbers of such holder's Old Notes and the principal amount of such Old Notes tendered, stating that the tender is being made thereby, and guaranteeing that, within three New York Stock Exchange ("NYSE") trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof), together with the certificate(s) representing the Old Notes to be tendered in proper form for transfer (or confirmation of a book-entry transfer into the Exchange Agent's account at the Depositary of Old Notes delivered electronically) and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and

    (c) such properly completed and executed Letter of Transmittal (or facsimile thereof), together with the certificate(s) representing all tendered Old Notes in proper form for transfer (or confirmation of a book-entry transfer into the Exchange Agent's account at the Depositary of Old Notes delivered electronically) and all other documents required by the Letter of Transmittal are received by the Exchange Agent within three NYSE trading days after the Expiration Date.

  Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Old Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

  Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

  For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount of such Old Notes or, in the case of Old Notes transferred by book-entry transfer, the name and number of the account at the Depositary to be credited), (iii) be signed by the Depositor in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantee) or be accompanied by documents of transfer sufficient to permit the Trustee with respect to the Old Notes to register the transfer of such Old Notes into the name of the Depositor withdrawing the tender and (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer, and no Exchange Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Any Old Notes that have been tendered but are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS TO THE EXCHANGE OFFER

  Notwithstanding any other term of the Exchange Offer, the Company will not be required to accept for exchange, or to exchange Exchange Notes for, any Old Notes, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Old Notes if, in the Company's judgment, any of the following conditions has occurred or exists or has not been satisfied: (i) that the Exchange Offer, or the making of any exchange by a holder, violates applicable law or any applicable interpretation of the staff of the SEC, (ii) that any action or proceeding shall have been instituted or threatened in any court or by or before any governmental agency or body with respect to the Exchange Offer, (iii) that there has been adopted or enacted any law, statute, rule or regulation that can reasonably be expected to impair the ability of the Company to proceed with the Exchange Offer, (iv) that there has been declared by United States federal or New York state authorities a banking moratorium; or (v) that trading on the American Stock Exchange or the New York Stock Exchange or generally in the United States over-the-counter market has been suspended by order of the SEC or any other governmental agency, in each of clauses (i) through (iv) which, in the Company's judgment, would reasonably be expected to impair the ability of the Company to proceed with the Exchange Offer.

  If the Company determines that it may terminate the Exchange Offer for any of the reasons set forth above, the Company may (i) refuse to accept any Old Notes and return any Old Notes that have been tendered to the holders thereof,
(ii) extend the Exchange Offer and retain all Old Notes tendered prior to the Expiration Date of the Exchange Offer, subject to the rights of such holders of tendered Old Notes to withdraw their tendered Old Notes or (iii) waive such termination event with respect to the Exchange Offer and accept all properly tendered Old Notes that have not been withdrawn. If such waiver constitutes a material change in the Exchange Offer, the Company will disclose such change by means of a supplement to this Prospectus that will be distributed to each registered holder, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such period.

EXCHANGE AGENT

  Chase of Bank of Texas, National Association, the Trustee under the Indenture, has been appointed as Exchange Agent for the Exchange Offer. In such capacity, the Exchange Agent has no fiduciary duties and will be acting solely on the basis of directions of the Company. Requests for assistance and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent addressed as follows:

                   Chase Bank of Texas, National Association

  By Hand or Overnight          By Facsimile               By Mail:
        Courier:                Transmission

                               (for Eligible
                            Institutions Only):

                                                     Chase Bank of Texas,
  Chase Bank of Texas,           (214) 762-5932      National Association
  National Association                                  P.O. Box 2320
     One Main Place             For Information      Dallas, Texas 75221-2320
 1201 Main Street, 18th Floor      Telephone:        Attention: Frank Ivins
  Dallas, Texas 75202                                           Registered Bond
  Attention: Frank Ivins       (214) 672-5678                   Events
      Registered Bond Events

  DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY OF SUCH LETTER OF TRANSMITTAL.

SOLICITATION OF TENDERS; FEES AND EXPENSES

  The expenses of soliciting tenders pursuant to the Exchange Offer will be borne by the Company. The principal solicitation pursuant to the Exchange Offer is being made by mail. Additional solicitations may be made by officers and regular employees of the Company and its affiliates in person, by telegraph, telephone or telecopier.

  The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or other persons soliciting acceptances of the Exchange Offer. The Company will, however, pay the Exchange Agent reasonable and customary fees for its services, reimburse the Exchange Agent for its reasonable out-of-pocket costs and expenses in connection therewith and indemnify the Exchange Agent for all losses and claims incurred by it as a result of the Exchange Offer. The Company may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus, the Letter of Transmittal and related documents to the beneficial owners of the Old Notes and in handling or forwarding tenders for exchange.

  The expenses to be incurred in connection with the Exchange Offer, including fees and expenses of the Exchange Agent and Trustee and accounting and legal fees and printing costs, will be paid by the Company.

  The Company will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, certificates representing Exchange Notes or Old Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the Old Notes tendered, or if tendered Old Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed by the Company directly to such tendering holder.

ACCOUNTING TREATMENT

  The Exchange Notes will be recorded at the same carrying value as the Old Notes, as reflected in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the Company as a result of the consummation of the Exchange Offer. The expenses of the Exchange Offer will be amortized by the Company over the term of the Exchange Notes.

CONSEQUENCES OF FAILURE TO EXCHANGE

  Participation in the Exchange Offer is voluntary. Holders of the Old Notes are urged to consult their financial and tax advisors in making their own decisions as to what action to take.

  As a result of the making of, and upon acceptance for exchange of all validly tendered Old Notes pursuant to the terms of, this Exchange Offer, the Company will have fulfilled a covenant contained in the Registration Rights Agreement. Holders of the Old Notes who do not tender their Old Notes in the Exchange Offer will continue to hold such Old Notes and will be entitled to all the rights, and subject to the limitations applicable thereto, under the Indenture and the Registration Rights Agreement, except for any such rights under the Registration Rights Agreement that by their terms terminate or cease to have further effect as a result of the making of this Exchange Offer. See "Description of the Notes." All untendered Old Notes will continue to be subject to the restrictions on transfer set forth in the Indenture. The Old Notes may not be offered, resold, pledged or otherwise transferred, prior to the date that is two years after the later of February 9, 1998 and the last date on which the Company or any "affiliate" (within the meaning of Rule 144 of the Securities Act) of the Company was the owner of such Old Note except
(i) to the Company, (ii) pursuant to a registration statement which has been declared effective under the Securities Act, (iii) to Qualified Institutional Buyers in reliance upon the exemption from the registration requirements of the Securities Act provided by Rule 144A, (iv) in a transaction occurring outside the United States to a foreign person, which transaction meets the requirements of Rule 904 under the Securities Act, (v) in transactions complying with the provisions of Regulation S under the Securities Act, (vi) after one year, in transactions complying with the volume limitation provisions under section (e) of Rule 144 or (vii) in accordance with another exemption from the registration requirements under the Securities Act (and based upon an opinion of counsel if the Company so requests), and, in each case, in accordance with any applicable securities laws of any State of the United States or any other applicable jurisdiction. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the liquidity of the trading market for untendered Old Notes could be adversely affected.

  The Company may in the future seek to acquire untendered Old Notes in the open market or through privately negotiated transactions, through subsequent exchange offers or otherwise. The Company intends to make any such acquisitions of Old Notes in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder, including Rule 14e-1, to the extent applicable. The Company has no present plan to acquire any Old Notes that are not tendered in the Exchange Offer or to file a registration statement to permit resales of any Old Notes that are not tendered in the Exchange Offer.

                                USE OF PROCEEDS

  The Company will not receive any cash proceeds from the issuance of the Exchange Notes offered hereby. In consideration for issuing the Exchange Notes as contemplated in this Prospectus, the Company will receive in exchange Old Notes in like principal amount. The form and terms of the Exchange Notes are identical in all material respects to the form and terms of the Old Notes, except that (i) the offering of the Exchange Notes has been registered under the Securities Act, (ii) the Exchange Notes will not be subject to transfer restrictions and (iii) the holders of the Exchange Notes will not be entitled to registration or other rights under the Registration Rights Agreement including the payment of Liquidated Damages upon failure by the Company to consummate the Exchange Offer or the occurrence of certain other events. The Old Notes surrendered in exchange for Exchange Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the Exchange Notes will not result in a change in the indebtedness of the Company.

                                CAPITALIZATION

  The following table sets forth the historical unaudited consolidated capitalization of the Company as of December 31, 1997, and the as adjusted consolidated capitalization which gives effect to the Offering and the application of the estimated net proceeds therefrom.

                                                       AS OF DECEMBER 31, 1997
                                                       ------------------------
                                                       ACTUAL AS ADJUSTED(1)(2)
                                                       ------ -----------------
                                                            (IN MILLIONS)
Cash, including cash equivalents...................... $ 21.7      $ 15.4
                                                       ======      ======
Total debt, including current maturities:
  Frontier Credit Facility(3)......................... $   --      $   --
  9 1/8% Senior Notes due 2006........................     --        70.0
  12% Senior Notes due 2002(4)........................   24.6          --
  7 3/4% Convertible Subordinated Debentures due
   2014(4)............................................   46.0          --
                                                       ------      ------
    Total debt........................................   70.6        70.0
                                                       ------      ------
Total shareholders' equity............................   55.9        52.9
                                                       ------      ------
Total capitalization.................................. $126.5      $122.9
                                                       ======      ======

--------
(1) Assumes net proceeds of $67.3 million from the Offering, the redemption of the remaining $24.6 million principal amount of the Company's 12% Senior Notes due 2002 at a price of 103.43% and the redemption of all of the $46.0 million of the Convertible Debentures at a price of 101.55%.

(2) On March 12, 1998, all but $713,000 of the 7 3/4% Convertible Subordinated Debentures were redeemed. Holders of $713,000 of the 7 3/4% Convertible Subordinated Debentures elected to convert into 83,542 shares of the Company's Common Stock.
(3) The maximum amount available under the Frontier Credit Facility is $50.0 million, of which maximum cash borrowings are currently $20.0 million. Any unutilized capacity after cash borrowings is available for letters of credit. See "Description of Indebtedness."
(4) On February 10, 1998 the Company called for redemption of the outstanding principal amounts with a call date of March 12, 1998.

                      SELECTED HISTORICAL FINANCIAL DATA

  The selected historical financial information presented below for each of the five years in the period ended December 31, 1997 has been derived from the historical audited consolidated financial statements of the Company, which have been audited by Arthur Andersen LLP, independent public accountants. The information presented below should be read in conjunction with the Consolidated Financial Statements and related notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations," and other financial information included elsewhere in this Prospectus. The historical financial information presented below has been restated for the Company's discontinued oil and gas operations.

                                               YEAR ENDED DECEMBER 31,
                                        -----------------------------------------
                                         1993    1994   1995(1)  1996(1)  1997(1)
                                        ------  ------  -------  -------  -------
                                                (DOLLARS IN MILLIONS)
EARNINGS STATEMENT DATA:
 Revenues.............................  $326.1  $313.2  $331.8   $383.4   $376.4
 Refining operating costs.............   296.2   277.9   317.3    362.5    337.4
 Selling and general expenses.........     7.3     7.2     7.2      6.3      8.1
 Depreciation.........................     6.9     7.7     8.4      9.0      9.2
                                        ------  ------  ------   ------   ------
 Operating income (loss)..............    15.7    20.4    (1.1)     5.6     21.7
 Interest expense, net(2).............    17.9    18.6    18.2     17.2     13.9
                                        ------  ------  ------   ------   ------
 Income (loss) from continuing
  operations before income taxes......    (2.2)    1.8   (19.3)   (11.6)     7.8
 Provision for income taxes...........      --     0.1      --       --       --
                                        ------  ------  ------   ------   ------
 Income (loss) from continuing
  operations..........................    (2.2)    1.7   (19.3)   (11.6)     7.8
 Income (loss) from discontinued
  operations(3).......................     4.7   (14.3)    0.2      4.8     15.2
                                        ------  ------  ------   ------   ------
 Income (loss) before extraordinary
  items...............................     2.5   (12.6)  (19.1)    (6.8)    23.0
 Extraordinary loss on retirement of
  debt................................      --      --      --       --      3.9
                                        ------  ------  ------   ------   ------
 Net income (loss)....................  $  2.5  $(12.6) $(19.1)  $ (6.8)  $ 19.1
                                        ======  ======  ======   ======   ======
BASIC AND DILUTED EARNINGS (LOSS) PER
 AVERAGE SHARE OF COMMON STOCK:
 Continuing operations................  $ (.09) $  .06  $ (.71)  $ (.43)  $  .28
 Discontinued operations..............     .19    (.52)    .01      .18      .55
 Extraordinary loss...................      --      --      --       --     (.14)
                                        ------  ------  ------   ------   ------
 Net income (loss)....................  $  .10  $ (.46) $ (.70)  $ (.25)  $  .69
                                        ======  ======  ======   ======   ======
OTHER FINANCIAL DATA:
 EBITDA from continuing operations(4).  $ 22.6  $ 28.1  $  7.3   $ 14.6   $ 30.9
 Capital expenditures from continuing
  operations..........................    28.7     8.0     5.2      5.0      5.7
 Net cash provided by operating
  activities..........................    32.8    32.1     9.9      8.5     12.5
 Net cash provided by (used in)
  investing activities................   (39.0)  (23.6)   16.4    (12.0)    81.7
 Net cash provided by (used in)
  financing activities................     6.5    (6.4)  (26.0)     2.7    (77.7)
 Ratio of earnings to fixed
  charges(5)..........................      NM     1.1      NM       NM      1.5
BALANCE SHEET DATA(6):
 Cash, including cash equivalents.....  $  3.8  $  5.8  $  6.0   $  5.2   $ 21.7
 Total assets.........................   296.8   277.5   238.4    239.9    177.9
 Total debt, including current
  maturities..........................   176.9   170.8   145.4    148.4     70.6
 Shareholders' equity.................    66.0    49.4    32.5     25.3     55.9

                                           YEAR ENDED DECEMBER 31,
                                   -------------------------------------------
                                    1993     1994    1995(1)  1996(1)  1997(1)
                                   -------  -------  -------  -------  -------
                                            (DOLLARS IN MILLIONS)
OPERATING DATA:
 Raw material input (bpd)
   Light crude oil................   6,581    6,165    8,098    4,322    3,162
   Heavy crude oil................  25,909   27,025   27,174   31,677   31,967
   Other feed and blend stocks....   2,957    4,105    5,072    5,192    6,154
                                   -------  -------  -------  -------  -------
     Total........................  35,447   37,295   40,344   41,191   41,283
                                   =======  =======  =======  =======  =======
 Heavy crude oil percentage of
  crude oil charges...............      80%      81%      77%      88%      91%
 Manufactured product yields
  (bpd)
   Gasoline.......................  15,129   16,106   17,263   16,825   17,060
   Distillates....................  11,777   13,094   13,744   13,712   12,856
   Asphalt and other..............   7,128    6,575    7,951    9,215   10,200
                                   -------  -------  -------  -------  -------
     Total........................  34,034   35,775   38,958   39,752   40,116
                                   =======  =======  =======  =======  =======
 Total product sales (bpd)
   Gasoline.......................  19,837   19,437   20,767   20,311   20,499
   Distillates....................  11,819   12,628   13,265   12,561   12,110
   Asphalt and other..............   7,682    6,724    6,781    7,306    7,949
                                   -------  -------  -------  -------  -------
     Total........................  39,338   38,789   40,813   40,178   40,558
                                   =======  =======  =======  =======  =======
 Operating margin information
  (Dollars per sales bbl)
   Average sales price............ $ 22.60  $ 22.06  $ 22.14  $ 25.98  $ 25.27
   Material costs.................   17.09    16.18    18.11    21.50    19.49
                                   -------  -------  -------  -------  -------
     Product spread...............    5.51     5.88     4.03     4.48     5.78
   Operating expenses excluding
    depreciation..................    3.55     3.45     3.19     3.15     3.30
   Depreciation...................    0.42     0.53     0.55     0.59     0.61
                                   -------  -------  -------  -------  -------
     Operating margin............. $  1.54  $  1.90  $  0.29  $  0.74  $  1.87
                                   =======  =======  =======  =======  =======
 Light/heavy crude oil spread
  (dollars per bbl)............... $  4.48  $  3.61  $  2.94  $  2.56  $  3.54

--------
(1) For a discussion of the significant items affecting comparability of financial information for 1997, 1996 and 1995, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Offering Memorandum.

(2) No attempt has been made to adjust historical interest expense for corporate debt obligations which, although used to fund subsidiary operations, was not allocated among operating subsidiaries and portions of which have been redeemed from proceeds of the Canadian Disposition. Since the Canadian Disposition, the Company has redeemed $72.4 million principal amount of its 12% Senior Notes due 2002 and $7.5 million of its 10 3/4% Subordinated Debentures due 1998 with such proceeds. The annual interest expense on the debt redeemed was approximately $9.5 million in the years 1993-1996 and $7.7 million in 1997.
(3) Discontinued operations reflected in the above periods represent the Company's oil and gas operating segment, comprising the Canadian and United States oil and gas properties. On June 16, 1997, the Company completed the Canadian Disposition. The Company completed the U.S. Disposition during 1995.

(4) EBITDA from continuing operations represents income from continuing operations before interest expense, income tax and depreciation and amortization. The Company has reported EBITDA from continuing operations because it believes EBITDA is a measure commonly reported and widely used by investors and other interested parties as an indicator of a company's operating performance and ability to incur and service debt. The Company believes EBITDA assists such investors in comparing a company's performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon accounting methods (particularly when acquisitions are involved) or nonoperating factors (such as historical cost). However, EBITDA is not a calculation based on GAAP and should not be considered an alternative to net income in measuring the Company's performance or used as an exclusive measure of cash flow because it does not consider the impact of working capital growth, capital expenditures, debt principal reductions and other sources and uses of cash which are disclosed in the Company's Consolidated Statements of Cash Flows. Investors should carefully consider the specific items included in the Company's definition of EBITDA and that the Company is only reporting EBITDA generated from its continuing operations. While EBITDA has been disclosed herein to permit a more complete comparative analysis of the Company's operating performance and debt servicing ability relative to other companies, investors should be cautioned that EBITDA from continuing operations as reported by the Company may not be comparable in all instances to EBITDA, and other similar titled measures, as reported by other companies. The Company believes that the most important trends illustrated by presenting EBITDA from continuing operations are (i) the higher level of debt coverage which would have occurred in past periods given the Company's recently deleveraged financial position and (ii) the high degree of correlation between the light/heavy spread and the Company's EBITDA from continuing operations and operating income.
(5) Earnings were inadequate to cover fixed charges for the years ended December 31, 1993, 1995 and 1996 by $2.9 million, $19.3 million and $11.6 million, respectively.
(6) Balance sheet data has not been restated to reflect the disposition of the Company's oil and gas operations.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

  In 1997 the Company decided to focus entirely on its refining business and to divest its remaining exploration and production operations. The Company had previously completed the sale of its domestic oil and gas properties (the "U.S. Disposition") in 1995, and in June 1997, it closed the Canadian Disposition. After such dispositions, the Company's primary continuing operation is the Frontier Refinery. Accordingly, the Company's operating results for its oil and gas operations segment, comprising the oil and gas properties divested in the U.S. Disposition and the Canadian Disposition, are presented as discontinued operations in the consolidated financial statements.

  The Company experiences stronger demand for its refined products, particularly gasoline and asphalt, during the summer months due to seasonal increases in highway traffic and road construction work. As a result, the Company's operating results for the first and fourth calendar quarters are generally lower than those for the second and third quarters. Demand for diesel is more stable, but reduced road construction and agricultural work during the winter months does have an impact on demand for diesel. Consistent with the seasonality of its business, the Company invests in working capital during the first half of the year and recovers working capital investment in the second half of the year.

RESULTS OF OPERATIONS

  1997 Compared with 1996. The Company had net income for the year ended December 31, 1997 of $19.1 million or $0.69 per share, compared to a loss of $6.9 million or ($0.25) per share for 1996. The 1997 results include a $23.3 million gain resulting from the Canadian Disposition which closed on June 16, 1997, a $9.9 million reduction to income in recognition of the cumulative translation adjustment and a $3.9 million extraordinary loss on early retirement of debt.

  Operating income increased by $16.1 million in the year ended December 31, 1997 as compared to 1996 due to an increase in the refined product spread (revenues less material costs) of $19.5 million and an increase in other income of $1.1 million, offset by an increase in refining operating expenses of $2.6 million and selling and general costs of $1.8 million.

  Refined product revenues and refining operating costs are impacted by changes in the price of crude oil. The price of crude oil was lower in 1997 than in 1996. The refined product spread for 1997 was $5.78 per bbl compared to $4.48 per bbl for 1996. The refined product spread increased due to better light product margins, primarily gasoline, and an improved light/heavy spread which more than offset inventory losses in the first quarter of 1997 of approximately $4.0 million from a decline in crude oil prices of more than $6.00 per bbl. Inventories are recorded at the lower of cost on a FIFO basis or market. Refined product revenues decreased $8.0 million, or 2%, in 1997 as compared to 1996. The decrease in refined product revenues resulted primarily from $1.67 per bbl decrease in average diesel sales prices offset by a $0.05 per bbl increase in average gasoline sales prices. Refined product sales volumes were nearly the same for the 1997 and 1996 periods.

  Other income, which consists primarily of processing fees, increased $1.1 million to $2.3 million for the year ended December 31, 1997 as compared to 1996 mostly due to gains on foreign currency swaps of $522,000 related to the Canadian sales proceeds and higher processing fees.

  Refining operating costs decreased $25.0 million, or 7%, in the year ended December 31, 1997 from 1996 due to a $27.6 million decrease in material costs partially offset by an increase in refining operating expenses of $2.6 million. Material costs per bbl decreased 9%, or $2.01 per bbl in 1997 due to lower oil prices, lower crude oil charges, increased use of heavy crude oil and an increase in the light/heavy spread. The crude oil charge rate, (or the volume of crude oil processed by the crude unit), declined by 870 bpd in 1997 due to turnaround work conducted on the crude unit in the fourth quarter of 1997. During 1997, Frontier increased its use of heavy crude oil by 1% and the heavy crude oil utilization rate expressed as a percent of total crude oil increased to 91% in

1997 from 88% in 1996. In addition, the light/heavy spread increased 38% to average $3.54 per bbl for the year ended December 31, 1997 because the Company contracted for approximately 30,000 bpd of Wyoming and Canadian heavy crude oil for much of 1997 at a light/heavy spread substantially better than it obtained for the same period in 1996. For 1998, the Company has contracted for an average of 29,000 bpd of Wyoming and Canadian heavy crudes at a light/heavy spread ranging from $4.80 to $5.25 per bbl. Refining operating expenses increased by $0.15 per bbl to $3.30 due to higher maintenance and turnaround costs and leased equipment costs offset by decreased natural gas and utility costs. Prior year operating expenses were reduced by a $1.3 million settlement of repair costs related to a 1995 pipeline gas explosion. Although efforts to reduce refining operating expenses will continue, maintenance problems may arise in the future, resulting in downtime of certain processing units and reduced yields which may increase operating expenses and negatively impact profitability. A major turnaround is scheduled in the spring of 1998 on the fluid catalytic cracking unit and alkylation and related units. These units are scheduled to be down for 28 days, which will decrease average yields during that time. Other turnaround work is scheduled for several Refinery units during 1998, but this work should not materially impact yields.

  Selling and general expenses increased $1.8 million, or 28%, for the year ended December 31, 1997 reflecting increases in salaries and benefits. Included in 1996 is $0.2 million of salary and salary-related expenses of certain employees who were not retained after March 31, 1996, in connection with the U.S. Disposition in late 1995 and a corporate reorganization to reduce the number of corporate employees and to transfer some job functions to other locations in early 1996.

  Depreciation increased $152,000 or 2% for the year ended December 31, 1997 as compared to 1996. Such increase was attributable to ongoing capital investment in the Frontier Refinery.

  Net interest expense decreased by $3.3 million, or 19%, in the year ended December 31, 1997 as compared to 1996. Such decrease was attributable to interest income of $2.0 million earned primarily on the sale proceeds of the Canadian Disposition and reduced interest expense of $1.3 million due to early retirement of debt. On October 1, 1997, the Company retired $7.5 million of its 10 3/4% Subordinated Debentures, and by the end of 1997, $72.4 million principal amount of its 12% Senior Notes was retired. Average debt decreased from $154 million for the year ended December 31, 1996 to $138 million in 1997.

  Income from discontinued oil and gas operations includes the Company's Canadian oil and gas operations through May 5, 1997. Income from discontinued operations was $1.7 million for the year ended December 31, 1997 as compared to $4.8 million for 1996.

  1996 Compared with 1995. Operating income increased $6.7 million in 1996 compared to 1995. Such increase was attributable to improved refined product spread of $5.9 million, reduced operating costs of $1.2 million and reduced selling and general costs of $0.9 million, offset by a decrease in other income of $0.8 million and an increased depreciation expense of $0.5 million. The 1995 increase in other income was related to a settlement of a contract dispute as processing fees were constant.

  Refined products revenues and refining operating costs are impacted by changes in the price of crude oil. Generally, the price of crude oil remained strong throughout 1996 compared to a lower average price in 1995. The refined product spread increased 11%, to $4.48 per bbl, in 1996. Lower national distillate inventory levels in 1996 contributed to the improved diesel margins; however, a continued decline in the light/heavy spread in 1996 compared to 1995 increased material costs. The adverse impact of higher crude oil prices significantly reduced margins for by-products, such as asphalt, in 1996 compared to 1995 levels. In 1996, refined product revenues increased 16% from 1995 due to a $3.84 per bbl increase in average sales price, offset by a 2% decrease in sales volumes.

  Refining operating costs increased $45.2 million, or 14%, in 1996 compared to 1995 due to a 17% increase in material costs associated with the strong worldwide crude oil market, offset by a reduction in the refining operating expenses of $1.2 million. During 1996, the Company increased its use of heavy crude oil by 17% which favorably impacted material costs. The heavy crude oil utilization rate expressed as a percent of total crude oil increased to 88% in 1996 from 77% in 1995. The favorable impact of the increased use of heavy crude oil in 1996 was offset somewhat by the continued decline in the light/heavy spread during 1996. In 1996, the light/heavy spread declined 13% from 1995 to average $2.56 per bbl as a result of increased competition for Wyoming heavy crude oil and other sources of heavy crude oil in the Company's market area. However, in the fourth quarter of 1996, the Frontier Refinery experienced an increase in the light/heavy spread when it contracted for delivery in 1997 of approximately 25,000 bpd of Wyoming heavy crude oil at a light/heavy spread of $3.25 to $3.75 per bbl. The $1.2 million decrease in refinery operating expenses in 1996 was primarily attributable to recovery in the first quarter of 1996 of approximately $1.3 million of repair costs related to a pipeline gas explosion in 1995. The repair costs approximating $1.3 million in 1995, and related recovery in 1996, were both included in refinery operating expense. During 1996, refinery operating expenses were reduced in various categories including insurance and turnaround expense; however, these savings were offset by cost increases associated with higher natural gas prices and general maintenance costs. The strike by approximately 150 union employees which commenced May 8, 1996 and settled July 29, 1996 did not adversely impact operating costs or throughput. The increase in depreciation expense reflected in 1996 of $500,000, or 6%, from 1995 was primarily attributable to ongoing capital investment in the Frontier Refinery.

  Selling and general expenses decreased $0.9 million, or 12%, to $6.3 million in 1996 compared to 1995 due to a reduction in corporate staff after the U.S. Disposition. Additionally, 1996 included approximately $0.2 million in expenses for corporate staff who were retained until March 31, 1996.

  Net interest expense decreased $1.0 million, or 5%, in 1996 compared to 1995 as a result of lower average debt balance outstanding throughout 1996 with proceeds from the U.S. Disposition applied to reduce debt primarily in December 1995.

  Discontinued oil and gas operations includes both Canadian and United States oil and gas operations. Income from discontinued operations was $4.8 million in 1996 compared to $211,000 in 1995.

LIQUIDITY AND CAPITAL RESOURCES

  On June 16, 1997, the Company completed the Canadian Disposition. Net proceeds after purchase price adjustments, transaction expenses and severance costs were approximately $91.3 million (C$126.7 million). With proceeds from the sale, the Company redeemed $49.2 million of its 12% Senior Notes, including redemption premium, during the third quarter of 1997, and on October 1, 1997, redeemed the remaining $7.5 million outstanding of 10 3/4% Subordinated Debentures at par. In addition, on December 30, 1997, the Company redeemed $25.6 million of its 12% Senior Notes, including redemption premium. In total, $79.9 million principal amount of debt was retired with sales proceeds. As of December 31, 1997, the Company had a debt to capitalization ratio of 56% compared to the highly leveraged percentage of 85% as of year-end 1996.

  On February 9, 1998, the Company issued $70 million of Old Notes. On February 10, 1998, the Company called for redemption the remaining $24.6 million of its Senior Notes and $46 million of its Convertible Subordinated Debentures outstanding at December 31, 1997 (together, the "Redemptions"). The Company used the net proceeds from the issuance of the Old Notes and available cash to fund the Redemptions. On March 12, 1998, all but $731,000 of the 7 3/4% Convertible Subordinated Debentures were redeemed. Holders of $731,000 of the 7 3/4% Convertible Subordinated Debentures elected to convert into 83,542 shares of the Company's Common Stock.

  At December 31, 1997, the Company had $21.7 million available in cash, $20 million available under the Frontier Credit Facility and $250,000 of 12% Senior Notes held by the Company. The Company had working capital of $20.9 million at December 31, 1997, including the portion of the sales proceeds from the Canadian Disposition remaining after debt retirement.

  Net cash provided by operating activities was $12.5 million, $8.5 million and $9.9 million for 1997, 1996 and 1995, respectively. Working capital changes required $9.9 million and $2.6 million of cash flows for 1997 and 1996, respectively. The major use of cash for working capital changes in 1997 was to reduce accounts payable for crude oil payments and accrued liabilities for interest payments. Trade receivables declined due to the Canadian Disposition. Consistent with the seasonality of its business, the Company invests in working capital during the first half of the year and recovers working capital investment in the second half of the year.

  The scheduled turnaround in the second quarter of 1998 will negatively impact refinery yields during the 28 day turnaround period. To mitigate the impact on operating results, the Company has built inventories of gasoline and diesel in preparation for the turnaround. Third party purchases of gasoline and diesel may also be necessary to maintain sales to the Frontier Refinery's customers. The Company expects to finance the build up in inventories and pay for the approximately $7 million of turnaround maintenance expenses through cash flows from operations and borrowings under the Frontier Credit Facility.

  Investing activities in 1997 included capital expenditures of $9.0 million, a decrease of $4.4 million from 1996, primarily due to a $5.4 million decrease in oil and gas operations investment. Investing activities include proceeds from the Canadian Disposition of $91.3 million for the year ended December 31, 1997. Capital expenditures were $13.4 for the year ended December 31, 1996 compared to $17.2 million in 1995. Refinery capital expenditures of $13 million are planned in 1998. It is anticipated that cash generated from operating activities will be sufficient to meet its 1998 investing requirements.

  The Company's 12% Senior Notes currently restrict it from the payment of dividends. Additionally, under certain conditions, the Frontier Credit Facility restricts the transfer of cash in the form of dividends, loans or advances up to the Company. The Company does not believe these restrictions limit its current operating plans.

OTHER MATTERS

  Impact of Changing Prices/Hedging. The Company's revenues and cash flows, as well as estimates of future cash flows are very sensitive to changes in energy prices. Major shifts in the cost of crude and the price of refined products can result in large changes in operating margin from refining operations. Energy prices also determine the carrying value of the Frontier Refinery's inventory.

  The Company, at times, engages in futures transactions with respect to crude oil in its refining operations for the purpose of hedging its position. To date, the use of future transactions has been limited to protect against price declines for excess inventory volumes. Futures contracts and options may also, in the future, be used to fix margins in its refining and marketing operations. In addition, the Company, at times, engages in futures transactions for the purchase of natural gas at fixed prices. Natural gas is consumed by the Frontier Refinery for energy purposes.

  Year 2000. Many of the computer systems used by the Company today were designed and developed using two digits, rather than four, to specify the year. As a result, such systems will recognize the year 2000 as "00". This could cause many computer applications to fail completely or to create erroneous results unless corrective measures are taken. The Company utilizes software and related computer technology essential to its operations that may be affected by the Year 2000 issue. A review of the Company's primary computer accounting system indicated only minor modifications will be required to make it Year 2000 compliant. Reviews are being done to determine what actions will be necessary to make its remaining computer systems Year 2000 compliant. The Company expects to complete its remaining reviews and prepare cost estimates by mid-1998.

  Net Operating Loss Tax Carryforwards. Realization of deferred tax assets is dependent on the Company's ability to generate taxable income within the life of the net operating loss tax carryforwards ("NOLs"). As a result of the Company's history of operating losses, a valuation allowance has been provided for deferred tax assets that are not offset by scheduled future reversals of deferred tax liabilities.

  During 1997, the Company completed an assessment of certain of its tax strategies adopted in prior years to maximize the benefit for U.S. tax reporting purposes of its Canadian operations. Accordingly, the Company has elected to reflect the amounts and positions taken for U.S. federal income tax purposes. Therefore, the aggregate (and corresponding yearly components) regular NOLs disclosed previously in the Company's 1996 annual report on Form 10-K for financial reporting purposes have been increased by $89.7 million in total, of which a portion was used to offset estimated taxable income generated during the period January 1, 1997 through December 31, 1997.

  At December 31, 1997, the Company had regular NOLs of $145.6 million available to reduce future taxable income. The regular NOLs will expire as follows: $32.2 million in 2002, $7.7 million in 2003, $11.3 million in 2004, $29.5 million in 2005, $17.2 million in 2006, $13.7 million in 2007, $11.3 million in 2008, $2.2 million in 2009, $16.1 million in 2010 and $4.4 million in 2011.

  Also at December 31, 1997, the Company had alternative minimum tax net operating loss carryforwards ("AMT NOLs") for United States reporting of $98.4 million to reduce future taxable income. The AMT NOLs will expire as follows:
$2.8 million in 2002, $5.4 million in 2003, $9.0 million in 2004, $27.0 million in 2005, $13.1 million in 2006, $11.6 million in 2007, $8.6 million in 2008, $1.4 million in 2009, $16.8 million in 2010 and $2.7 million in 2011.

  The Company has tax depletion carryforwards of $8.7 million which are indefinitely available to reduce future United States income taxes payable.

                                   BUSINESS

GENERAL

  Wainoco is an independent energy company engaged in crude oil refining and the wholesale marketing of refined petroleum products, primarily in the Rocky Mountain region of the United States. The Company operates the Frontier Refinery in Cheyenne, Wyoming with a maximum average monthly crude oil refining capacity of 41,000 bpd, as permitted by the Wyoming Department of Environmental Quality. Since its acquisition of the Frontier Refinery in 1991, the Company spent approximately $60 million in a capital improvement program from 1992 through 1993 which, among other things, (i) increased the Frontier Refinery's capability to process heavy crude oil, (ii) enabled the Frontier Refinery to meet federally-mandated low sulfur standards with respect to all of its diesel fuel production and (iii) improved the Frontier Refinery's general reliability. An important feature of the Frontier Refinery is its ability to process up to 100% heavy crude oil, which is less expensive than sweet crude oil. As a result, the Company is well positioned to benefit from an increase in the light/heavy spread, which is currently estimated to be $4.55 per bbl. See "--Refining Operations--Varieties of Crude Oil." For the year ended December 31, 1997, the Company achieved consolidated revenues of $376.4 million and EBITDA (as defined herein) of $30.9 million.

  The Company markets refined products in the Eastern Slope area of the Rocky Mountain region. The Company also markets refined products in western Nebraska and, through exchange agreements with other refiners, in the Dakotas and Utah. Of the 15 crude oil refineries in the Rocky Mountain region, the Company only considers the four other refineries (two in Denver and two in Wyoming) located within the Eastern Slope area to be refinery competitors, although additional competition comes from refineries outside the Eastern Slope area that supply refined products to the area via pipeline. The Company believes it has an advantage over (i) its four refinery competitors because only the Company operates a coking unit, which enables it to produce a higher yield of gasoline and diesel fuel from heavy crude oil, and (ii) the pipeline competitors that ship product into the Eastern Slope area because they must incur a transportation cost, which for Gulf Coast refiners equates to approximately $1.60 per bbl. Furthermore, while it has in the past generally marketed unbranded products, in the second half of 1997, the Company entered into a marketing agreement with CITGO to market branded products to independent and other branded retail operators in its market area. For the year ended December 31 1997, the Frontier Refinery's product mix included various grades of gasoline (51%), diesel fuel (30%) and asphalt and other refined petroleum products (19%).

  The Company prefers to process locally produced heavy crude oil. In the year ended December 31, 1997, the Company obtained approximately 84% of its crude oil supply, or charge, from Wyoming producers while Canadian heavy crude oil made up a majority of the Frontier Refinery's remaining feedstocks. During the same period, heavy crude oil constituted approximately 91% of the Frontier Refinery's total crude oil charge. The Company believes it is able to obtain favorable pricing terms for the heavy crude oil it uses as feedstock because available supply currently outstrips demand. None of the Company's direct competitors, and only three other refineries in the entire Rocky Mountain region, operate coking units necessary to process high volumes of heavy crude oil. In addition, while Wyoming crude oil production is declining, the completion of the 785-mile Express Pipeline from Hardisty, Alberta to Casper, Wyoming in April 1997 immediately doubled available pipeline capacity for Canadian crude oil to the Wyoming market. The Express Pipeline is an independent common carrier pipeline indirectly owned by two Canadian energy companies, TransCanada Pipelines Limited and Alberta Energy Company Ltd. This new pipeline has benefitted the Company by (i) holding down prices of Wyoming heavy crude oil and (ii) providing the Company with the flexibility to significantly increase the Frontier Refinery's Canadian heavy crude oil charge if favorable supply and pricing conditions arise. The Company also receives a supply cost advantage on up to 25,000 bpd from its partial ownership interest in the Centennial Pipeline that runs from the regional hub at Guernsey, Wyoming to the Frontier Refinery.

BUSINESS STRATEGY AND STRENGTHS

  The Company's business strategy includes the following major objectives: (i) focus solely on refining operations, (ii) capitalize on improvements in the light/heavy spread, (iii) concentrate marketing efforts in the Rocky Mountain region, which has experienced high demand growth, and (iv) selectively pursue acquisitions of refining and related transportation assets as attractive opportunities arise. The Company believes it is well-positioned to execute its strategy as a result of the following factors:

  Refinery with Ability to Process 100% Heavy Crude Oil. The Company is able to exploit the light/heavy spread because the Frontier Refinery's coking unit provides significant upgrading capability. A capital improvements program at the Frontier Refinery expanded the capacity of its coking unit from 8,200 bpd to 10,000 bpd giving it the capability to process 100% heavy crude oil. At the same time, the Company retains the flexibility to process sweet crude oil should heavy crude oil become less economically advantageous to process. In the two-year period ended December 31, 1997, the Frontier Refinery's average crude oil charge was 89% heavy crude oil, and in 1997, the Frontier Refinery processed approximately 11.7 million barrels ("mmbbls") of heavy crude oil. Accordingly, a widening in the Company's light/heavy spread has a direct impact on the Company's profitability. The Company has recently benefitted from an increase in its light/heavy spread; for the year ended December 31, 1997 the Company's light/heavy spread improved to $3.54 per bbl from $2.54 per bbl for the same period in 1996. In the quarter ended December 31, 1997, the Company's light/heavy spread was $3.82 per bbl.

  Favorable Crude Oil Supply Conditions. While Wyoming crude oil production is declining, expanding Canadian heavy crude oil production combined with local pipeline access to such production has produced crude oil supply conditions favorable to the Frontier Refinery. Canadian heavy crude oil production increased 24% from 1990 through 1995 without a corresponding increase in Canadian refining capacity. With the opening of the Express Pipeline in April 1997, the Frontier Refinery now has more direct pipeline access to Canadian production in substantial volumes. The current capacity of the Express Pipeline is 172,000 bpd. The Express Pipeline has reduced transportation costs incurred by the Company by approximately $0.75 per bbl, and the Company believes that the Express Pipeline has reduced transportation time from approximately 30 days to 15 days. The expansion of the available supply of heavy crude oil from the Express Pipeline has also put downward pressure on the price of locally produced heavy crude oil. In addition, while the Company favors heavy crude oil, the Express Pipeline provides the Frontier Refinery with access to a greater variety of crude oil types. The Company has entered into a 15-year commitment with the Express Pipeline for the delivery of approximately 13,800 bpd, subject to an assignment of a portion of the capacity in early years for additional capacity in later years. See "-- Pipeline Operations--The Express Pipeline."

  Attractive Market Region. The Company believes that the Rocky Mountain region, particularly the Eastern Slope area, offers a favorable refining market in which to operate, featuring strong demand for refined products and abundant supply of crude oil feedstocks. Gasoline consumption in Colorado, where the Company markets 71.0% of its gasoline sales volumes, has increased at a rate of 5.4% per year from 1992 through 1996, compared to the national average of 1.9%. Similarly, diesel consumption in Wyoming is strong, where the Company markets 54.0% of its diesel sales volumes, because Wyoming state motor fuel taxes are approximately 13c per gallon lower than the neighboring states of Nebraska and Utah. East-west traffic therefore prefers to refuel in Wyoming, frequently near the Frontier Refinery. As regional refining capacity is insufficient to meet the high demand for refined petroleum products in the Eastern Slope area, three pipelines also transport refined product into the area from outside the Rocky Mountain region. As a local refiner, however, the Company believes that it has a competitive advantage over these imports due to their associated transportation costs.

  As a result of these favorable supply-demand dynamics, the crack spreads in the Rocky Mountain region have been consistently higher than those experienced by refiners in the Gulf Coast or Mid-Continent areas. On average, for the years 1992 through 1997, the crack spreads for unleaded gasoline and diesel fuel were $3.13 per bbl and $3.37 per bbl higher, respectively, in the Rocky Mountain region as compared to the Gulf Coast region. With respect to heavy crude oil, the Company's refining margins include not only the crack spread (which is calculated with respect to sweet crude oil), but also the associated light/heavy spread.

  Marketing Alliance with CITGO. In the second half of 1997, the Company entered into a seven-year marketing agreement with CITGO, its largest customer, to become a branded representative for CITGO. The Company believes the CITGO agreement offers potential to increase its market share in the Eastern Slope area because CITGO currently has only a small share of the Eastern Slope market. The agreement allows the

Company to produce gasoline and diesel to CITGO's specifications, sign up independent and other branded retail operators as CITGO branded locations and sell its own refined products to these operators. The agreement also allows the Company to offer additional benefits to its customers such as access to CITGO's proprietary credit card and pay-at-the-pump systems. Moreover, the Company believes that its affiliation with the nationally-recognized CITGO brand will allow it to continue to effectively compete in its market area as more independent regional retailers seek relationships with suppliers of branded products.

  Improved Financial Condition. During 1997, the Company made the strategic decision to focus on its refining operations and to divest its remaining exploration and production operations. On June 16, 1997, the Company completed the Canadian Disposition, which generated net proceeds to the Company of $91.3 million and a net gain to the Company of $23.3 million. The Company previously completed the U.S. Disposition in late 1995. The Company used proceeds of the Canadian Disposition to repay $79.9 million principal amount of its outstanding indebtedness. The Company will use the proceeds of the Offering together with existing working capital to repay all of its remaining outstanding indebtedness ($70.6 million as of December 31, 1997). In addition, the Company has the ability to reduce tax liability with respect to future income through the use of NOLs. At December 31, 1997, the Company had NOLs of $145.6 million, which will be used by the Company to reduce future taxable income. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Net Operating Loss Carryforwards." The Canadian Disposition, the Offering and the subsequent retirement of outstanding debt will allow the Company to improve its capital structure and to reduce ongoing debt service requirements. As a result, the Company will possess an improved financial position and believes it is well-positioned to execute its operating strategy.

REFINING OPERATIONS

  Industry Overview. The refining industry is highly competitive, as refined products are chiefly treated as commodities. Refining margins vary according to product demand and crude oil supply costs. During the 1980s and early 1990s, there were refinery closures in the United States due to flat product demand and high capital requirements, and in 1990, the Clean Air Act Amendments required refineries to install facilities to modify the qualities of gasoline and diesel. In addition, in the early 1990s many refineries also increased their gasoline and diesel production capacity. The increase in production capacity, coupled with modest demand growth, led to low refining margins. During 1996 and 1997 gasoline and diesel demand increased to the point that refinery utilization rates have become very high, and refinery margins have substantially increased.

  Varieties of Crude Oil. Traditionally, crude oil has been classified as (i) sweet (if sulfur content is low) or sour (if sulfur content is high) and (ii) light (if gravity is high) or heavy (if gravity is low). For the most part, heavy crude oil tends to be sour and light crude oil tends to be sweet. However, it is current industry practice to use the term "sweet" in referring to sweet or light crude oil and to use the term "heavy" in referring to heavy or sour crude oil. When refined, sweet crude oil produces a higher yield of higher margin refined products such as gasoline and diesel, and as a result, is more expensive than heavy crude oil. In contrast, heavy crude oil produces more low margin by-products and heavy residual oils. The discount at which heavy crude oil sells compared to the sales price of sweet crude oil is known in the industry as the light/heavy spread. A coking unit, such as the one used by the Frontier Refinery, can process certain by-products and heavy residual oils to produce additional volumes of gasoline and diesel, thus increasing a refinery's aggregate yield of higher margin refined products from the same initial volume of crude oil.

  Light/Heavy Spread. The light/heavy spread generally declined from 1992 through the end of 1995. The narrowing of the light/heavy spread resulted in large part from capacity upgrades and capital improvement programs undertaken by refiners in response to economic demand and the requirements of the Clean Air Act Amendments and other environmental regulations. As a part of such improvement programs many refiners also added upgrading capacity to process heavy crude oil. The additional upgrading capacity among refiners dramatically increased the demand for heavy crude oil causing the light/heavy spread to narrow over such period. By 1996, however, the additional upgrading capacity was absorbed, and the spread began to improve. Subsequent

Canadian heavy crude oil development coupled with the opening of the Express Pipeline have increased the supply of heavy crude oil in Wyoming and further widened the Company's light/heavy spread. The following chart presents the Company's average quarterly light/heavy spread for the period from January 1, 1992 through December 31, 1997:



              [LIGHT/HEAVY CRUDE OIL SPREAD GRAPH APPEARS HERE]

  Products. The Frontier Refinery is a complex heavy crude coking refinery. Refineries are frequently classified according to their complexity. Complex refineries have the conversion capability, or upgrading capacity, to produce high yields of high margin refined products despite processing significant volumes of heavy crude oil. In contrast, in order to produce high yields of gasoline and diesel, simple refineries must process primarily sweet crude oil. Some simple refineries may be capable of processing heavy crude oil, but they will produce large volumes of by-products and heavy residual oils. The Frontier Refinery has one of the highest conversion capabilities to produce transportation fuels relative to other refineries in the Rocky Mountain region. Because gasoline and diesel sales generally achieve higher margins than are available on other refined products, the Company expects that they will continue to make up the bulk of its production. The following is a description of the Company's products:

    Gasoline. Gasoline accounted for 51% of the Company's total refined product sales volumes for the year ended December 31, 1997. The Frontier Refinery produces gasoline in various grades, or octane levels. In the year ended December 31, 1997, the Company sold 71% of its gasoline sales volumes in the Colorado market which has experienced above-average demand growth over the past five years. The Company's gasoline sales are always stronger in the summer months due to heavier automobile traffic in the region.

    Diesel. Diesel accounted for 30% of the Company's total refined product sales volumes for the year ended December 31, 1997. The Frontier Refinery benefits from a strong local market for diesel fuel. Cheyenne is located along Interstate 80, which is the principal east-west thoroughfare for trucks because of its low-grade crossing over the Continental Divide. The heavy truck traffic coupled with a motor fuel tax in the State of Wyoming that is 15c per gallon less than the neighboring states of Utah and Nebraska produces consistently strong demand for diesel fuel in the Cheyenne area. In addition, two major railroads pass through Cheyenne creating additional demand for diesel fuel. As a result, the Company is able to sell a significant portion of its diesel product at the Frontier Refinery, eliminating any transportation costs. The Company believes that all of its diesel product meets the low sulfur requirements imposed by the Clean Air Act Amendments of 1990.

    Asphalt and Other Refined Products. Asphalt and other refined products accounted for 19% of the Company's total refined product sales volumes for the year ended December 31, 1997. The Company believes that the Frontier Refinery produces especially high-quality asphalt due to the high percentage of heavy crude oil feedstocks used. The Company believes that it has benefitted from the population growth and accompanying construction in the Denver metropolitan area as a substantial portion of its asphalt sales go to Colorado. Asphalt sales are much stronger in the summer months due to reduced construction work in the Rocky Mountain region during the winter. The Company sells other refined products, including petroleum coke, which is primarily burned as a fuel component in industrial power plants.

  The following table sets forth the Frontier Refinery's charges and yield achieved since 1993:

                                              YEAR ENDED DECEMBER 31,
                                         --------------------------------------
                                          1993    1994    1995    1996    1997
                                         ------  ------  ------  ------  ------
Raw material input (bpd)
  Light crude oil......................   6,581   6,165   8,098   4,322   3,162
  Heavy crude oil......................  25,909  27,025  27,174  31,677  31,967
  Other feed and blend stocks..........   2,957   4,105   5,072   5,192   6,154
                                         ------  ------  ------  ------  ------
    Total..............................  35,447  37,295  40,344  41,191  41,283
                                         ======  ======  ======  ======  ======
Heavy crude oil percentage of crude oil
 charges...............................      80%     81%     77%     88%     91%
Manufactured product yields (bpd)
  Gasoline.............................  15,129  16,106  17,263  16,825  17,060
  Diesel...............................  11,777  13,094  13,744  13,712  12,856
  Asphalt and other....................   7,128   6,575   7,951   9,215  10,200
                                         ------  ------  ------  ------  ------
    Total..............................  34,034  35,775  38,958  39,752  40,116
                                         ======  ======  ======  ======  ======
Total product sales (bpd)
  Gasoline.............................  19,837  19,437  20,767  20,311  20,499
  Diesel...............................  11,819  12,628  13,265  12,561  12,110
  Asphalt and other....................   7,682   6,724   6,781   7,306   7,949
                                         ------  ------  ------  ------  ------
    Total..............................  39,338  38,789  40,813  40,178  40,558
                                         ======  ======  ======  ======  ======

  Marketing and Distribution. The Company's primary market for its refined products is the Eastern Slope area of the Rocky Mountain region, which includes Colorado and Wyoming. For the year ended December 31, 1997, approximately 71% and 14%, respectively, of the Frontier Refinery's gasoline sales volumes were sold in Colorado and Wyoming. For the same period, 25% and 54%, respectively, of the Frontier Refinery's diesel sales volumes were sold in Colorado and Wyoming. In 1996, the Company had an 11% and 12% share, respectively, of the gasoline market in Colorado and Wyoming. In the same year, the Company had a 16% and 36% share, respectively, of the diesel market in Colorado and Wyoming, respectively. The gasoline and diesel produced by the Frontier Refinery is primarily shipped via pipeline to terminals for distribution by truck or rail. In the year ended December 31, 1997, approximately 10% of gasoline sales volumes and approximately 52% of diesel sales volumes were sold at the Frontier Refinery. Pipeline shipments are handled mainly by the Kaneb pipeline, serving Denver and Colorado Springs, Colorado, and the Continental pipeline, serving Sidney and North Platte, Nebraska.

  The Company sells refined products to a broad base of independent retailers, jobbers and major oil companies. Refined products are basically commodities whose prices are determined by local market conditions at distribution centers known as "terminal racks." The customer at such a terminal rack typically supplies his own truck transportation. Prices at the terminal rack are posted daily by sellers. In 1997, approximately 66% of Frontier's sales were made to its 25 largest customers. Occasionally, marketing volumes exceed the Frontier Refinery's production capabilities. In such instances, the Company purchase product in the spot market as needed. In addition to Denver and Cheyenne, its largest markets, the Company also markets its products at third party terminals in Colorado Springs, Colorado; Casper, Wyoming; Evanston, Wyoming; Salt Lake City, Utah; Sidney, Nebraska; Rapid City, South Dakota and Mandan, North Dakota.



                     [PRODUCT PIPELINE MAP APPEARS HERE]

  CITGO Marketing Agreement. In the second half of 1997, the Company entered into a seven-year marketing agreement with CITGO to become a CITGO branded representative. The agreement allows the Company to produce gasoline and diesel to CITGO's specification, sign up independent and other branded retail operators as CITGO branded locations and sell its own refined products to these operators. The agreement also allows the Company to offer additional benefits to its customers such as access to CITGO's proprietary credit card and pay-at-the-pump systems. The Company believes the CITGO agreement offers potential to grow its market share in the Eastern Slope area because CITGO, which has the largest number of branded retail outlets in the United States, currently has only a small share of the Eastern Slope market. Moreover, the Company believes that its affiliation with the nationally-recognized CITGO brand will allow it to continue to effectively compete in its market area as more independent regional retailers seek relationships with suppliers of branded products.

  Exchange Agreements. The Company has entered into agreements with other refiners pursuant to which it supplies these exchange partners with refined product at specified locations in exchange for receiving refined product from the partners at other locations. A current aggregate monthly volume of 100,000 bbls of gasoline and 90,000 bbls of diesel is subject to such exchange agreements. The exchange agreements are designed to reduce the Company's exposure in any given market area.

  Competition. The Company's most competitive market is the Denver metropolitan area. Four principal refineries serve the Denver market: Sinclair Oil Company ("Sinclair"), which has a 54,000 bpd refinery near Rawlins, Wyoming and a 22,000 bpd refinery in Casper, Wyoming; Ultramar Diamond Shamrock Corporation ("UDS"), which has a 28,000 bpd refinery in Denver, and Conoco Inc. ("Conoco"), which has a 57,500 bpd refinery in Denver. Denver is also supplied by five product pipelines, including three from outside the region that enable refined products from other regions to be sold in the Denver market. The Company is aware of several proposals or industry discussions involving the expansion of existing pipelines or the construction of new pipelines to serve the Denver market. However, the Company believes that any additional product shipped as a result of such expansions would be burdened by the same transportation costs that add to the current expense of shipping refined product to Denver via pipelines from outside the region.

  The UDS and Conoco refineries located in Denver incur lower product transportation costs in servicing the Denver market than the Company. However, the Company has lower crude oil transportation costs due to (i) its proximity to the Guernsey, Wyoming hub, the major crude oil pipeline hub in the Rocky Mountain region and (ii) its ownership interest in the Centennial Pipeline. Moreover, unlike Sinclair, UDS and Conoco, the Company sells its products exclusively wholesale. The Company believes that this commitment to the wholesale market gives it a customer relations advantage over its principal competitors in the Eastern Slope area, all of which also have retail outlets, because the Company is not in direct competition with independent retailers of gasoline and diesel. The other markets served by the Company are less competitive than the Denver market.

  Crude Oil Supply. In the year ended December 31, 1997, the Company obtained approximately 84% of its refinery charge from Wyoming, 4% from Montana and 12% from Canada. During the same period, heavy crude oil constituted approximately 91% of the Frontier Refinery's total crude oil charge. Cheyenne is 80 miles southwest of Guernsey, Wyoming, the main hub and crude oil trading center for the Rocky Mountain region. The Company transports approximately 60% of the crude oil purchased at Guernsey to the Frontier Refinery through the Centennial Pipeline. Additional crude oil volumes are transported on an alternative pipeline. Ample quantities of heavy crude oil, both locally produced Wyoming General Sour and imported Canadian heavy crude oil are available at Guernsey. The Company's ability to process up to 100% heavy crude oil feedstocks gives it a distinct advantage over the four other Eastern Slope refineries, none of which has the necessary upgrading capability to process high volumes of heavy crude oil. Upgrading capability is the ability to produce a higher yield of higher margin refined products, such as gasoline and diesel, than would otherwise be possible using heavy crude oil feedstock. Only three of the other 15 refineries in the entire Rocky Mountain region have the coking units necessary to process substantial volumes of heavy crude oil. The Company has 26% of the heavy residual oil upgrading capacity in the entire Rocky Mountain region. A refinery's upgrading capacity is measured in terms of the capacity, in terms of volume, of its coking unit(s) and other processing units with upgrading capability.

  The supply of crude oil in the Rocky Mountain region exceeds refining capacity. Canadian crude oil production increased 17% from 1990 through 1995 without a corresponding increase in Canadian refining capacity. The Company believes that heavy crude oil refining capacity will continue to be constrained in the Rocky Mountain region because of stringent environmental permitting requirements and the high cost of requisite plant modifications. As a result, the Company believes it will continue to have access to an ample supply of regional and Canadian heavy crude oil at attractive prices.

  The Company purchases crude oil from a number of suppliers, including major oil companies, marketing companies and large and small independent producers, under arrangements which contain market-responsive pricing provisions. Many of these arrangements are subject to cancellation by either party or have terms that are not in excess of one year and are subject to periodic renegotiation. The Company also enters into forward contracts to lock in crude oil supply at an attractive light/heavy spread. Generally, these forward contracts secure delivery for no more than 12 months in advance. Currently, the Company has committed to purchase an average of 29,000 bpd of crude oil in 1998 through forward contracts at light/heavy spreads ranging from $4.80 per bbl to $5.25 per bbl.


                               [MAP APPEARS HERE]

  Refinery Units. The following is a flow chart of the refining process and a summary description of the Frontier Refinery's processing units and their respective functions.




                 [FRONTIER REFINERY FLOW CHART APPEARS HERE]

  Atmospheric Crude Distillation Unit ("Crude Unit"). The hydrocarbon compounds which make up crude oil will separate, or "fractionate," when subjected to high temperatures. The Crude Unit, installed in 1979, can charge 41,000 bpd of crude oil and fractionate it into several products which are then typically fed into other units of the Frontier Refinery. A small amount of product from the Crude Unit can be blended directly into gasoline. Another product, called heavy naphtha, has some characteristics of gasoline, except that its octane is too low and is therefore fed into other processing units in order to increase its octane. The next product is diesel material, which is treated in another processing unit to lower the sulfur content. Atmospheric gas oil is next produced from the Crude Unit and fed to another process unit which makes diesel and gasoline from the gas oil. The final product from the Crude Unit is atmospheric tower bottoms, which is charged directly to the Vacuum Crude Distillation Unit.

  Vacuum Crude Distillation Unit. The Vacuum Unit, installed in 1979, is fully integrated with the Crude Unit and allows further separation of the crude oil into intermediate products. The capacity of the Vacuum Unit is 27,000 bpd. The first product from this unit is vacuum gas oil, which is combined with the atmospheric gas oil, to be charged to the FCCU (as defined herein). The remaining heavy residual oil is either produced as asphalt or charged to the coker.

  Delayed Coking Unit. Delayed coking is a thermal cracking process in which the heavy residual oil from the Crude Unit is heated to high temperatures and separates into hydrocarbon vapors and a solid residue coke product. The vapors produced by the coking process are condensed and fractionated into lighter, more valuable intermediate products which are then charged to other Frontier Refinery units. The coker produces streams which are ultimately converted into finished gasoline and finished diesel products by these other Frontier Refinery units. The solid residue coke product is primarily sold as a fuel for heavy industrial boilers. The coker was installed in 1979 and upgraded and expanded in 1992. In 1992 and 1993, the Company spent $6.8 million to expand the capacity of the coker from 8,200 bpd to 10,000 bpd.

  Catalytic Reforming Unit. The Catalytic Reformer, constructed in 1972, has a demonstrated capacity of 7,500 bpd. This unit upgrades the octane of the naphtha produced in the Crude Unit and the coker. It is capable of producing product with an octane of 98 Research Octane Number ("RON"). The product of the Catalytic Reformer is reformate, a high gasoline blending octane stock.

  Naphtha Hydrotreater. The Naphtha Hydrotreater desulfurizes all naphtha produced in the refinery, taking feedstocks from both the coker and the Crude Unit. The Naphtha Hydrotreater provides low sulfur (1 part per million) feedstocks for the Catalytic Reformer. Constructed in 1972, the unit has a capacity of up to 8,000 bpd.

  Fluid Catalytic Cracking Unit ("FCCU"). Catalytic cracking greatly enhances the efficiency of a refinery by converting the heavier gas oil streams from the Crude Unit and the coker primarily into gasoline, diesel, and other intermediate products which are converted to gasoline in the Alkylation Unit. The FCCU, originally constructed in 1943, has a permitted and rated capacity of 12,000 bpd.

  Alkylation Unit. The Alkylation Unit chemically combines isobutane with propylene and butylene from the FCCU into high octane gasoline. The unit has demonstrated capacity in excess of 4,000 bpd of alkylate. Propane, a by-product, is sold or used as refinery fuel, depending on economics. The normal butane produced is processed in the Butane Isomerization Unit, with any excess used in gasoline blending. The Alkylation Unit was installed in 1972.

  Butane Isomerization Unit. This unit uses an isomerization catalyst to process normal butane produced in the refinery, along with normal butane contained in purchased field grade butane, converting a portion of the butane to isobutane. Isobutane is a necessary feedstock for the Alkylation Unit. This unit has a capacity of 1,400 bpd and was constructed in 1972 at the same time the Alkylation Unit was constructed.

  Diesel Desulfurization Unit ("Diesel Hydrotreater"). The Diesel Hydrotreater was expanded and modernized in 1993, as part of the Frontier Refinery's major capital project to make low-sulfur diesel, which was required by the Clean Air Act Amendments. This unit makes a finished diesel product with less than 0.05% sulfur, as required by the Clean Air Act Amendments. It has a demonstrated capacity of 17,000 bpd and is permitted for 21,000 bpd. The Diesel Hydrotreater was installed in 1951 and upgraded and expanded in 1993.

  Sulfur Recovery Units. The Frontier Refinery has two parallel trains of Sulfur Recovery Units. These units do not produce fuel product but treat the product to remove sulfur in order to maintain compliance with environmental regulations. The older unit was constructed in 1984 and has a capacity of 30 long tons/day. The newer unit was installed in 1993 and has a capacity of 75 long tons/day. The treated streams from these units then combine and are charged to the final cleanup process unit (Scott Unit) which limits the total sulfur recovery capacity to 90 long tons/day.

  Hydrogen Unit. The Hydrogen Unit converts purchased natural gas into hydrogen, which is a necessary feedstock to the two hydrotreating units (Naphtha and Diesel Hydrotreaters). The Hydrogen Unit was built in 1993 and has a capacity of 5.5 million standard cubic feet per day of hydrogen production.

  Central Control Room with Advanced Computer Controls. Beginning in 1993, the Frontier Refinery started a conversion program to the latest state-of-the-art computer control systems for refinery process units. The Crude Unit was the first process unit placed on the Honeywell TDC-3000 system (the "TDC-3000 system"), which utilizes advanced computer controls to optimize the unit's operation. Other process units were placed on the TDC-3000 system in 1994 through 1996. In 1996, all control systems were brought into a new centralized control room. The coker is the only remaining unit not on the centralized control system. This final unit has been contracted for TDC-3000 implementation in 1998.

  Residual Oil Processing Agreement. The Company has an agreement with Conoco which expires in 2002 whereby it uses a portion of the coking unit's capacity to process heavy residual oils received from Conoco's Denver refinery. In return, the Company ships coker gasoil produced by the coker (in volumes of equivalent value to the heavy residual oils received) back to the Conoco refinery. The Company also receives a processing fee and a pro rata reimbursement of operating expenses from Conoco. As the Frontier Refinery does not currently have the capacity to process the excess volumes of coker gasoil shipped to the Conoco refinery, the agreement allows the Company to avoid processing "bottlenecks" that would otherwise occur at the Frontier Refinery.

  Express Pipeline. The 785-mile Express Pipeline, which opened in April 1997, runs from Hardisty, Alberta to Casper, Wyoming with a capacity of 172,000 bpd. The new pipeline immediately doubled available capacity of Canadian crude oil to the Frontier Refinery. While the Company did have prior limited access to Canadian crude oil, the Express Pipeline has cut transportation costs by $0.75 per bbl, and the Company believes that the Express Pipeline has accelerated transportation time from 30 days to 15 days. The Express Pipeline has benefitted the Company by (i) holding down prices of Wyoming heavy crude oil and (ii) providing the Company with the flexibility to significantly increase the Frontier Refinery's Canadian heavy crude oil charge if favorable supply and pricing conditions arise. In addition, while the Company favors heavy crude oil, the Express Pipeline provides the Frontier Refinery with greater access to a wide variety of crude oil types. The Company also believes the Express Pipeline will facilitate its ability to form alliances with Canadian heavy crude oil producers. The Company has entered into a 15-year commitment with the Express Pipeline for the delivery of approximately 13,800 bpd, subject to an assignment of a portion of the capacity in early years for additional capacity in the middle period of the commitment. The Company assigned away such capacity because it currently has an adequate local crude oil supply. The effect of the assignment is that the crude charge received by the Frontier Refinery from the Express Pipeline will increase from 5,000 bpd in 1997 to 22,600 bpd in 2005 and then decline back to 13,800 bpd from 2006 through 2012.

  Refining Margins. The Company's income and cash flow depend principally on the margin between the cost to obtain and refine crude oil and the price received for refined products. With respect to gasoline and diesel production, the margin includes the crack spread plus the additional light/heavy spread to the extent heavy crude oil is refined. However, the Company's aggregate margin is reduced by (i) the "cost" of by-products, or the lower margin received for volumes of refined products other than gasoline and diesel, (ii) costs associated with crude oil and intermediate product inventories, (iii) the cost of spot market purchases to supplement its own production and (iv) operating expenses.

  Crude Oil and Refined Product Prices. The price at which the Company can sell gasoline and its other refined products will be strongly influenced by the commodity price of crude oil. Generally, an increase or decrease in the price of crude oil results in a corresponding increase or decrease in the price of gasoline and other refined products. However, the Frontier Refinery maintains inventories of crude oil, intermediate products and refined products, the value of each of which is subject to rapid fluctuations in market prices. As a result, a rapid and significant movement in the market prices for crude oil or refined products could have an adverse short-term impact on earning and cash flow. Inventories are recorded at the lower of cost on a FIFO basis or market. Crude oil prices, in general, are affected by a number of factors including domestic and international demand, domestic and foreign energy legislation, production guidelines established by the Organization of Petroleum Exporting Countries, relative supplies of other fuels, such as natural gas, and changing international economic and political conditions.

  Refinery Maintenance. Each of the Frontier Refinery's operating units requires regular maintenance and repair shutdowns (referred to as "turnarounds") during which it is not in operation. Turnaround cycles vary for different units but are generally required every one to three years. In general, turnarounds at the Frontier Refinery are managed so that some units continue to operate while others are down for scheduled maintenance. Maintenance turnarounds are implemented using Company personnel as well as some additional contract labor. Turnaround work typically proceeds on a continuous 24-hour basis to minimize unit downtime. The Company accrues for its turnaround costs. The Company normally schedules its maintenance turnaround work during the spring or fall of each year. During the second quarter of 1998, the Company has scheduled turnarounds on its

FCCU and Alkylation Unit. The Company plans to build up product inventories to minimize the impact of such planned turnarounds.

  Safety and Lost Time Accidents. The Company is subject to the requirements of the federal Occupational Safety and Health Act ("OSHA") and comparable state occupational safety statutes. The Company believes that it has operated in substantial compliance with OSHA requirements, including general industry standards, recordkeeping and reporting, hazard communication, and process safety management. The nature of the Company's business may result from time to time in industrial accidents. The reportable incident rate for the Frontier Refinery for 1995 and 1996 (the most recent two years with complete data reported) has been below the average incident rates published by the National Petroleum Refiners Association for the U.S. refining sector and the Rocky Mountain region. It is possible that changes in safety and health regulations or a finding of non-compliance with current regulations could result in additional capital expenditures or operating expenses.

GOVERNMENT REGULATION

  Environmental Matters. The Company's refining and marketing operations are subject to a variety of federal, state and local health and environmental laws and regulations governing product specifications, the discharge of pollutants into the air and water, and the generation, treatment, storage, transportation and disposal of solid and hazardous waste and materials. Permits are required for the operation of the Frontier Refinery, and these permits are subject to revocation, modification and renewal. Governmental authorities have the power to enforce compliance with these regulations and permits, and violators are subject to injunctions, civil fines and even criminal penalties. The Company believes the Frontier Refinery is in substantial compliance with existing environmental laws, regulations and permits.

  Among these requirements are the Title III Regulations. The Company estimates that the Title III Regulations will require the Company to expend approximately $600,000 by the regulatory compliance deadline of August 1, 1998 to improve the Frontier Refinery's control of emissions of hazardous air pollutants. Subsequent rulemaking authorized by Title III or other titles of the Clean Air Act Amendments or similar laws may necessitate additional expenditures in future years. Because other refineries will be required to make similar expenditures, the Company does not expect such expenditures to materially adversely impact its competitive position.

  Nevertheless, rules and regulations implementing federal, state and local laws relating to health and the environment will continue to affect operations of the Company, and the Company cannot predict what additional health and environmental legislation or regulations will be enacted or become effective in the future or how existing or future laws or regulations will be administered or interpreted with respect to products or activities to which they have not been applied previously. Compliance with more stringent laws or regulations, as well as more vigorous enforcement policies of regulatory agencies, could have a materially adverse effect on the financial position and the results of operations of the Company as well as the refining industry in general, and may result in substantial expenditures for the installation and operation of pollution control or other environmental systems and equipment.

  The Company is party to an agreement with the State of Wyoming requiring the investigation and possible eventual remediation of certain areas of the Frontier Refinery's property which may have been impacted by past operational activities. Prior to this agreement, the Company addressed tasks required under a consent decree ("Consent Decree") entered by the Wyoming State District Court on November 28, 1984 and involving the State of Wyoming, the Wyoming Department of Environmental Quality, and the predecessor owners of the Frontier Refinery. This action primarily addressed the threat of groundwater and surface water contamination at the Frontier Refinery. As a result of these investigative efforts, substantial capital expenditures and remediation of conditions found to exist have already taken place or are in progress. Additionally, the EPA issued an administrative order on consent ("Federal Order") with respect to the Frontier Refinery on September 24, 1990 pursuant to the RCRA. The Federal Order requires the technical investigation of the Frontier Refinery to determine if certain areas have been adversely impacted by past operational activities. Based upon the results of the investigation, additional remedial action could be required by a subsequent administrative order or permit. Both the state Consent Decree and the Federal Order are now vacated.

  On March 21, 1995, the Company and the Wyoming Department of Environmental Quality entered into an administrative consent order ("State Order") that generally parallels the Federal Order and replaces the Consent Decree. Accordingly, the Consent Decree was dismissed in an Order entered March 21, 1995. The State Order eliminates certain of the Consent Decree requirements, unifies state and federal regulatory expectations regarding site investigation and remediation and, consequently, helps to streamline certain of the Company's current environmental obligations. The EPA withdrew the Federal Order on March 19, 1997 in recognition of the State Order and Wyoming's assumption of RCRA corrective action authority. The ultimate cost of any environmental remediation projects that may be identified by the site investigation required by the State Order cannot be reasonably estimated at this time. However, the continuation of the present investigative process, other more extensive investigations over time or changes in regulatory requirements could result in future liabilities.

  The Company has a 34.72% undivided ownership interest in the Centennial Pipeline. Conoco Pipe Line Company is the sole operator of the Centennial Pipeline as well as the holder of the remaining ownership interest. The Centennial Pipeline runs approximately 88 miles from Guernsey to Cheyenne, Wyoming. The Frontier Refinery receives up to 25,000 bpd of crude oil feedstock through the Centennial Pipeline. Under the terms of the operating agreement for the Centennial Pipeline, the costs and expenses incurred to operate and maintain the Centennial Pipeline are allocated to the Company on the basis of either its throughput or ownership interest. The Centennial Pipeline is subject to numerous federal, state and local laws and regulations relating to the protection of health, safety and the environment. The Company believes the Centennial Pipeline is operated in accordance with all applicable laws and regulations. The Company is not aware of any material pending legal proceedings to which the Centennial Pipeline is a party.

  In 1997, the Company completed divesting itself of its former oil and gas properties and assets. While the transactions that conveyed these properties and assets to new owners were intended to transfer any attendant environmental liabilities to the new owners, there can be no assurances that the Company will never be subject to liability for any former activity respecting the divested oil and gas properties. The Company has been named as a PRP under CERCLA (as defined herein) at the Gulf Coast Vacuum Services Superfund Site located in Vermilion Parish, Louisiana, one of the divested properties. The Company has entered into a consent decree resolving its liabilities as a PRP at this Superfund site. The Company believes that any future liabilities related to this site will not have a material adverse effect on the financial condition of the Company. The Company also believes that any liability relating to its historical practices respecting the oil and gas properties will not have a material adverse effect on the financial condition of the Company.

  The Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), also known as "Superfund," imposes liability, without regard to fault or the legality of the original conduct, on certain classes of persons who are considered to be responsible for the release of a "hazardous substance" into the environment. These persons include the owner or operator of the disposal site or sites where the release occurred and companies that disposed or arranged for the disposal of the hazardous substances. Under CERCLA, such persons may be subject to joint and several liability for the costs of cleaning up the hazardous substances that have been released into the environment, for damages to natural resources, and for the costs of certain health studies. It is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by hazardous substances or other pollutants released into the environment. Analogous state laws impose similar responsibilites and liabilities on responsible parties. In the course of its historical operations, as well as in its current ordinary operations, the Company has generated waste, some of which falls within the statutory definition of a "hazardous substance" and some of which may have been disposed of at sites that may require cleanup under Superfund.

  As is the case with all companies engaged in similar industries, the Company faces potential exposure from future claims and lawsuits involving environmental matters. These matters include soil and water contamination, air pollution, and personal injuries or property damage allegedly caused by substances manufactured, handled, used, released or disposed of by the Company.

EMPLOYEES

  At December 31, 1997, the Company employed 291 full-time employees in the refining operations, 42 at the Houston and Denver offices and 249 at the Frontier Refinery. The Frontier Refinery employees include 81 administrative and technical personnel and 168 union members. The union members are represented by seven bargaining units, the largest being the Oil, Chemical and Atomic Workers International Union ("OCAW"). The Company's current three-year contract with OCAW expires in July 1999 while its current six-year contract with the AFL-CIO affiliated union expires in June 2002. On May 8, 1996, approximately 150 union employees of the Company commenced a strike which was settled on July 29, 1996. The 1996 strike did not have a material effect on the Company's operations, and the Company believes that its current relations with its employees are good. However, there can be no assurance that the Company's employees will not strike again at some time in the future or that such a strike would not adversely effect the Company's operations.

PROPERTIES

  The Company owns the 125-acre site of the Frontier Refinery in Cheyenne and rents office space in Englewood, Colorado and Houston, Texas.

LEGAL PROCEEDINGS

  The Company is not a party to any material pending legal proceedings. The Company is a party to ordinary routine litigation incidental to its business.

                                  MANAGEMENT

DIRECTORS AND SENIOR OFFICERS

  The following table sets forth names, ages and titles of the directors and senior officers of the Company. Their respective backgrounds are described following the table.

          NAME           AGE                          POSITION
          ----           ---                          --------
James R. Gibbs..........  53 President, Chief Executive Officer and Director
Julie H. Edwards........  39 Senior Vice President--Finance and Chief Financial Officer
S. Clark Johnson........  52 Senior Vice President--Refining Operations
J. Currie Bechtol.......  56 Vice President--General Counsel
Gerald B. Faudel........  48 Vice President--Safety and Environmental Affairs
Jon D. Galvin...........  44 Vice President--Controller
Douglas Y. Bech.........  52 Director
Paul B. Loyd, Jr........  51 Director
James S. Palmer.........  69 Director
Derek A. Price..........  65 Director
Carl W. Schafer.........  62 Director

  James R. Gibbs joined the Company in February 1982 and has been President since January 1987. He assumed the additional position of Chief Executive Officer on April 1, 1992. Mr. Gibbs has been a director of the Company since 1985. Mr. Gibbs is a member of the Board of Directors of Smith International, Inc., an oil field service company; an advisory director of Frost National Bank, N.A.; and a director of Veritas DGC Inc., a seismic service company.

  Julie H. Edwards joined the Company in March 1991 and has been Senior Vice President--Finance and Chief Financial Officer since 1994. From 1985 to February 1991, she was employed by Smith Barney, Harris Upham & Co. Inc. in the Corporate Finance Department. Prior to 1985, she was employed as a geologist of two oil companies, Amerada Hess Corporation and American Ultramar, Ltd. Ms. Edwards is a member of the Board of Directors of Evans Systems, Inc., a fuel distribution, convenience store and diversified company.

  S. Clark Johnson is Senior Vice President--Refining Operations and serves as President of the refining subsidiaries of the Company. He has over 25 years of experience in refining and marketing. Prior to joining the Company in 1992, Mr. Johnson was Senior Vice President--Marketing, Supply & Terminals at Kerr-McGee Refining Corporation for approximately two years. In 1989, Mr. Johnson served as President of Coast Mart, Inc., a retail subsidiary of Coastal Corporation. Prior to 1989, Mr. Johnson was with Tenneco Oil Company for 20 years where he held numerous positions, including Vice President--Retail Marketing from 1987 to 1988. Mr. Johnson is a member of the Board of Directors of Pride Refining, Inc., the general partner of Pride Companies, L.P., a products pipeline and crude oil gathering company.

  J. Currie Bechtol is Vice-President--General Counsel of the Company. He was appointed to this position in January 1998. Prior to joining the Company, Mr. Bechtol was a partner in the law firm Hutcheson & Grundy, L.L.P., a position he had held since 1984.

  Gerald B. Faudel is Vice President--Safety and Environmental Affairs and has held that position with the Company since November 1993. He holds a similar position with the refining subsidiaries. From October 1991 through November 1993, Mr. Faudel was Director of Safety, Environmental and External Affairs of the refining subsidiaries of the Company. Mr. Faudel was employed by Frontier Oil Corporation from October 1989 through October 1991 as Director of Safety, Environmental and External Affairs. Prior to October 1989, Mr. Faudel was employed with Tosco Corporation's Avon Refinery as Manager of Hazardous Waste and Wastewater Program.

  Jon D. Galvin is Vice President--Controller of the Company. He was appointed to this position in September 1997. Mr. Galvin has been the Chief Financial Officer of the Company's refining subsidiaries since February 1992. Previously, he had spent 15 years with Arthur Andersen, ultimately as Audit Principal.

  Douglas Y. Bech has been Chairman of Club Regina Resorts, Inc. since August 1997. From October 1994 to October 1997, Mr. Bech was a partner in the law firm of Akin, Gump, Strauss, Hauer & Feld, L.L.P. of Houston, Texas. Since August 1994, he has also been a managing director of Raintree Capital Company, L.L.C., a merchant banking firm. From May 1993 to July 1994, Mr. Bech was a partner of Gardere & Wynne, L.L.P. of Houston, Texas. From 1977 until May 1993, Mr. Bech was a partner of Andrews & Kurth L.L.P. Mr. Bech is a member of the Board of Directors of Pride Refining, Inc., the general partner of Pride Companies, L.P., a products pipeline and crude gathering company; and JetFax, Inc., a multifunctional peripheral office equipment company. He has been a director of the Company since 1993.

  Paul B. Loyd, Jr. has been Chairman and director of R&B Falcon Corporation since December 1997. Mr. Loyd was Chairman and Chief Executive Officer of Reading & Bates Corporation, an offshore contract drilling company, from June 1991 until December 1997 and was a director of Reading & Bates from April 1991 until December 1997. Mr. Loyd was Chief Executive Officer and a director of Chiles-Alexander International, Inc. from 1987 to 1989, President and a director of Griffin-Alexander Drilling Company from 1984 to 1987, and prior to that, a director and Chief Financial Officer of Houston Offshore International, all of which are companies in the offshore drilling industry. Mr. Loyd is a member of the Board of Directors of Carrizo Oil & Gas, Inc. He has been a director of the Company since 1994.

  James S. Palmer is Chairman of the law firm of Burnet, Duckworth & Palmer of Calgary, Alberta, Canada, where he has been a partner since 1956. Burnet, Duckworth & Palmer has been retained by the Company as its counsel regarding certain Canadian legal matters. Mr. Palmer is Chairman of the Board of Telus Corporation, a telecommunications company. Mr. Palmer is also a member of the Board of Directors of Bank of Canada; Chancellor Energy Resources Inc.; Crown Life Insurance Company; Fleet Aerospace Corporation; Remington Resources Ltd., an oil and gas company; Sceptre Resources Limited, an oil and gas company; Tombill Mines Limited, a diversified Canadian public holding company; and Westcoast Energy Inc., a pipeline and transmission company. Mr. Palmer has been a director of the Company since 1975.

  Derek A. Price is a trustee of The J.W. McConnell Family Foundation, a charitable foundation. Prior to April 1991, Mr. Price was Chairman of the Board of Directors and Chief Executive Officer of Starlaw Holdings Limited, a private investment company with holdings principally in the areas of financial services, real estate and manufacturing. Mr. Price has been a director of the Company since 1987.

  Carl W. Schafer has been the President of the Atlantic Foundation, a charitable foundation which mainly supports oceanographic research, since 1990. From 1987 until 1990, Mr. Schafer was a principal of the investment management firm of Rockefeller & Co., Inc. Mr. Schafer presently serves on the Board of Directors of Roadway Express, Inc., a transportation company; the PaineWebber and Guardian Groups of Mutual Funds, registered investment companies; Electronic Clearing House, Inc., an electronic financial transactions processing company; Evans Systems, Inc., a fuel distribution, convenience store and diversified company; and Nutraceutix Inc., a biotechnology company. Mr. Schafer has been a director of the Company since 1984.

                          PRINCIPAL SHAREHOLDERS

  The following table sets forth, as of March 20, 1998, the beneficial ownership of the Company's Common Stock, with respect to each person known by the Company to be the beneficial owner of more than five percent of the Company's outstanding voting securities, excluding Common Stock held by the Company;

                                    AMOUNT AND NATURE      PERCENTAGE OF SHARES
       NAME AND ADDRESS         OF BENEFICIAL OWNERSHIP(1)  OF COMMON STOCK(2)
       ----------------         -------------------------- --------------------
Ingalls & Snyder LLC...........         5,818,498(3)               20.6%
  61 Broadway
  New York, New York 10006
Kornitzer Capital Management,
 Inc. .........................         3,065,800(4)               10.9
  P.O. Box 918
  Shawnee Mission, Kansas 66201
Great Plains Trust Company.....         1,552,500(4)                5.5
  4705 Mission Road
  Westwood, Kansas 66205
The Guardian Life Insurance
 Company of America(5).........         2,693,700(5)                9.6
  201 Park Avenue South
  New York, New York 10003

--------

(1) On March 12, 1998, all but $731,000 of $46 million aggregate principal amount outstanding of the Company's 7 3/4% Convertible Debentures due 2014 (the "Convertible Debentures") were redeemed. The holders of $731,000 of the Convertible Debentures elected to convert such debentures into 83,542 shares of the Company's Common Stock. For the purposes of this table, the Company has assumed that any Convertible Debentures held by the principal stockholders listed above were redeemed and not converted.

(2) Represents percentage of 28,187,091 outstanding shares of Common Stock as of March 20, 1998.

(3)  Ingalls & Snyder LLC ("Ingalls & Snyder") filed with the Commission a
     Schedule 13G, dated September 6, 1995, and amendments thereto, dated December 8, 1995, January 17 and June 10, 1996, January 29 and July 28, 1997 and February 9, 1998. Based on the most recent amendment, Ingalls & Snyder had sole voting power with respect to 381,000 of the above shares and sole dispositive power with respect to all 5,818,498 shares of Common Stock (excluding 571 shares of Common Stock Ingalls & Snyder would be deemed to have beneficially owned through its holdings, at the time of the filing of such amendment, of $5,000 principal amount of Convertible Debentures, assuming conversion at such time.

(4)  Kornitzer Capital Management, Inc. ("KCM") filed with the Commission a
     Schedule 13G, dated March 29, 1996, and amendments thereto, dated February 10, 1997 and February 17, 1998 (filed jointly with Great Plains Trust Company ("Great Plains")). Based on the most recent amendment, (i) KCM had shared voting power and shared dispositive power with respect to 5,809,121 shares Common Stock (excluding 2,743,321 shares of Common Stock KCM would be deemed to have beneficially owned through its holdings, at the time of the filing of such amendment, of $24,004,000 principal amount of Convertible Debentures, assuming conversion at such time, and (ii) Great Plains had shared voting power and shared dispositive power with respect to 2,056,000 shares of Common Stock (excluding 503,500 shares of Common Stock Great Plains would be deemed to have beneficially owned through its holdings, at the time of the filing of such amendment, of $4,406,000 principal amount of Convertible Debentures, assuming conversion at such time.

(5) The Guardian Life Insurance Company of America ("Guardian Life") and certain related entities disclosed below jointly filed with the Commission a Schedule 13G, dated February 14, 1996, and an amendment thereto, dated February 11, 1998. Based on such amendment, (i) Guardian Life had sole voting and dispositive power with respect to 1,097,400 shares of Common Stock shared voting and dispositive power with respect to 419,400 shares of Common Stock, (ii) The Guardian Investor Services Corporation

   ("GISC"), a wholly owned subsidiary of Guardian Life, had sole voting and dispositive power with respect to no shares of Common Stock and shared voting and dispositive power with respect to 1,176,000 shares of Common Stock, (iii) The Guardian Park Avenue Fund, a mutual fund sponsored by Guardian Life and managed by GISC, had sole voting and dispositive power with respect to no shares of Common Stock and shared voting and dispositive power with respect to 495,300 shares of Common Stock, (iv) The Guardian Stock Fund, Inc., a mutual fund sponsored by Guardian Life and managed by GISC, had sole voting and dispositive power with respect to no shares of Common Stock and shared voting and dispositive power with respect to 451,300 shares of Common Stock, (v) The Guardian Park Avenue Small Cap Fund, a mutual fund sponsored by Guardian Life and managed by GISC, had sole voting and dispositive power with respect to no shares of Common Stock and shared voting and dispositive power with respect to 135,000 shares of Common Stock, (vi) The Guardian Small Cap Stock fund, a mutual fund sponsored by Guardian Life and managed by GISC, had sole voting and dispositive with respect to no shares of Common Stock and shared voting and dispositive power with respect to 95,000 shares of Common Stock, (vii) The Guardian Employees' Incentive Savings Plan, an employee benefit plan offered to the employees of Guardian Life, had sole voting and dispositive power with respect to no shares of Common Stock and shared voting and dispositive power with respect to 314,000 shares of Common Stock and (viii) The Guardian Life Insurance Company of American Master Pension Trust, a pension fund for the employees of Guardian Life, had sole voting and dispositive power with respect to no shares of common stock and shared voting and dispositive power with respect to 105,700 shares of Common Stock. Based on such amendment, Guardian Life and such related entities beneficially owned, in the aggregate without duplication, 2,693,700 shares of Common Stock.

                          DESCRIPTION OF INDEBTEDNESS

  As of December 31, 1997, on a pro forma basis after giving effect to the Offering and the application of the net proceeds therefrom, the Company and its subsidiaries would have had no outstanding indebtedness (excluding availability under the Frontier Credit Facility) other than the Notes. Frontier Oil and Refining Company, an indirect, wholly owned subsidiary of the Company ("FORC"), is a party to a working capital facility (the "Frontier Credit Facility") with a group of three banks, for which Union Bank of California, N.A. ("Union Bank") is agent. The Frontier Credit Facility provides working capital for operations, generally by issuing standby letters of credit in support of purchases of crude oil and petroleum products and by making short term working capital loans. Letters of credit and advances under the Frontier Credit Facility are secured by certain accounts receivable, inventory, intercompany notes and the common stock of the borrower. The obligations of FORC under the Frontier Credit Facility are guaranteed by its direct parent, Frontier Oil Corporation, which is also an indirect, wholly owned subsidiary of the Company.

  One or more of the following events may constitute an event of default under the Frontier Credit Facility: (i) the failure by FORC to pay its obligations as they become due, (ii) a representation or warranty of FORC thereunder proves incorrect in any material respect, (iii) nonperformance thereunder of covenants and the failure by FORC to remedy such nonperformance upon receiving notice thereof, (iv) the failure of FORC or any of its affiliates (including the Company) to pay its debts generally and the written admission thereof, (v) the commencement of enforcement proceedings against FORC or any of its affiliates (including the Company) upon nonpayment of certain judgments or orders for payment, (vi) the occurrence of a material adverse change in the business of FORC and certain of its affiliates (not including the Company) and
(vii) the cessation of the lien in favor of the collateral securing such facility.

  The amount of available capacity under the Frontier Credit Facility is determined by a bi-weekly borrowing base calculation to a maximum capacity of $50.0 million, of which cash advances are currently limited to $20.0 million. Advances under the Frontier Credit Facility bear interest, at the borrower's option, at Union Bank's prime rate plus .50% or reserve-adjusted LIBOR for certain interest periods plus 1.75%. The Frontier Credit Facility provides for a quarterly commitment fee of .375 of 1%. Standby letters of credit issued bear a fee of 1.25% annually, plus standard issuance and renewal fees. The Frontier Credit Facility includes certain financial covenant requirements relating to Frontier's working capital (at least 1.08 to 1.0 at the end of each quarter), cash earnings (EBITDA of at least $10.0 million on a rolling four quarter basis), tangible net worth (as defined therein) and fixed charge coverage (rolling four quarter EBITDA minus $4.0 million must be equal to at least 2.5 times fixed charges).

  Under the terms of the Frontier Credit Facility and related guarantees, the Subsidiaries of the Company are prohibited from transferring cash in the form of dividends, loans or advances in certain circumstances, including to the extent any loans are outstanding to the borrower or upon a default or event of default under the Frontier Credit Facility. Borrowings under the Frontier Credit Facility also must be reduced to zero for at least five consecutive business days each calendar quarter, the failure of which represents an event of default. Accordingly, the existence of borrowings or a default or event of default under the Frontier Credit Facility could adversely effect the Company's ability to have sufficient cash to pay its obligations, including the Notes.

                           DESCRIPTION OF THE NOTES

GENERAL

  The Exchange Notes will be issued, and the Old Notes were issued, pursuant to the Indenture (the "Indenture") between the Company and Chase Bank of Texas, National Association, as trustee (the "Trustee"). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Exchange Notes will be subject to all such terms, and prospective investors are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of certain provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture. Copies of the Indenture and the Registration Rights Agreement are available as set forth under "--Additional Information." The definitions of certain terms used in the following summary are set forth below under "--Certain Definitions." As used in this "Description of the Notes," the "Company" means Frontier Oil Corporation, but not any of its Subsidiaries.

  The Exchange Notes will be issued solely in exchange for an equal principal amount of Old Notes pursuant to the Exchange Offer. The form and terms of the Exchange Notes will be identical in all material respects to the form and terms of the Old Notes except that the offering of the Exchange Notes has been registered under the Securities Act, and the Exchange Notes will therefore not be subject to transfer restrictions, registration rights and certain provisions relating to the payment of Liquidated Damages under certain circumstances. The Notes are subject to the terms stated in the Indenture, a copy of which has been filed as an exhibit to the Registration Statement, and holders of the Notes are referred thereto for a statement of those terms.

  The Old Notes and the Exchange Notes will constitute a single series of debt securities under the Indenture. If the Exchange Offer is consummated, holders of Old Notes who do not exchange their Old Notes for Exchange Notes will vote together with holders of the Exchange Notes for all relevant purposes under the Indenture. In that regard, the Indenture requires that certain actions by the holders thereunder (including following an Event of Default) must be taken, and certain rights must be exercised, by specified minimum percentages of the aggregate principal amount of the outstanding securities issued under the Indenture. In determining whether holders of the requisite percentage in principal amount have given any notice, consent or waiver or taken any other action permitted under the Indenture, any Old Notes that remain outstanding after the Exchange Offer will be aggregated with the Exchange Notes, and the holders of such Old Notes and the Exchange Notes will vote together as a single series for all such purposes. Accordingly, all references herein to specified percentages in aggregate principal amount of the outstanding Notes shall be deemed to mean, at any time after the Exchange Offer is consummated, such percentages in aggregate principal amount of the Old Notes and the Exchange Notes then outstanding.

  The Notes are general unsecured obligations of the Company, ranking pari passu in right of payment with all future senior indebtedness of the Company and senior in right of payment to all future subordinated indebtedness of the Company. The Notes will be effectively subordinated, however, to all future secured obligations of the Company to the extent of the assets securing such obligations. In addition, because of the holding company structure of the Company, the Notes will be effectively subordinated to all current and future obligations of the Subsidiaries of the Company, including without limitation, claims of trade creditors, tort claimants, secured creditors, taxing authorities and creditors holding guarantees. After giving effect to the sale of the Old Notes and the application of the net proceeds from the offering, at March 31, 1998, the Company would have had no Indebtedness (other than the Notes), and the Company's Subsidiaries would have had $5.7 million of outstanding Indebtedness under the Frontier Credit Facility (excluding an additional $14.3 million available for cash advances under the Frontier Credit Facility). The Indenture permits the Company and its Subsidiaries to incur additional Indebtedness, including secured Indebtedness, under certain circumstances. See "Risk Factors--Ranking of the Notes; Effective Subordination," "--Ability to Service Debt," "Capitalization" and "--Certain Covenants--Incurrence of Indebtedness and Issuance of Disqualified Stock."

  Any Old Notes that remain outstanding after the completion of the Exchange Offer, together with the Exchange Notes issued in connection with the Exchange Offer, will be treated as a single class of securities under the Indenture.

  As of the date of the Indenture, all of the Company's principal operating Subsidiaries will be Restricted Subsidiaries. Under certain circumstances, the Company will be able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to many of the restrictive covenants set forth in the Indenture.

PRINCIPAL, MATURITY AND INTEREST

  The Notes are limited in aggregate principal amount to $75.0 million, $70 million of which were issued in the Offering. Up to $5 million of additional Notes may be issued from time to time in the future, subject to the limitations set forth under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Disqualified Stock." The Notes will mature on February 15, 2006. Interest on the Notes will accrue at the rate of 9 1/8% per annum and will be payable semi-annually in arrears on February 15 and August 15 of each year, commencing, on August 15, 1998, to holders of record on the immediately preceding February 1 and August 1. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal of and premium, interest and Liquidated Damages, if any, on the Notes will be payable at the office or agency of the Company maintained for such purpose in the City of New York, New York or, at the option of the Company, payment of interest and Liquidated Damages, if any, may be made by check mailed to holders of the Notes at their respective addresses set forth in the register of holders; subject to the right of any holders of Notes in the principal amount of $1.0 million or more to request payment by wire transfer. Until otherwise designated by the Company, the Company's office or agency will be the office of the Trustee maintained for such purpose in the City of New York, New York. The Notes will be issued in denominations of $1,000 and integral multiples thereof.

SUBSIDIARY GUARANTEES

  Under the circumstances described below under "--Certain Covenants--Future Subsidiary Guarantors," the Company's payment obligations under the Notes may in the future be jointly and severally guaranteed (the "Subsidiary Guarantees") by one or more of the Company's Subsidiaries (the "Guarantors"). The obligations of each Guarantor under its Subsidiary Guarantee will be a general unsecured obligation of such Guarantor, ranking pari passu in right of payment with all other current or future senior borrowings of such Guarantor and senior in right of payment to any subordinated indebtedness, if any, incurred by such Guarantor in the future. The Subsidiary Guarantees will be effectively subordinated, however, to all current and future secured obligations of the Guarantors, including borrowings under the Frontier Credit Facility. See "Offering Memorandum Summary--The Offering--Ranking."

  The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee will be limited to such maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Subsidiary Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal, state or foreign law. Each Subsidiary Guarantor that makes a payment or distribution under a Subsidiary Guarantee shall be entitled to a contribution from each other Subsidiary Guarantor in a pro rata amount based on the Adjusted Net Assets of each Subsidiary Guarantor.

  The Indenture will provide that, subject to the provisions of the following paragraph, no Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person (other than the Company or another Guarantor), whether or not affiliated with such Guarantor, unless (i) the

Person formed by or surviving any such consolidation or merger (if other than such Guarantor) shall execute a Guarantee and deliver an opinion of counsel in accordance with the terms of the Indenture; (ii) immediately after giving effect to such transaction, no Default or Event of Default exists; (iii) such Guarantor, or any Person formed by or surviving any such consolidation or merger, would have Consolidated Net Worth (immediately after giving effect to such transaction), equal to or greater than the Consolidated Net Worth of such Guarantor immediately preceding the transaction; and (iv) the Company would be permitted by virtue of the Company's pro forma Consolidated Interest Coverage Ratio, immediately after giving effect to such transaction, to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Interest Coverage Ratio test set forth in the covenant described below the caption "-- Certain Covenants--Incurrence of Indebtedness and Issuance of Disqualified Stock."

  The Indenture provides that, in the event of a sale or other disposition (including by way of merger, consolidation or otherwise) of all of the assets or Capital Stock of any Guarantor, that such Guarantor will be released and relieved of any obligations under its Subsidiary Guarantee; provided, however, that the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture. See "--Repurchase at the Option of Holders--Asset Sales"; and provided, further, that upon such release the obligations of such Guarantor in respect of any and all other guarantees of Indebtedness of the Company or a Guarantor are similarly released. In addition, the Indenture provides that, in the event the Board of Directors designates a Guarantor to be an Unrestricted Subsidiary, then such Guarantor will be released and relieved of any obligations under its Subsidiary Guarantee, provided that such designation is conducted in accordance with the applicable provisions of the Indenture.

OPTIONAL REDEMPTION

  The Notes are not redeemable at the Company's option prior to February 15, 2002. Thereafter, the Notes will be subject to redemption at any time at the option of the Company, in whole or in part, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on February 15 of the years indicated below:

        YEAR                                              PERCENTAGE
        ----                                              ----------
        2002.............................................  104.563%
        2003.............................................  103.042
        2004.............................................  101.521
        2005 and thereafter..............................  100.000

  Notwithstanding the foregoing, the Company may at any time prior to February 15, 2002, at its option, redeem the Notes, in whole or in part, at the Make-Whole Price, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the redemption date. In addition, for a period of three years following the date of this Offering Memorandum, the Company may redeem up to 35% of the aggregate principal amount of Notes originally issued at the redemption price of 109 1/8% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the redemption date, with the net cash proceeds of one or more Qualified Equity Offerings, provided that (a) at least 65% in aggregate principal amount of Notes originally issued remains outstanding immediately after the occurrence of each such redemption and (b) each such redemption occurs within 60 days of the date of the closing of each such Qualified Equity Offering.

SELECTION AND NOTICE

  If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided, however, that no Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address. Notices of redemption may not be conditional. If any
Note is to
be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new
Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

MANDATORY REDEMPTION

  Except as set forth below under "--Repurchase at the Option of Holders", the Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

REPURCHASE AT THE OPTION OF HOLDERS

 Change of Control

  The Indenture provides that, upon the occurrence of a Change of Control, the Company will be required to make an offer (a "Change of Control Offer") to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of each holder's Notes at an offer price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of repurchase (the "Change of Control Payment"). Within 30 days following a Change of Control, the Company will mail a notice to each holder of Notes and the Trustee describing the transaction that constitutes the Change of Control and offering to repurchase Notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"), pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes as a result of a Change of Control.

  On or before the Change of Control Payment Date, the Company will, to the extent lawful, (a) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (b) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered and (c) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to each holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided, however, that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

  Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction. In addition, the Company could enter into certain transactions, including acquisitions, refinancing or other recapitalizations, that could affect the Company's capital structure or the value of the Notes, but that would not constitute a Change of Control. The occurrence of a Change of Control may result in a default under the Credit Facility and give the lenders thereunder the right to require the Company to repay all outstanding obligations thereunder. The Company's ability to repurchase Notes following a Change of Control may also be limited by the Company's then existing financial resources.

  The Company will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

  A "Change of Control" will be deemed to have occurred upon the occurrence of any of the following: (a) the sale, lease, transfer, conveyance or other disposition (other than by merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, (b) the adoption of a plan relating to the liquidation or dissolution of the Company, (c) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as such term is used in Section 13(d)
(3) of the Exchange Act) becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly through one or more intermediaries, of more than 50% of the voting power of the outstanding voting stock of the Company or (d) the first day on which more than a majority of the members of the Board of Directors are not Continuing Directors (as such term is defined below); provided, however, that a transaction in which the Company becomes a Subsidiary of another Person (other than a Person that is an individual) shall not constitute a Change of Control if (i) the shareholders of the Company immediately prior to such transaction "beneficially own" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly through one or more intermediaries, at least a majority of the voting power of the outstanding voting stock of the Company immediately following the consummation of such transaction and (ii) immediately following the consummation of such transaction, no "person" (as such term is defined above), other than such other Person (but including the holders of the Equity Interests of such other Person), "beneficially owns" (as such term is defined above), directly or indirectly through one or more intermediaries, more than 50% of the voting power of the outstanding voting stock of the Company. "Continuing Directors" means, as of any date of determination, any member of the Board of Directors, who (a) was a member of the Board of Directors on the Issue Date or (b) was nominated for election to the Board of Directors with the approval of, or whose election to the Board of Directors was ratified by, at least a majority of the Continuing Directors who were members of the Board of Directors at the time of such nomination or election.

 Asset Sales

  The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless (a) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in accordance with the definition of such term) of the assets or Equity Interests issued or sold or otherwise disposed of and (b) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents; provided, however, that the amount of (i) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet) of the Company or such Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability and (ii) any securities, notes or other obligations received by the Company or such Restricted Subsidiary from such transferee that are immediately converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received) shall be deemed to be cash for purposes of this provision.

  Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company or any such Restricted Subsidiary may apply such Net Proceeds to
(a) permanently repay the principal of any secured Indebtedness (to the extent of the fair value of the assets securing such Indebtedness, as determined by the Board of Directors) or (b) to acquire (including by way of a purchase of assets or stock, merger, consolidation or otherwise) assets used in the Principal Business. Any Net Proceeds that are applied to the acquisition of assets in the Principal Business pursuant to any binding agreement shall be deemed to have been applied for such purpose within such 365-day period so long as they are so applied within two years after the date of receipt of such Net Proceeds. Pending the final application of any such Net Proceeds, the Company or any such Restricted Subsidiary may temporarily reduce outstanding revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds."

  When the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company will be required to make an offer to all holders of Notes (an "Asset Sale Offer") to purchase the maximum principal amount of

Notes that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of purchase, in accordance with the procedures set forth in the Indenture; provided, however, that, if the Company is required to apply such Excess Proceeds to repurchase, or to offer to repurchase, any Pari Passu Indebtedness, the Company shall only be required to offer to repurchase the maximum principal amount of Notes that may be purchased out of the amount of such Excess Proceeds multiplied by a fraction, the numerator of which is the aggregate principal amount of Notes outstanding and the denominator of which is the aggregate principal amount of Notes outstanding plus the aggregate principal amount of Pari Passu Indebtedness outstanding. To the extent that the aggregate principal amount of Notes tendered pursuant to an Asset Sale Offer is less than the amount that the Company is required to repurchase, the Company may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Notes surrendered by holders thereof exceeds the amount that the Company is required to repurchase, the Trustee shall select the Notes to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

CERTAIN COVENANTS

 Restricted Payments

  The Indenture provides the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, (a) declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any such payment in connection with any merger or consolidation involving the Company) or to the direct or indirect holders of the Company's Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company); (b) purchase, redeem or otherwise acquire or retire for value (including without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company (other than any such Equity Interests owned by the Company or any Restricted Subsidiary of the Company); (c) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness that is subordinated to the Notes, except a payment of interest or principal at Stated Maturity (or within one year thereof); or (d) make any Restricted Investment (all such payments and other actions set forth in clauses (a) through (d) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

    (i) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

    (ii) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Interest Coverage Ratio test set forth in the first paragraph of the covenant described under the caption "--Incurrence of Indebtedness and Issuance of Disqualified Stock"; and

    (iii) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clauses (b), (c), (d) and (f), but including, without duplication, Restricted Payments permitted by clauses (a) and (e), of the next succeeding paragraph), is less than the sum of (A) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from January 1, 1998 to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (B) 100% of the aggregate net cash proceeds received by the Company from the issue or sale since the Issue Date of Equity Interests of the Company (other than Disqualified Stock) or of Disqualified Stock or debt securities of the Company that have been converted into such Equity Interests (other than any such Equity Interests, Disqualified Stock or convertible debt securities sold to a Restricted Subsidiary of the Company and other than Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock), plus (C) the aggregate principal amount of any Convertible Debentures converted into Equity Interests since the Issue Date, plus (D) to the extent that any Restricted Investment that was made after the Issue Date is sold for cash or otherwise liquidated or repaid for cash, the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) plus (E) in the event that any Unrestricted Subsidiary is redesignated as a Restricted Subsidiary, the lesser of (1) an amount equal to the fair market value of the Company's Investments in such Restricted Subsidiary and (2) the amount of Restricted Investments previously made by the Company and its Restricted Subsidiaries in such Unrestricted Subsidiary, plus (F) $10.0 million.

  The foregoing provisions will not prohibit (a) the payment of any dividend within 60 days after the date of declaration thereof if at said date of declaration such payment would have complied with the provisions of the Indenture; (b) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness or Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, other Equity Interests of the Company (other than any Disqualified Stock), provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (iii) (B) of the preceding paragraph; (c) the defeasance, redemption, repurchase, retirement or other acquisition of subordinated Indebtedness with the net cash proceeds from an incurrence of, or in exchange for, Permitted Refinancing Indebtedness; (d) the payment of any dividend or distribution by a Restricted Subsidiary of the Company to the holders of its common Equity Interests on a pro rata basis; (e) so long as no Default or Event of Default shall have occurred and be continuing, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company held by any employee of the Company's or any of its Restricted Subsidiaries, provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $1.0 million in any calendar year; and (f) the acquisition of Equity Interests by the Company in connection with the exercise of stock options or stock appreciation rights by way of cashless exercise or in connection with the satisfaction of withholding tax obligations.

  The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the greater of (a) the net book value of such Investments at the time of such designation and (b) the fair market value of such Investments at the time of such designation. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

  The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any non-cash Restricted Payment shall be determined in the manner contemplated by the definition of the term "fair market value."

 Incurrence of Indebtedness and Issuance of Disqualified Stock

  The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur" or an "incurrence") any Indebtedness other than Permitted Indebtedness and that the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of Disqualified Stock; provided, however, that the Company or any Guarantor may incur Indebtedness, and the Company may issue Disqualified Stock, if the Consolidated Interest Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness or Disqualified Stock had been issued or incurred at the beginning of such four-quarter period.

 Liens

  The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens, to secure (a) any Indebtedness of the Company or such Restricted Subsidiary (if it is not also a Guarantor), unless prior to, or contemporaneously therewith, the Notes are equally and ratably secured, or (b) any Indebtedness of any Guarantor unless prior to, or contemporaneously therewith, the Subsidiary Guarantees are equally and ratably secured; provided, however, that if such Indebtedness is expressly subordinated to the Notes or the Subsidiary Guarantees, the Lien securing such Indebtedness will be subordinated and junior to the Lien securing the Notes or the Subsidiary Guarantees, as the case may be, with the same relative priority as such Indebtedness has with respect to the Notes or the Subsidiary Guarantees.

 Sale-and-Leaseback Transactions

  The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale-and-leaseback transaction; provided, however, that the Company or any Restricted Subsidiary, as applicable, may enter into a sale-and-leaseback transaction if (i) the Company or such Restricted Subsidiary could have (a) incurred Indebtedness in an amount equal to the Attributable Indebtedness relating to such sale-and-leaseback transaction pursuant to the Consolidated Interest Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Disqualified Stock" and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described under the caption "--Liens," (ii) the gross cash proceeds of such sale-and-leaseback transaction are at least equal to the fair market value (as determined in accordance with the definition of such term, the results of which determination shall be set forth in an Officers' Certificate delivered to the Trustee) of the property that is the subject of such sale-and-leaseback transaction and (iii) the transfer of assets in such sale-and-leaseback transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales."

 Issuances and Sales of Capital Stock of Wholly Owned Restricted Subsidiaries

  The Indenture provides that the Company (i) will not, and will not permit any Wholly Owned Restricted Subsidiary of the Company to, transfer, convey, sell, or otherwise dispose of any Capital Stock of any Wholly Owned Restricted Subsidiary of the Company to any Person (other than the Company or a Wholly Owned Restricted Subsidiary of the Company), unless (a) such transfer, conveyance, sale, or other disposition is of all the Capital Stock of such Wholly Owned Restricted Subsidiary and (b) the Net Proceeds from such transfer, conveyance, sale, or other disposition are applied in accordance with the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales," and (ii) will not permit any Wholly Owned Restricted Subsidiary of the Company to issue any of its Equity Interests to any Person other than to the Company or a Wholly Owned Restricted Subsidiary of the Company; except, in the case of both clauses (i) and (ii) above, with respect to dispositions or issuances by a Wholly Owned Restricted Subsidiary of the Company as contemplated in clauses (a) and (b) of the definition of "Wholly Owned Restricted Subsidiary."

 Dividend and Other Payment Restrictions Affecting Subsidiaries

  The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (a) (i) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or (ii) pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries, (b) make loans or advances to the Company or any of its Restricted Subsidiaries or (c) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of
(1) the Credit Facility (including with respect to Indebtedness incurred thereunder after the Issue Date) or Existing Indebtedness, each as in effect on the Issue

Date, (2) the Indenture, the Notes and Subsidiary Guarantees, if any, (3) applicable law, (4) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred,
(5) by reason of customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices, (6) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (c) above on the property so acquired, (7) customary provisions in bona fide contracts for the sale of property or assets or (8) Permitted Refinancing Indebtedness with respect to any Indebtedness referred to in clauses (1) and (2) above, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced.

 Future Subsidiary Guarantors

  The Company shall cause each Restricted Subsidiary that (i) incurs Indebtedness (other than Permitted Indebtedness and Purchase Money Indebtedness) following the Issue Date or (ii) has Indebtedness (other than Permitted Indebtedness and Purchase Money Indebtedness) or Disqualified Stock outstanding on the date on which such Restricted Subsidiary becomes a Restricted Subsidiary, to execute and deliver to the Trustee a Subsidiary Guarantee at the time such Restricted Subsidiary incurs such Indebtedness or becomes a Restricted Subsidiary.

 Merger, Consolidation, or Sale of Assets

  The Indenture provides that the Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another Person unless (a) the Company is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia, (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee, (c) immediately after such transaction no Default or Event of Default exists and (d) except in the case of a merger of the Company with or into a Wholly Owned Restricted Subsidiary of the Company, the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (A) will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction and (B) will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Interest Coverage Ratio test set forth in the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Disqualified Stock."

 Transactions with Affiliates

  The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (a) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the

Company or such Restricted Subsidiary with an unrelated Person or, if there is no such comparable transaction, on terms that are fair and reasonable to the Company or such Restricted Subsidiary, and (b) the Company delivers to the Trustee (i) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause
(a) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors and (ii) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to the Company or the relevant Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm that is, in the judgment of the Board of Directors, qualified to render such opinion and is independent with respect to the Company; provided, however, that the following shall be deemed not to be Affiliate Transactions: (A) any employment agreement or other employee compensation plan or arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business of the Company or such Restricted Subsidiary; (B) transactions between or among the Company and its Restricted Subsidiaries; (C) Permitted Investments and Restricted Payments that are permitted by the provisions of the Indenture; (D) loans or advances to officers, directors and employees of the Company or any Restricted Subsidiary made in the ordinary course of business of the Company and its Restricted Subsidiaries in an aggregate amount not to exceed $500,000 outstanding at any one time; (E) indemnities of officers, directors and employees of the Company or any Restricted Subsidiary permitted by bylaw or statutory provisions; and (F) the payment of reasonable and customary regular fees to directors of the Company or any of its Restricted Subsidiaries.

 Line of Business

  For so long as any Notes are outstanding, the Company shall not, and shall not permit any of its Restricted Subsidiaries to, engage in any business or activity other than the Principal Business.

 Reports

  Whether or not the Company is required to do so by the rules and regulations of the Commission, the Company will file with the Commission (unless the Commission will not accept such a filing) and, within 15 days of filing, or attempting to file, the same with the Commission, furnish to the holders of the Notes (a) all quarterly and annual financial and other information with respect to the Company and its Subsidiaries that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's certified independent accountants, and (b) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports. In addition, the Company and any Guarantors will furnish to the holders of the Notes, prospective purchasers of the Notes and securities analysts, upon their request, the information, if any, required to be delivered pursuant to Rule 144A(d) (4) under the Securities Act.

EVENTS OF DEFAULT AND REMEDIES

  The Indenture provides that each of the following constitutes an Event of
Default: (a) default for 30 days in the payment when due of interest or Liquidated Damages on the Notes; (b) default in payment when due of the principal of or premium, if any, on the Notes; (c) failure by the Company to comply with the provisions described under the caption "--Repurchase at the Option of Holders" or "--Certain Covenants--Merger, Consolidation, or Sale of Assets"; (d) failure by the Company for 60 days after notice to comply with any of its other agreements in the Indenture or the Notes; (e) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee now exists or is created after the Issue Date, which default (i) is caused by a failure to pay principal of or premium or interest on such Indebtedness prior to the expiration of any grace period provided in such Indebtedness (a "Payment Default") or (ii) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more and provided, further, that if any such default is cured or waived or any such acceleration rescinded, or such Indebtedness is repaid, within a period of 10 days from the continuation of such default beyond the applicable grace period or the occurrence of such acceleration, as the case may be, such Event of Default and any consequential acceleration of the Notes shall be automatically rescinded, so long as such rescission does not conflict with any judgment or decree; (f) failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $5.0 million (net of applicable insurance coverage which is acknowledged in writing by the insurer), which judgments are not paid, discharged or stayed for a period of 60 days; (g) failure by any Guarantor to perform any covenant set forth in its Subsidiary Guarantee, or the repudiation by any Guarantor of its obligations under its Subsidiary Guarantee or the unenforceability of any Subsidiary Guarantee against a Guarantor for any reason and (h) certain events of bankruptcy or insolvency with respect to the Company or any Guarantor.

  If any Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company or any Guarantor, all outstanding Notes will become due and payable without further action or notice. The holders of a majority in principal amount of the then outstanding Notes by written notice to the Trustee may on behalf of all of the holders rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal, interest, premium or Liquidated Damages that have become due solely because of the acceleration) have been cured or waived. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

  In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

  The holders of a majority in principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of the principal of or interest or Liquidated Damages on the Notes.

  The Company will be required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company will be required, upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND SHAREHOLDERS

  No director, officer, employee, incorporator or shareholder of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or any Guarantor under the Notes, the Subsidiary Guarantees or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

  The Company may, at its option and at any time, elect to have all of the obligations of itself and any Guarantors discharged with respect to the outstanding Notes ("Legal Defeasance") except for (a) the rights of holders of outstanding Notes to receive payments in respect of the principal of and premium, interest and Liquidated Damages on such Notes when such payments are due from the trust referred to below, (b) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust,
(c) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith and (d) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default and Remedies" will no longer constitute an Event of Default with respect to the Notes.

  In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of and premium, interest and Liquidated Damages, if any, on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date, (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred, (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred, (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit), (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound, (vi) the Company must have delivered to the Trustee an opinion of counsel to the effect that the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally, (vii) the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others and (viii) the Company must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

TRANSFER AND EXCHANGE

  A holder of Notes may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a holder to pay any taxes and fees required by law or permitted by the Indenture.

The Company will not be required to transfer or exchange any Note selected for redemption. Also, the Company will not be required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

  The registered holder of a Note will be treated as the owner of it for all purposes, and all references to "holders" in this "Description of the Notes" are to registered holders unless otherwise indicated.

AMENDMENT AND WAIVER

  Except as provided below, the Indenture or the Notes may be amended with the consent of the holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes).

  Without the consent of each holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder): (a) reduce the principal amount of Notes whose holders must consent to an amendment or waiver, (b) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under the caption "--Repurchase at the Option of Holders"), (c) reduce the rate of or change the time for payment of interest on any Note, (d) waive a Default or Event of Default in the payment of principal of or premium, interest or Liquidated Damages on the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in principal amount of the Notes and a waiver of the payment default that resulted from such acceleration), (e) make any Note payable in money other than that stated in the Notes, (f) make any change in the provisions of the Indenture relating to waivers of past defaults or the rights of holders of Notes to receive payments of principal of or premium, interest or Liquidated Damages on the Notes (except as permitted in clause (g) hereof), (g) waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the caption "-- Repurchase at the Option of Holders"), (h) alter the ranking of the Notes relative to other Indebtedness of the Company or (i) make any change in the foregoing amendment and waiver provisions.

  Notwithstanding the foregoing, without the consent of any holder of Notes, the Company, any Guarantor and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company's obligations to holders of Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the holders of Notes or that does not adversely affect the legal rights under the Indenture of any such holder, to secure the Notes pursuant to the requirements of the "Liens" covenant, to add any additional Guarantor or to release any Guarantor from its Subsidiary Guarantee, in each case as provided in the Indenture, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

  Neither the Company nor any of its Subsidiaries shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any Notes for or as an inducement to any consent, waiver or amendment of any terms or provisions of the Indenture or the Notes, unless such consideration is offered to be paid or agreed to be paid to all holders of the Notes which so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.

CONCERNING THE TRUSTEE

  The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

  The holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

GOVERNING LAW

  The Indenture and the Notes provide that they are, and the Subsidiary Guarantees, upon delivery, will provide that they will be, governed by the laws of the State of New York.

ADDITIONAL INFORMATION

  Anyone who receives this Prospectus may obtain a copy of the Indenture and Registration Rights Agreement without charge by writing to Frontier Oil Corporation, 10000 Memorial Drive, Suite 600, Houston, Texas 77024-3411,
Attention: Secretary.

FORM, DENOMINATION AND REGISTRATION

 Global Notes; Book Entry Form

  The Old Notes were offered and sold (a) to Qualified Institutional Buyers in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 144A ("Rule 144A Notes") and (b) outside the United States in reliance on Regulation S under the Securities Act ("Regulation S Notes"). Except as set forth below, Notes will be issued in registered, global form without interest coupons in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

  Rule 144A Notes are represented by one Note in registered, global form without interest coupons (the "Rule 144A Global Note"). The Rule 144A Global Note was deposited upon issuance with the Trustee as custodian for DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

  Regulation S Notes initially are represented by one temporary Note in registered, global form without interest coupons (the "Regulation S Temporary Global Note"). The Regulation S Temporary Global Note was deposited on behalf of the subscribers thereof with a custodian for DTC. The Regulation S Temporary Global Note was registered in the name of a nominee of DTC for credit to the subscribers' respective accounts at the Euroclear and Cedel Bank. Beneficial interests in the Regulation S Temporary Global Note may be held only through Euroclear or Cedel Bank.

  After the occurrence of (i) the expiration of a 40-day restricted period, as defined under Regulation S (the "Restricted Period"), or (ii) the exchange of a beneficial interest in the Regulation S Global Notes for a beneficial interest in a global note representing Exchange Notes upon consummation of the Exchange Offer and upon delivery of certification that the beneficial owners thereof are not U.S. persons (as defined in Rule 902(o) under the Securities
Act) or that such beneficial owners purchased such Notes in a transaction that did not require registration under the Securities Act and are in the process of obtaining a beneficial interest in the Rule 144A Global Note in exchange for their beneficial interest in the Regulation S Temporary Global Note, a beneficial interest in the Regulation S Temporary Global Note may be exchanged for an interest in one or more permanent Notes in registered, global form without interest coupons (collectively, the "Regulation S Permanent Global Notes" and, together with the Regulation S Temporary Global Notes, the "Regulation S Global Note") (the Regulation S Global Note and the 144A Global Note collectively, the "Global Notes") which is expected to be deposited with the Trustee as custodian for, and registered in the name of, a nominee of DTC. Investors may hold beneficial interests in the Regulation S Permanent Global Note through organizations other than Euroclear and Cedel Bank that are Participants in DTC's system. Euroclear and Cedel Bank will hold interests in the Regulation S Global Note on behalf of their Participants through customers' securities accounts in their respective names on the books of their respective depositaries, which are Morgan Guaranty Trust Company of New York, Brussels office, as operator of Euroclear, and Citibank, N.A., as operator of Cedel Bank. In turn, each of Euroclear and Cedel Bank will hold such interests in the Regulation S Global Note in customers' securities accounts in its name on the books of DTC.

  The Notes that are issued as described below under the caption "-- Certificated Notes" will be issued in the form of registered definitive certificates (the "Certificated Notes"). Such Certificated Securities may, unless the Global Notes have previously been exchanged for Certificated Notes, be exchanged for an interest in a Global Note representing the principal amount of Notes being transferred.

  DTC is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants" or "DTC's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. DTC's Participants include securities brokers and dealers (including the Initial Purchaser), banks and trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or "DTC's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through DTC's Participants or DTC's Indirect Participants.

  The Company expects that, pursuant to procedures established by DTC, (i) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Initial Purchaser with portions of the principal amount of the Global Notes and (ii) ownership of the Notes evidenced by the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interests of DTC's Participants), DTC's Participants and DTC's Indirect Participants. Prospective purchasers are advised that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer Notes evidenced by the Global Notes will be limited to such extent.

  Beneficial interests in one Global Note may be transferred to a person who takes delivery in the form of a beneficial interest in another Global Note only upon receipt by the Trustee of a written certification (in the form provided in the Indenture) to the effect that such transfer is being made in accordance with the Indenture and with the Securities Act and any applicable securities laws of any state of the United States or any other jurisdiction. Any beneficial interest in one of the Global Notes that is transferred to a person who takes delivery in the form of a beneficial interest in another Global Note will, upon transfer, cease to be a beneficial interest in such Global Note and become a beneficial interest in the other Global Note and accordingly, will thereafter be subject to all transfer restrictions, if any, and other procedures applicable to beneficial interests in such other Global Note for as long as it remains such a beneficial interest.

  So long as the Global Note holder is the registered owner of any Notes, the Global Note holder will be considered the sole holder under the Indenture of any Notes evidenced by the Global Notes. Beneficial owners of Notes evidenced by the Global Notes will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records of DTC or for maintaining, supervising or reviewing any records of DTC relating to the Notes.

  Payments in respect of the principal of and premium, interest and Liquidated Damages, if any, on any Notes registered in the name of the Global Note holder on the applicable record date will be payable by the Trustee to or at the direction of the Global Note holder in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Notes. The Company believes, however, that it is currently the policy of DTC to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of DTC. Payments by DTC's Participants and DTC's Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practice and will be the responsibility of DTC's Participants or DTC's Indirect Participants.

 Additional Information Concerning Euroclear and Cedel Bank

  Euroclear and Cedel Bank hold securities for participating organizations and facilitate the clearance and settlement of securities transactions between their respective participants through electronic book-entry changes in accounts of such participants. Euroclear and Cedel Bank provide to their participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Euroclear and Cedel Bank interface with domestic securities markets. Euroclear and Cedel Bank participants are financial institutions such as underwriters, securities brokers and dealers, banks, trust companies and certain other organizations. Indirect access to Euroclear and Cedel Bank is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodian relationship with a Euroclear or Cedel Bank participant, either directly or indirectly.

  When beneficial interests are to be transferred from the account of a Participant (other than Morgan Guaranty Trust Company of New York and Citibank, N.A., as depositaries for Euroclear and Cedel Bank, respectively) to the account of a Euroclear participant or a Cedel Bank participant, the purchaser must send instructions to Euroclear or Cedel Bank through a participant at least one business day prior to settlement. Euroclear or Cedel Bank, as the case may be, will instruct Morgan Guaranty Trust Company of New York or Citibank, N.A. to receive the beneficial interests against payment. Payment will include interest attributable to the beneficial interest from and including the last payment date to and excluding the settlement date, on the basis of a calendar year consisting of twelve 30-day calendar months. For transactions settling on the 31st day of the month, payment will include interest accrued to and excluding the first day of the following month. Payment will then be made by Morgan Guaranty Trust Company of New York or Citibank, N.A., as the case may be, to the Participant's account against delivery of the beneficial interests. After settlement has been completed, the beneficial interests will be credited to the respective clearing systems and by the clearing system, in accordance with its usual procedures, to the Euroclear participants' or Cedel Bank participants' account. Credit for the beneficial interests will appear on the next business day (European time) and the cash debit will be back-valued to, and interest attributable to the beneficial interests will accrue from, the value date (which would be the preceding business day when settlement occurs in New York). If settlement is not completed on the intended value date (i.e., if the trade fails), the Euroclear or Cedel Bank cash debit will instead be valued as of the actual settlement date.

  Euroclear participants and Cedel Bank participants will need to make available to the respective clearing systems the funds necessary to process same-day funds settlement. The most direct means of doing so is to preposition funds for settlement, either from cash on hand or existing lines of credit, as they would for any settlement occurring within Euroclear or Cedel Bank. Under this approach, such participants may take on credit exposure to Euroclear or Cedel Bank until the beneficial interests are credited to their accounts one day later. Finally, day traders that use Euroclear or Cedel Bank and that purchase beneficial interests from Participants for credit to Euroclear participants or Cedel Bank participants should note that these trades would automatically fall on the sale side unless affirmative action were taken to avoid these potential problems.

  Due to time zone differences in their favor, Euroclear participants and Cedel Bank participants may employ their customary procedures for transactions in which beneficial interests are to be transferred by the respective clearing system, through Morgan Guaranty Trust Company of New York or Citibank, N.A., to another Participant. The seller must send instructions to Euroclear or Cedel Bank through a participant at least one business day prior to settlement. In these cases, Euroclear or Cedel Bank will instruct Morgan Guaranty Trust Company of New York or Citibank, N.A., as the case may be, to credit the beneficial interests to the Participant's account against payment. Payment will include interest attributable to the beneficial interest from and including the last payment date to and excluding the settlement date on the basis of a calendar year consisting of twelve 30-day calendar months. For transactions settling on the 31st day of the month, payment will include interest accrued to and excluding the first day of the following month. The payment will then be reflected in the account of the Euroclear participant or Cedel Bank participant the following business day, and receipt of the cash proceeds in the Euroclear or Cedel Bank participant's account will be back-valued to the value date (which would be the preceding business day, when settlement occurs in New York). If the Euroclear participant or Cedel Bank participant has a line of credit with its representative clearing system and elects to draw on such line of credit in anticipation of receipt of the sale proceeds in its account, the back-valuation may substantially reduce or offset any overdraft charges incurred over that one-day period. If settlement is not completed on the intended value date (i.e., if the trade fails), receipt of the cash proceeds in the Euroclear or Cedel Bank participant's account would instead be valued as of the actual settlement date.

 Certificated Notes

  Subject to certain conditions, any person having a beneficial interest in a Global Note may, upon request to the Trustee, exchange such beneficial interest for Notes in the form of Certificated Notes. Upon any such issuance, the Trustee is required to register such Certificated Notes in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). In addition, if (i) the Company notifies the Trustee in writing that DTC is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Notes in the form of Certificated Notes under the Indenture, then, upon surrender by the Global Note holder of the Global Notes, Notes in such form will be issued to each person that the Global Note holder and DTC identify as being the beneficial owner of the related Notes.

  Neither the Company nor the Trustee will be liable for any delay by the Global Note holder or DTC in identifying the beneficial owners of Notes and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note holder or DTC for all purposes.

CERTAIN DEFINITIONS

  Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

  "Adjusted Net Assets" of a Guarantor at any date shall mean the amount by which the fair value of the properties and assets of such Guarantor exceeds the total amount of liabilities, including, without limitation, contingent liabilities (after giving effect to all other fixed and contingent liabilities incurred or assumed on such date), but excluding liabilities under its Subsidiary Guarantee, of such Guarantor at such date.

  "Affiliate" of any specified Person means an "affiliate" of such Person, as such term is defined for purposes of Rule 144 under the Securities Act.

  "Asset Sale" means (a) the sale, lease, conveyance or other disposition (a "disposition") of any assets or rights (including, without limitation, by way of a sale and leaseback), excluding dispositions in the ordinary course of business (provided that the disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "-- Repurchase at the Option of Holders--Change of Control" and the provisions described above under the caption "--Certain Covenants--Merger, Consolidation, or Sale of Assets" and not by the provisions of the Asset Sales covenant), (b) the issue or sale by the Company or any of its Restricted Subsidiaries of Equity Interests of any of the Company's Subsidiaries, and (c) any Event of Loss, whether, in the case of clause (a), (b)

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

or (c), in a single transaction or a series of related transactions, provided that such transaction or series of transactions (i) has a fair market value in excess of $1.0 million or (ii) results in the payment of net proceeds in excess of $1.0 million. Notwithstanding the foregoing, the following transactions will be deemed not to be Asset Sales: (A) a disposition of obsolete or excess equipment or other assets; (B) a disposition of assets by the Company to a Wholly Owned Restricted Subsidiary or by a Wholly Owned Restricted Subsidiary to the Company or to another Wholly Owned Restricted Subsidiary; (C) a disposition of Equity Interests by a Wholly Owned Restricted Subsidiary to the Company or to another Wholly Owned Restricted Subsidiary;
(D) a Permitted Investment or Restricted Payment that is permitted by the Indenture; (E) any lease of any equipment or other assets entered into in the ordinary course of business and with respect to which the Company or any Restricted Subsidiary thereof is the lessor, except any such lease that provides for the acquisition of such assets by the lessee during or at the end of the term thereof for an amount that is less than the fair market value thereof at the time the right to acquire such assets occurs; (F) any sale of inventory or hydrocarbons or other products (including crude oil and refined products), in each case in the ordinary course of business of the Company's operations; and (G) any trade or exchange by the Company or any Restricted Subsidiary of any inventory or hydrocarbons or other products (including crude oil and refined products) for similar products held by another Person; provided that the fair market value of the properties traded or exchanged by the Company or such Restricted Subsidiary is reasonably equivalent to the fair market value of the properties to be received by the Company or such Restricted Subsidiary.

  "Attributable Indebtedness" in respect of a sale-and-leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale-and-lease-back transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended). As used in the preceding sentence, the "net rental payments" under any lease for any such period shall mean the sum of rental and other payments required to be paid with respect to such period by the lessee thereunder, excluding any amounts required to be paid by such lessee on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges. In the case of any lease that is terminable by the lessee upon payment of penalty, such net rental payment shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

  "Board of Directors" means the board of directors of the Company or any committee thereof duly authorized to act on behalf of such board.

  "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

  "Capital Stock" means (a) in the case of a corporation, corporate stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and
(d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

  "Cash Equivalents" means (a) United States dollars or up to $2.0 million of Canadian dollars, (b) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition, (c) certificates of deposit and Eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any commercial bank organized under the laws of any country that is a member of the Organization for Economic Cooperation and Development having capital and surplus in excess of $500 million, (d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause
(c)
above, (e) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Rating Service and in each case maturing within 180 days after the date of acquisition, (f) deposits available for withdrawal on demand with any commercial bank not meeting the qualifications specified in clause (c) above, provided all such deposits do not exceed $2.0 million in the aggregate at any one time, and (g) money market mutual funds substantially all of the assets of which are of the type described in the foregoing clauses (a) through (e).

  "Common Stock" means the Common Stock of the Company, no par value.

  "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, to the extent deducted or excluded in calculating Consolidated Net Income for such period,
(a) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale, (b) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries, (c) Consolidated Interest Expense of such Person and its Restricted Subsidiaries, and (d) depreciation and amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) of such Person and its Restricted Subsidiaries, in each case, on a consolidated basis and determined in accordance with GAAP.

  "Consolidated Interest Coverage Ratio" means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Consolidated Interest Expense of such Person for such period; provided, however, that the Consolidated Interest Coverage Ratio shall be calculated giving pro forma effect to each of the following transactions as if each such transaction had occurred at the beginning of the applicable four-quarter reference period: (a) any incurrence, assumption, guarantee or redemption by the Company or any of its Restricted Subsidiaries of any Indebtedness (other than revolving credit borrowings) subsequent to the commencement of the period for which the Consolidated Interest Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Consolidated Interest Coverage Ratio is made (the "Calculation Date"); (b) any acquisition that has been made by the Company or any of its Restricted Subsidiaries, or approved and expected to be consummated within 30 days of the Calculation Date, including, in each case, through a merger or consolidation, and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date (in which case Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (c) of the proviso set forth in the definition of Consolidated Net Income); and (c) any other transaction that may be given pro forma effect in accordance with Article 11 of Regulation S-X as in effect from time to time; provided further, however, that (i) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded and
(ii) the Consolidated Interest Expense attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Consolidated Interest Expense will not be obligations of the referent Person or any of its Restricted Subsidiaries following the Calculation Date.

  "Consolidated Interest Expense" means, with respect to any Person for any period, the sum, without duplication, of (a) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations but excluding amortization of debt issuance costs) and (b) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period, in each case determined on a consolidated basis in accordance with GAAP.

  "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP, provided that (a) the Net Income (but not loss) of any Person that is not a Restricted

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

Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Restricted Subsidiary thereof, (b) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its shareholders, (c) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded and (d) the cumulative effect of a change in accounting principles shall be excluded.

  "Consolidated Net Tangible Assets" means, with respect to any Person as of any date, the sum of the amounts that would appear on a consolidated balance sheet of such Person and its consolidated Restricted Subsidiaries as the total assets of such Person and its consolidated Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP and after deducting therefrom,
(a) to the extent otherwise included, unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or development expenses and other intangible items and (b) the aggregate amount of liabilities of the Company and its Restricted Subsidiaries which may be properly classified as current liabilities (including tax accrued as estimated), determined on a consolidated basis in accordance with GAAP.

  "Consolidated Net Worth" means, with respect to any Person as of any date, the sum of (a) the consolidated equity of the common shareholders of such Person and its consolidated Restricted Subsidiaries as of such date plus (b) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock, less (i) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the Issue Date in the book value of any asset owned by such Person or a consolidated Restricted Subsidiary of such Person, (ii) all investments as of such date in unconsolidated Subsidiaries and in Persons that are not Restricted Subsidiaries and (iii) all unamortized debt discount and expense and unamortized deferred charges as of such date, in each case determined in accordance with GAAP.

  "Credit Facility" means that certain Amended and Restated Revolving Credit and Letter of Credit Agreement, dated June 30, 1997, among Frontier Oil and Refining Company, certain banks and Union Bank of California, N.A., including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, in each case as amended, restated, modified, supplemented, extended, renewed, replaced, refinanced or restructured from time to time, whether by the same or any other agent or agents, lender or group of lenders, whether represented by one or more agreements and whether one or more Subsidiaries are borrowers or guarantors thereunder or parties thereto.

  "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

  "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures (excluding any maturity as a result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature or are redeemed or retired in full; provided, however, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof (or of any security into which it is convertible or for which it is exchangeable) have the right to require the issuer to repurchase such Capital Stock (or such security into which it is convertible or for which it is exchangeable) upon the occurrence of any of the events constituting an Asset Sale or a Change of Control shall not constitute Disqualified Stock if such Capital Stock (and all such securities into which it is convertible or for which it is exchangeable) provides that the issuer thereof will not repurchase or redeem any such Capital Stock (or any such security into which it is convertible or for which it is exchangeable) pursuant to such provisions prior to compliance by the Company with the provisions of the Indenture described under the caption "Repurchase at the Option of Holders--Change of Control" or "Repurchase at the Option of Holders--Asset Sales," as the case may be.

  "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

  "Event of Loss" means, with respect to any property or asset of the Company or any Restricted Subsidiary, (a) any damage to such property or asset that results in an insurance settlement with respect thereto on the basis of a total loss or a constructive or compromised total loss or (b) the confiscation, condemnation or requisition of title to such property or asset by any government or instrumentality or agency thereof. An Event of Loss shall be deemed to occur as of the date of the insurance settlement, confiscation, condemnation or requisition of title, as applicable.

  "Existing Indebtedness" means Indebtedness of the Company and its Restricted Subsidiaries (other than Indebtedness under the Credit Facility) in existence on the Issue Date, until such amounts are repaid.

  The term "fair market value" means, with respect to any asset or Investment, the fair market value of such asset or Investment at the time of the event requiring such determination, as determined in good faith by the Board of Directors of the Company or, with respect to any asset or Investment in excess of $10.0 million (other than cash or Cash Equivalents), as determined by a reputable appraisal firm that is, in the judgment of such Board of Directors, qualified to perform the task for which such firm has been engaged and independent with respect to the Company.

  "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

  "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (a) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, but only to the extent that the notional amounts of such agreements do not exceed 105% of the aggregate principal amount of such Indebtedness to which such agreement relates, (b) other agreements or arrangements designed to protect such Person against fluctuations in interest rates, (c) any hedging agreement or other arrangement, in each case that is designed to provide protection against fluctuations in the price of crude oil and gasoline and other refined products (in the ordinary course of business and not for speculative purposes) and (d) any foreign currency futures contract, option or similar agreement or arrangement designed to protect such Person against fluctuations in foreign currency rates, in each case to the extent such obligations are incurred in the ordinary course of business of such Person.

  "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP. The amount of any Indebtedness outstanding as of any date shall be (a) the accreted value thereof, in the case of any Indebtedness that does not require current payments of interest, and (b) the principal amount thereof, in the case of any other Indebtedness.

  "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees by the referent Person of, and Liens on any assets of the referent Person securing, Indebtedness or other obligations of other Persons), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided, however, that the following shall not constitute Investments: (i) extensions of trade credit or other advances to customers on commercially reasonable terms in accordance with normal trade practices or otherwise in the ordinary course of business, (ii) Hedging Obligations and (iii) endorsements of negotiable instruments and documents in the ordinary course of business. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "--Certain Covenants--Restricted Payments."

  "Issue Date" means the date on which the Notes are originally issued under the Indenture.

  "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction other than a precautionary financing statement respecting a lease not intended as a security agreement).

  "Make-Whole Amount" with respect to a Note means an amount equal to the excess, if any, of (i) the present value of the remaining interest, premium and principal payments due on such Note as if such Note were redeemed on February 15, 2002, computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (ii) the outstanding principal amount of such Note. "Treasury Rate" is defined as the yield to maturity at the time of the computation of United States Treasury securities with a constant maturity (as compiled by and published in the most recent Federal Reserve Statistical Release H.15(519), which has become publicly available at least two business days prior to the date of the redemption notice or, if such Statistical Release is no longer published, any publicly available source of similar market date) most nearly equal to the then remaining maturity of the Notes assuming redemption of the Notes on February 15, 2002; provided, however, that if the Make-Whole Average Life of such Note is not equal to the constant maturity of the United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the Make-Whole Average Life of such Notes is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used. "Make-Whole Average Life" means the number of years (calculated to the nearest one-twelfth) between the date of redemption and February 15, 2002.

  "Make-Whole Price" with respect to a Note means the greater of (i) the sum of the outstanding principal amount and Make-Whole Amount of such Note, and
(ii) the redemption price of such Note on February 15, 2002, determined pursuant to the Indenture (104.563% of the principal amount).

  "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (a) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (i) any Asset Sale (including, without limitation, dispositions pursuant to sale-and-leaseback transactions) or (ii) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries and (b) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

  "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (without duplication) (a) the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, sales commissions, recording fees, title transfer fees, title insurance premiums, appraiser fees and costs incurred in connection with preparing such asset for sale) and any relocation expenses incurred as a result thereof, (b) taxes paid or estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), (c) amounts required to be applied to the repayment of Indebtedness (other than under the Credit Facility) secured by a Lien on the asset or assets that were the subject of such Asset Sale and (d) any reserve established in accordance with GAAP or any amount placed in escrow, in either case for adjustment in respect of the sale price of such asset or assets, until such time as such reserve is reversed or such escrow arrangement is terminated, in which case Net Proceeds shall include only the amount of the reserve so reversed or the amount returned to the Company or its Restricted Subsidiaries from such escrow arrangement, as the case may be.

  "Non-Recourse Debt" means Indebtedness (a) as to which neither the Company nor any of its Restricted Subsidiaries (i) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or is otherwise directly or indirectly liable (as a guarantor or otherwise) or (ii) constitutes the lender, (b) no default with respect to which (including any rights the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) the holders of other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity and (c) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries, except to the extent of any Indebtedness incurred by the Company or any of its Restricted Subsidiaries in accordance with clause (a) (i) above.

  "Pari Passu Indebtedness" means, with respect to any Net Proceeds from Asset Sales, Indebtedness of the Company and its Restricted Subsidiaries the terms of which require the Company or such Restricted Subsidiary to apply such Net Proceeds to offer to repurchase such Indebtedness.

  "Permitted Indebtedness" means:

    (a) the incurrence by the Company or a Restricted Subsidiary of Indebtedness under any Working Capital Facility in an aggregate principal amount at any one time outstanding not to exceed the greater of (a) $50.0 million and (b) an amount equal to the sum of 85% of the book value of accounts receivable (less allowance for doubtful accounts) and 60% of the inventory (less applicable reserves) of the Company and its Restricted Subsidiaries, calculated on a consolidated basis and in accordance with GAAP, plus any fees, premiums, expenses (including costs of collection), indemnities and similar amounts payable in connection with such Indebtedness, and less any amounts repaid permanently in accordance with the covenant described under the caption "--Repurchase at the Option of Holders--Asset Sales";

    (b) the incurrence by the Company and its Restricted Subsidiaries of Existing Indebtedness;

    (c) the incurrence by the Company and its Restricted Subsidiaries of Hedging Obligations;

    (d) the incurrence by the Company of Indebtedness represented by the Offered Notes and Exchange Notes;

    (e) the incurrence of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries, provided that (i) if the Company or any Guarantor is the obligor on such Indebtedness, such Indebtedness is expressly subordinate to the payment in full of all obligations with respect to the Notes and (ii) (A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company, or (B) any sale or other transfer of any such Indebtedness to a Person that is neither the Company nor a Restricted Subsidiary of the Company, shall be deemed to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be;

    (f) Indebtedness in respect of bid, performance or surety bonds issued for the account of the Company or any Restricted Subsidiary thereof in the ordinary course of business, including guarantees or obligations of the Company or any Restricted Subsidiary thereof with respect to letters of credit supporting such bid, performance or surety obligations (in each case other than for an obligation for money borrowed);

    (g) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Debt in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund Indebtedness that was permitted by the Indenture to be incurred (other than pursuant to clause (a) or (e) of this definition);

    (h) incurrence by any Subsidiary of the Company of a Subsidiary
  Guarantee;

    (i) incurrence of Non-Recourse Debt; or

    (j) incurrence by the Company or any Restricted Subsidiary of any additional Indebtedness not to exceed $5.0 million at any time outstanding.

  In the event that the incurrence of any Indebtedness would be permitted under the covenant "Incurrence of Indebtedness and Issuance of Disqualified Stock" or one or more of the provisions of this definition, the Company may designate (in the form of an Officers' Certificate delivered to the Trustee) the particular provision of the Indenture pursuant to which it is incurring such Indebtedness.

  "Permitted Investments" means (a) any Investment in the Company or in a Restricted Subsidiary of the Company, (b) any Investment in Cash Equivalents,
(c) any Investment by the Company or any Restricted Subsidiary of the Company in a Person if as a result of such Investment (i) such Person becomes a Restricted Subsidiary of the Company or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company, (d) any Investment made as a result of the receipt of non-cash consideration from (i) an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales" or (ii) a disposition of assets that does not constitute an Asset Sale, (e) acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company, and (f) Investments in a Person engaged in the Principal Business, provided that the aggregate amount of such Investments pursuant to this clause (f) in Persons that are not Restricted Subsidiaries of the Company shall not exceed $20.0 million at any one time.

  "Permitted Liens" means (a) Liens securing Indebtedness incurred pursuant to clause (a) of the definition of "Permitted Indebtedness," (b) Liens in favor of the Company or any of its Restricted Subsidiaries, (c) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to its contemplation of such merger or consolidation and do not extend to any property other than those of the Person merged into or consolidated with the Company or any of its Restricted Subsidiaries, (d) Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to its contemplation of such acquisition and do not extend to any other property, (e) Liens to secure the performance of statutory obligations, surety or appeal bonds, bid or performance bonds, insurance obligations or other obligations of a like nature incurred in the ordinary course of business, (f) Liens securing Hedging Obligations, (g) Liens existing on the Issue Date, (h) Liens securing Non-Recourse Debt, (i) any interest or title of a lessor under a Capital Lease Obligation or an operating lease, (j) Liens arising by reason of deposits necessary to obtain standby letters of credit in the ordinary course of business, (including deposits necessary to obtain standby letters of credit),
(k) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security and related benefits, (l) easements, rights of way restrictions and other similar charges or encumbrances not interfering in any material respect with the business of the Company or any Restricted Subsidiary, (m) any other Liens imposed by operation of law which do not materially affect the Company's or any Guarantor's ability to perform its obligations under the Notes or any Subsidiary Guarantee, (n) any attachment or judgment Lien, unless the judgment it secures shall not, within 60 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall not have been discharged within 60 days after the expiration of any such stay, (o) Liens to secure Purchase Money Indebtedness, which Liens shall not extend to any other property or assets of the Company or a Restricted Subsidiary (other than any associated accounts, contracts and insurance proceeds), (p) Liens securing Permitted Refinancing Indebtedness with respect to any Indebtedness referred to in clause (o) above, and (q) Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company with respect to obligations that do not exceed $5.0 million at any one time outstanding and that (i) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (ii) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Company or such Restricted Subsidiary.

  "Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries; provided, however, that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus premium, if any, and accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith), (b) such Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded, (c) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Notes on terms at least as favorable, taken as a whole, to the holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded and (d) such Indebtedness is incurred either by the Company or by the Restricted Subsidiary that is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; provided, however, that a Restricted Subsidiary that is also a Guarantor may guarantee Permitted Refinancing Indebtedness incurred by the Company, whether or not such Restricted Subsidiary was an obligor or guarantor of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; provided further, however, that if such Permitted Refinancing Indebtedness is subordinated to the Notes, such guarantee shall be subordinated to such Restricted Subsidiary's Subsidiary Guarantee to at least the same extent.

  "Principal Business" means (i) the business of the exploration for, and development, acquisition, production, processing, marketing, refining, storage and transportation of, hydrocarbons, (ii) any related energy and natural resource business, (iii) any business currently engaged in by the Company or its Subsidiaries, (iv) convenience stores, retail service stations, truck stops and other public accommodations in connection therewith and (iv) any activity or business that is a reasonable extension, development or expansion of any of the foregoing.

  "Purchase Money Indebtedness" means Indebtedness incurred for the purpose of
(i) financing all or any part of the purchase price of any real or personal property or assets incurred prior to, at the time of, or within 120 days after, the acquisition of such property or assets or (ii) financing all or any part of the cost of construction of any such property or assets, provided that the amount of any such financing shall not exceed the amount expended in the acquisition of, or the construction of, such property or assets.

  "Qualified Equity Offering" means (a) any sale of Equity Interests (other than Disqualified Stock) of the Company pursuant to an underwritten offering registered under the Securities Act or (b) any sale of Equity Interests (other than Disqualified Stock) of the Company so long as, at the time of consummation of such sale, the Company has a class of common equity securities registered pursuant to Section 12(b) or Section 12(g) under the Exchange Act.

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

  "Restricted Investment" means an Investment other than a Permitted
Investment.

  "Restricted Subsidiary" of a Person means any Subsidiary of such Person that is not an Unrestricted Subsidiary.

  "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

  "Subsidiary" means, with respect to any Person, (a) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (b) any partnership (i) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (ii) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

  "Unrestricted Subsidiary" means any Subsidiary that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary at the time of such designation (a) has no Indebtedness other than Non-Recourse Debt, (b) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless such agreement, contract, arrangement or understanding does not violate the terms of the Indenture described under the caption "--Certain Covenants--Transactions with Affiliates," and (c) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (i) to subscribe for additional Equity Interests or (ii) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results, in each case, except to the extent otherwise permitted by the Indenture. Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under the caption "--Certain Covenants--Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "-- Incurrence of Indebtedness and Issuance of Disqualified Stock," the Company shall be in default of such covenant). The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary, provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (A) such Indebtedness is permitted under the covenant described under the caption "--Incurrence of Indebtedness and Issuance of Disqualified Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, and (B) no Default or Event of Default would be in existence following such designation.

  "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one twelfth) that will elapse between such date and the making of such payment, by (b) the then outstanding principal amount of such Indebtedness.

  "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person to the extent (a) all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned directly or indirectly by such Person or (b) such Restricted Subsidiary is organized in a foreign jurisdiction and is required by the applicable laws and regulations of such foreign jurisdiction to be partially owned by the government of such foreign jurisdiction or individual or corporate citizens of such foreign jurisdiction in order for such Restricted Subsidiary to transact business in such foreign jurisdiction, provided that such Person, directly or indirectly, owns the remaining Capital Stock or ownership interests in such Restricted Subsidiary and, by contract or otherwise, controls the management and business of such Restricted Subsidiary and derives the economic benefits of ownership of such Restricted Subsidiary to substantially the same extent as if such Restricted Subsidiary were a wholly owned Restricted Subsidiary.

  "Working Capital Facility" includes the Credit Facility and any other working capital facilities entered into by the Company or any of its Restricted Subsidiaries, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, in each case as amended, restated, modified, supplemented, extended, renewed, replaced, refinanced or restructured from time to time, whether by the same or any other agent or agents, lender or group of lenders, whether represented by one or more agreements and whether one or more Subsidiaries are borrowers, or guarantors thereunder or parties thereto.

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

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

  The following is a general discussion of certain United States federal income tax consequences resulting from the acquisition, ownership and disposition of Notes by an initial beneficial owner of Notes. The tax treatment of the holders of the Notes may vary depending upon their particular situations. The legal conclusions expressed in this summary are based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury regulations, judicial authority and administrative rulings, all as in effect as of the date of this Offering Memorandum, and all of which are subject to change, either prospectively or retroactively. These authorities are subject to various interpretations and it is therefore possible that the tax treatment of the Notes may differ from the treatment described below. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conclusions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to holders.

  This discussion deals only with persons who will hold the Notes as capital assets. In addition, certain other holders (including insurance companies, tax exempt organizations, financial institutions and broker-dealers) may be subject to special rules not discussed below. For purposes of this discussion, a "United States person" means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in the United States or under the laws of the United States or of any political subdivision thereof, an estate whose income is includible in gross income for United States federal income tax purposes regardless of its source or a trust, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE UNITED STATES FEDERAL TAX CONSEQUENCES OF ACQUIRING, HOLDING AND DISPOSING OF NOTES, AS WELL AS ANY TAX CONSEQUENCES THAT MAY ARISE UNDER THE LAWS OF ANY FOREIGN, STATE, LOCAL OR OTHER TAXING JURISDICTION.

INTEREST

  Interest on the Notes generally will be includable in the income of a United States person as ordinary income at the time such interest is received or accrued, in accordance with such United States person's method of accounting for United States federal income tax purposes. The Company expects that the Notes will not be issued with original issue discount within the meaning of the Code.

EFFECT OF OPTIONAL REDEMPTION

  The Company, at its option, may redeem part or all of the Notes at the times and for the amounts described in "Description of the Notes--Optional Redemption" herein. The Treasury regulations provide that for purposes of calculating the yield to maturity of a debt instrument, an issuer will be treated as exercising any option if its exercise would lower the yield of the debt instrument. However, in this case a redemption of the Notes at the optional redemption prices would increase the effective yield of such Notes as calculated from the date of issuance.

THE EXCHANGE OFFER

  Pursuant to the Treasury regulations, the exchange of Notes for Exchange Notes pursuant to the Exchange Offer should not constitute a significant modification of the terms of the Notes, and, accordingly, such exchange should be treated as a "non-event" for federal income tax purposes. Therefore, such exchange should have no federal income tax consequences to United States persons. The holding period of an Exchange Note will include the holding period of the Note for which it was exchanged; the basis of an Exchange Note will be the same as the basis of the Note for which it was exchanged; and each United States person holding the Notes would continue to be required to include interest on the Notes in its gross income in accordance with its method of accounting for United States federal income tax purposes.

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

SALES, EXCHANGE OR RETIREMENT OF NOTES

  Upon the sale, exchange, redemption or other disposition of a Note, other than the exchange of a Note for an Exchange Note (see "--The Exchange Offer" above), a holder of a Note generally will recognize gain or loss in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale, exchange, redemption or other disposition of the Note (other than in respect of accrued and unpaid interest on the Note, which such amounts are treated as ordinary interest income) and such holder's adjusted tax basis in the Note. Such gain or loss will be capital gain or loss, and will generally be long-term capital gain taxable at a rate of 20% if the Note is held for more than 18 months, mid-term capital gain taxable at a rate of 28% if the Note is held for 18 months or less but more than 12 months, and short-term capital gain taxable at ordinary income tax rates if the Note is held for 12 months or less. Subsequent to December 31, 2000, the capital gain rate would be reduced to 18% if a Note has been held for more than five years. The deductibility of capital losses is subject to limitations.

BACKUP WITHHOLDING AND INFORMATION REPORTING

  In general, information reporting requirements will apply to interest payments on the Notes made to United States persons, other than certain exempt recipients (such as corporations), and to proceeds realized by such United States persons on dispositions of Notes. A 31% backup withholding tax will apply to such amounts only if the United States person: (i) fails to furnish its social security or other taxpayer identification number ("TIN") within a reasonable time after request therefor, (ii) furnishes an incorrect TIN, (iii) fails to report properly interest or dividend income, or (iv) fails, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is not subject to backup withholding. Any amount withheld under the backup withholding rules may be refunded or credited against the United States persons' United States federal income tax liability, provided that the required information is furnished to the Internal Revenue Service.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES APPLICABLE TO NON-UNITED STATES HOLDERS

  For purposes of this discussion, a "Non-United States Holder" is an initial beneficial owner of a Note that for United States federal income tax purposes is not a United States person.

INTEREST

  Interest paid by the Company to a Non-United States Holder will not be subject to United States federal income or withholding tax if such interest is not effectively connected with the conduct of a trade or business within the United States by such Non-United States Holder and such Non-United States
Holder: (i) does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company; (ii) is not a controlled foreign corporation with respect to which the Company is a "related person" within the meaning of the Code; (iii) is not a bank whose receipt of interest on a Note is described in section 881(c)(3)(A) of the Code; and (iv) certifies, under penalties of perjury, that such holder is not a United States person and provides such holder's name and address.

SALE, EXCHANGE OR RETIREMENT OF NOTES

  A Non-United States Holder will generally not be subject to United States federal income tax on gain recognized on a sale, exchange, retirement (including redemption) or other disposition of a Note unless: (i) the gain is effectively connected with the conduct of a trade or business within the United States by the Non-United States Holder; or (ii) in the case of a Non-United States Holder who is a nonresident alien individual and holds the Note as a capital asset, such holder is present in the United States for 183 or more days in the taxable year and certain other requirements are met.

FEDERAL ESTATE TAXES

  If interest on the Notes is exempt from withholding of United States federal income tax under the rules described above, the Notes will not be included in the estate of a deceased Non-United States Holder for United States federal estate tax purposes.

INFORMATION REPORTING AND BACKUP WITHHOLDING

  The Company will, where required, report to the holders of Notes and the Internal Revenue Service the amount of any interest paid on the Notes in each calendar year and the amounts of tax withheld, if any, with respect to such payments.

  In the case of payments of interest to Non-United States Holders, temporary Treasury regulations provide that the 31% backup withholding tax and certain information reporting will not apply to such payments with respect to which either the requisite certification, as described above, has been received or an exemption has otherwise been established; provided that neither the Company nor its payment agent has actual knowledge that the holder is a United States person or that the conditions of any other exemption are not in fact satisfied. Under temporary Treasury regulations, these information reporting and backup withholding requirements will apply, however, to the gross proceeds paid to a Non-United States Holder on the disposition of the Notes by or through a United States office of a United States or foreign broker, unless the holder certifies to the broker under penalties of perjury as to its name, address and status as a foreign person or the holder otherwise establishes an exemption. Information reporting requirements, but not backup withholding, will also apply to a payment of the proceeds of a disposition of the Notes by or through a foreign office of a United States broker or foreign brokers with certain types of relationships to the United States unless such broker has documentary evidence in its file that the holder of the Notes is not a United States person, and such broker has no actual knowledge to the contrary, or the holder establishes an exception. Neither information reporting nor backup withholding generally will apply to a payment of the proceeds of a disposition of the Notes by or through a foreign office of a foreign broker not subject to the preceding sentence.

  United States Treasury regulations, which generally are effective for payments made after December 31, 1998, subject to certain transition rules, alter the foregoing rules in certain respects. Among other things, such regulations provide presumptions under which a Non-United States Holder is subject to information reporting and backup withholding at the rate of 31% unless the Company receives certification from the holder of non-U.S. status. Depending on the circumstances, this certification will need to be provided
(i) directly by the Non-United States Holder, (ii) in the case of a Non-United States Holder that is treated as a partnership or other fiscally transparent entity, by the partners, shareholders or other beneficiaries of such entity, or (iii) certain qualified financial institutions or other qualified entities on behalf of the Non-United States Holder.

  Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the Non-United States Holder's United States federal income tax liability, provided that the required information is furnished to the Internal Revenue Service.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
                         FOR NON-UNITED STATES HOLDERS

  The following is a general discussion of certain United States federal income and estate tax consequences of the acquisition, ownership and disposition of Notes by an initial beneficial owner of Notes that, for United States federal income tax purposes, is not a "United States person" (a "Non-United States Holder"). This discussion is based upon the United States federal tax law now in effect, which is subject to change, possibly retroactively. For purposes of this discussion, a "United States person" means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in the United States or under the laws of the United States or of any political subdivision thereof, an estate whose income is includible in gross income for United States federal income tax purposes regardless of its source or a trust, (A) for taxable years beginning after December 31, 1996 (or ending after August 20, 1996, if the trustee has made an applicable election) if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (B) for taxable years not described in clause (A), if the income of the trust is includible in gross income for United States federal income tax purposes regardless of its source. The tax treatment of the Holders of the Notes may vary depending upon their particular situations. U.S. persons acquiring the Notes are subject to different rules than those discussed below. In addition, certain other holders (including insurance companies, tax exempt organizations, financial institutions and broker-dealers) may be subject to special rules not discussed below.

INTEREST

  Interest paid by the Company to a Non-United States Holder will not be subject to United States federal income or withholding tax if such interest is not effectively connected with the conduct of a trade or business within the United States by such Non-United States Holder and such Non-United States
Holder: (i) does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company; (ii) is not a controlled foreign corporation with respect to which the Company is a "related person" within the meaning of the Code; and (iii) certifies, under penalties of perjury, that such holder is not a United States person and provides such holder's name and address.

GAIN ON DISPOSITION

  A Non-United States Holder will generally not be subject to United States federal income tax on gain recognized on a sale, redemption or other disposition of a Note unless: (i) the gain is effectively connected with the conduct of a trade or business within the United States by the Non-United States Holder; or (ii) in the case of a Non-United States Holder who is a nonresident alien individual and holds the Note as a capital asset, such holder is present in the United States for 183 or more days in the taxable year and certain other requirements are met.

FEDERAL ESTATE TAXES

  If interest on the Notes is exempt from withholding of United States federal income tax under the rules described above, the Notes will not be included in the estate of a deceased Non-United States Holder for United States federal estate tax purposes.

INFORMATION REPORTING AND BACKUP WITHHOLDING

  The Company will, where required, report to the Holders of Notes and the Internal Revenue Service the amount of any interest paid on the Notes in each calendar year and the amounts of tax withheld, if any, with respect to such payments.

  In the case of payments of interest to Non-United States Holders, temporary Treasury regulations provide that the 31% backup withholding tax and certain information reporting will not apply to such payments with respect to which either the requisite certification, as described above, has been received or an exemption has otherwise been established; provided that neither the Company nor its payment agent has actual knowledge that the Holder is a United States person or that the conditions of any other exemption are not in fact satisfied. Under temporary Treasury regulations, these information reporting and backup withholding requirements will apply, however, to the gross proceeds paid to a Non-United States Holder on the disposition of the Notes by or through a United States office of a United States or foreign broker, unless the Holder certifies to the broker under penalties of perjury as to its name, address and status as a foreign person or the Holder otherwise establishes an exemption. Information reporting requirements, but not backup withholding, will also apply to a payment of the proceeds of a disposition of the Notes by or through a foreign office of a United States broker or foreign brokers with certain types of relationships to the United States unless such broker has documentary evidence in its file that the Holder of the Notes is not a United States person, and such broker has no actual knowledge to the contrary, or the Holder establishes an exception. Neither information reporting nor backup withholding generally will apply to a payment of the proceeds of a disposition of the Notes by or through a foreign office of a foreign broker not subject to the preceding sentence.

  Recently, the Treasury Department has issued proposed regulations regarding the withholding and information reporting rules discussed above. In general, the proposed regulations do not alter the substantive withholding and information reporting requirements but unify current certification procedures and forms and clarify reliance standards. If finalized in their current form, the proposed regulations would generally be effective for payments made after December 31, 1998, subject to certain transition rules.

  Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the Non-United States Holder's United States federal income tax liability, provided that the required information is furnished to the IRS.

  THE FOREGOING DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES FOR UNITED STATES AND NON-UNITED STATES HOLDERS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH HOLDER OF THE OLD NOTES AND EACH PROSPECTIVE HOLDER AND, SUBSEQUENT TO THE EXCHANGE OFFER, EACH HOLDER, OF EXCHANGE NOTES SHOULD CONSULT SUCH HOLDER'S OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO SUCH HOLDER OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE EXCHANGE NOTES INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

                             PLAN OF DISTRIBUTION

  Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

  The Company will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transaction, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commission or concessions received by any such person may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter", within the meaning of the Securities Act.

  The Company has agreed that, for a period of one year following the effective date of the Registration Statement with respect to which this Prospectus is a part, it will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer, other than commissions or concessions of any broker-dealer, and will indemnify the holders of the Notes (including any broker-dealers) against certain liabilities including liabilities under the Securities Act.

                                 LEGAL MATTERS

  The validity of the Notes offered hereby will be passed on for the Company by Andrews & Kurth L.L.P., Houston, Texas.

                                    EXPERTS

  The consolidated financial statements of the Company as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, included in this Registration Statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                             AVAILABLE INFORMATION

  Each purchaser of the Notes from the Initial Purchaser will be furnished with a copy of this Offering Memorandum and any related amendments or supplements. Each person receiving this Offering Memorandum acknowledges that
(i) such person has been afforded an opportunity to request from the Company and to review, and has received, all additional information considered by it to be necessary to verify the accuracy and completeness of the information herein, (ii) such person has not relied on the Initial Purchaser or any person affiliated with the Initial Purchaser in connection with its investigation of the accuracy of such information or its investment decision, and (iii) except as provided pursuant to (i) above, no person has been authorized to give any information or to make any representation concerning the Notes offered hereby other than those contained herein and, if given or made, such other information or representation should not be relied upon as having been authorized by the Company or the Initial Purchaser. While any Notes remain outstanding, the Company will make available, upon request, to any holder and any prospective purchaser thereof the information required by Rule 144A(d)(4) under the Securities Act during any period in which the Company is not subject to Section 13 or 15(d) of the Exchange Act. Any such request should be directed to Frontier Oil Corporation, 10000 Memorial Drive, Suite 600, Houston, Texas 77024-3411.

  The Company is subject to the information requirements of the Exchange Act, and in accordance therewith files periodic reports, proxy statements and other information with the Commission. Reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Suite 1400, Northwestern Atrium Center, 14th Floor, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material may also be obtained at prescribed rates by writing to the Commission, Public Reference Section, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and such information may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Such reports, proxy and information statements and other information may be found on the Commission's Web site address, http://www.sec.gov.

                         INDEX TO FINANCIAL INFORMATION

Unaudited Pro Forma Consolidated Financial Information
  Introduction to Unaudited Pro Forma Consolidated Financial Information...  F-2
  Unaudited Pro Forma Consolidated Balance Sheet...........................  F-3
  Unaudited Pro Forma Consolidated Statements of Operations................  F-4
  Notes to Unaudited Pro Forma Consolidated Financial Statements...........  F-5
Consolidated Financial Statements
  Report of Independent Public Accountants.................................  F-6
  Consolidated Statements of Operations....................................  F-7
  Consolidated Balance Sheets..............................................  F-8
  Consolidated Statements of Cash Flows....................................  F-9
  Consolidated Statements of Shareholders' Equity.......................... F-10
  Notes to Consolidated Financial Statements............................... F-11
Selected Quarterly Financial Data (Unaudited).............................. F-22

            UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

  The following unaudited pro forma consolidated financial information (the "Pro Forma Financial Statements") of Frontier Oil Corporation (formerly known as Wainoco Oil Corporation) (the "Company") is based on the Company's historical financial statements, adjusted to give effect to the issuance of the 9 1/8% Senior Notes due 2006 in the Offering and the redemption of all existing debt obligations consisting of the 12% Senior Notes due 2002, 10 3/4% Subordinated Debentures due 1998 and the 7 3/4% Convertible Subordinated Debentures due 2014. The Pro Forma Financial Statements are not necessarily indicative of the results that actually would have occurred if the debt issuance and debt redemptions had been in effect on the dates indicated or which may be obtained in the future. The Pro Forma Financial Statements should be read in conjunction with the historical financial statements of the Company and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Registration Statement. The Pro Forma Balance Sheet as of December 31, 1997 assumes the debt issuance and debt redemptions occurred as of December 31, 1997. The Pro Forma Statement of Operations for the year ended December 31, 1997 assume the debt issuance and debt redemptions occurred January 1, 1997.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                               DECEMBER 31, 1997

                                 (IN THOUSANDS)

                                            HISTORICAL   PRO FORMA     PRO FORMA
                  ASSETS                     FRONTIER  ADJUSTMENTS(F)  FRONTIER
                  ------                    ---------- --------------  ---------
Current Assets:
  Cash, including cash equivalents........   $ 21,735     $ (6,358)(a) $ 15,377
  Receivables.............................     17,204           --       17,204
  Inventory and other current assets......     29,057           --       29,057
                                             --------     --------     --------
    Total Current Assets..................     67,996       (6,358)      61,638
                                             --------     --------     --------
Property and Equipment, at cost:
  Refinery and pipeline...................    149,201           --      149,201
  Furniture, fixtures and other equipment.      3,044           --        3,044
                                             --------     --------     --------
                                              152,245           --      152,245
  Less--Accumulated depreciation..........     45,586           --       45,586
                                             --------     --------     --------
                                              106,659           --      106,659
                                             --------     --------     --------
Other Assets..............................      3,260        1,202 (b)    4,462
                                             --------     --------     --------
                                             $177,915     $ (5,156)    $172,759
                                             ========     ========     ========
   LIABILITIES AND SHAREHOLDERS' EQUITY
   ------------------------------------
Current Liabilities:
  Payables................................   $ 33,527     $     --     $ 33,527
  Accrued interest........................      1,530       (1,530)(c)       --
  Other accrued liabilities...............     12,011           --       12,011
  Current maturities of long-term debt....         --           -- (c)       --
                                             --------     --------     --------
    Total current liabilities.............     47,068       (1,530)      45,538
                                             --------     --------     --------
Long-Term Debt, net of current maturities:
  Frontier Credit Facility................         --           --           --
  9 1/8% Senior Notes due 2006............         --       70,000 (c)   70,000
  12% Senior Notes due 2002...............     24,572      (24,572)(c)       --
  7 3/4% Convertible Subordinated
   Debentures.............................     46,000      (46,000)(c)       --
                                             --------     --------     --------
                                               70,572         (572)      70,000
                                             --------     --------     --------
Other Liabilities.........................      4,341           --        4,341
Shareholders' Equity:
  Preferred stock.........................         --           --           --
  Common stock............................     57,251           --       57,251
  Paid-in capital.........................     84,785           --       84,785
  Retained earnings (deficit).............    (85,866)      (3,054)(d)  (88,920)
  Treasury stock..........................       (236)          --         (236)
                                             --------     --------     --------
    Total Shareholders' Equity............     55,934       (3,054)      52,880
                                             --------     --------     --------
                                             $177,915     $ (5,156)    $172,759
                                             ========     ========     ========

           See accompanying notes to Pro Forma Financial Statements.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                            HISTORICAL   PRO FORMA     PRO FORMA
                                             FRONTIER  ADJUSTMENTS(F)  FRONTIER
                                            ---------- --------------  ---------
Revenues:
  Refined products.........................  $374,091     $            $374,091
  Other....................................     2,327                     2,327
                                             --------                  --------
                                              376,418                   376,418
Costs and Expenses:
  Refining operating costs.................   337,495                   337,495
  Selling and general expenses.............     8,050                     8,050
  Depreciation.............................     9,170                     9,170
                                             --------                  --------
                                              354,715                   354,715
Operating Income...........................    21,703                    21,703
Interest Expense, net......................    13,891      (7,301)(e)     6,590
                                             --------     -------      --------
Income From Continuing Operations..........     7,812       7,301        15,113
Provision for Income Taxes.................        --          --            --
                                             --------     -------      --------
Income From Continuing Operations..........  $  7,812     $ 7,301      $ 15,113
                                             ========     =======      ========
Income per Share From Continuing
 Operations................................  $    .28                  $   0.55
                                             ========                  ========
Average number of common shares
 outstanding...............................    27,457                    27,457
                                             ========                  ========


           See accompanying notes to Pro Forma Financial Statements.

        NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

(a) Reflects the redemption of all existing debt obligations and the related accrued interest with the proceeds from the issuance of the Notes and available cash. Following is a summary of the cash, including cash equivalents, pro forma adjustments (in thousands):

   Proceeds from issuance of the Notes, net of issuance costs......... $ 67,300
   Redemptions:
     12% Senior Notes at a redemption premium of 103.43%..............  (25,415)
     7 3/4% Convertible Subordinated Debentures at a redemption premium of 101.55%..............................................  (46,713)
     Accrued interest on redeemed debt obligations....................   (1,530)
                                                                       --------
       Total redemptions..............................................  (73,658)
                                                                       --------
         Adjustment to cash, including cash equivalents............... $ (6,358)
                                                                       ========

(b) The adjustment to other assets of $1.2 million consists of approximately $2.7 million related to the costs to issue the Notes, offset by the write-off of approximately $1.5 million representing unamortized debt issuance costs associated with the debt to be redeemed.
(c) Reflects the redemption of all of the Company's existing debt, including accrued interest and the issuance of the Notes.
(d) Reflects a nonrecurring charge of approximately $1.6 million related to the redemption premium to be paid on the redemption of 12% Senior Notes and 7 3/4% Convertible Subordinated Debentures and the write-off of approximately $1.5 million of unamortized debt issuance costs associated with the debt to be redeemed.

(e) Reflects (i) the reduction of interest expense as a result of the redemption of existing outstanding indebtedness with proceeds from the Offering and the sale of the Canadian oil and gas properties and (ii) the elimination of interest income on available cash used for the redemption of outstanding indebtedness. "Interest expense, net" adjustments include the following (in thousands):

                                                                    YEAR ENDED
                                                                   DECEMBER 31,
                                                                       1997
                                                                   ------------
      Interest expense on redeemed debt*..........................   $14,644
      Interest expense on the Senior Notes (assumed 9 1/8% annual
       rate)*.....................................................    (6,726)
      Elimination of interest income..............................      (617)
                                                                     -------
        Adjustment to Interest Expense, net.......................   $ 7,301
                                                                     =======

  --------
  * includes amortization of debt issuance costs

(f) The Pro Forma Financial Statements have been prepared assuming 100% of the 7 3/4% Convertible Subordinated Debentures are redeemed. On March 12, 1998, all but $731,000 of the 7 3/4% Convertible Subordinated Debentures were redeemed. Holders of $731,000 of the 7 3/4% Convertible Subordinated Debentures elected to convert into 83,542 shares of the Company's common stock.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of Frontier Oil Corporation:

  We have audited the accompanying consolidated balance sheets of Frontier Oil Corporation (formerly known as Wainoco Oil Corporation) (a Wyoming corporation) and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Frontier Oil Corporation and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Houston, Texas

April 29, 1998

                 FRONTIER OIL CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                     FOR THE YEARS ENDED
                                                         DECEMBER 31,
                                                  ----------------------------
                                                    1997      1996      1995
                                                  --------  --------  --------
Revenues:
  Refined products............................... $374,091  $382,098  $329,784
  Other..........................................    2,327     1,275     2,048
                                                  --------  --------  --------
                                                   376,418   383,373   331,832
                                                  --------  --------  --------
Costs and Expenses:
  Refining operating costs.......................  337,495   362,485   317,311
  Selling and general expenses...................    8,050     6,285     7,156
  Depreciation...................................    9,170     9,018     8,471
                                                  --------  --------  --------
                                                   354,715   377,788   332,938
                                                  --------  --------  --------
Operating Income (loss)..........................   21,703     5,585    (1,106)
Interest expense, net............................   13,891    17,229    18,230
                                                  --------  --------  --------
Income (loss) from continuing operations before
 income taxes....................................    7,812   (11,644)  (19,336)
Provision for Income Taxes.......................       --        --        --
                                                  --------  --------  --------
Income (loss) from continuing operations.........    7,812   (11,644)  (19,336)
Discontinued operations:
  Income from oil and gas operations, net of
   taxes.........................................    1,721     4,752       211
  Gain on disposal of Canadian oil and gas
   properties, net of taxes......................   23,301        --        --
  Recognition of cumulative translation
   adjustment....................................   (9,862)       --        --
                                                  --------  --------  --------
Income (loss) before extraordinary item..........   22,972    (6,892)  (19,125)
Extraordinary loss on retirement of debt, net of
 taxes...........................................    3,917        --        --
                                                  --------  --------  --------
Net income (loss)................................ $ 19,055  $ (6,892) $(19,125)
                                                  ========  ========  ========
Basic and diluted earnings (loss) per share of
 common stock:
  Continuing operations.......................... $    .28  $   (.43) $   (.71)
  Discontinued operations........................      .55       .18       .01
  Extraordinary loss.............................     (.14)       --        --
                                                  --------  --------  --------
Net Income (Loss)................................ $    .69  $   (.25) $   (.70)
                                                  ========  ========  ========


   The accompanying notes are an integral part of these financial statements.

                 FRONTIER OIL CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                          (IN THOUSANDS EXCEPT SHARES)

                                                              DECEMBER 31,
                                                            ------------------
                          ASSETS                              1997      1996
                          ------                            --------  --------
Current assets:
  Cash, including cash equivalents of $19,981 and $609 at
   December 31, 1997 and 1996, respectively................ $ 21,735  $  5,183
  Trade receivables, less allowance for doubtful accounts
   of $500 in 1997 and 1996................................   16,674    19,422
  Other receivables........................................      530     1,357
  Inventory of crude oil, products and other...............   27,666    29,617
  Other current assets.....................................    1,391       730
                                                            --------  --------
    Total current assets...................................   67,996    56,309
                                                            --------  --------
Property, plant and equipment, at cost:
  Refinery and pipeline....................................  149,201   143,172
  Furniture, fixtures and other equipment..................    3,044     3,646
  Oil and gas properties, on a full-cost basis.............       --   170,879
                                                            --------  --------
                                                             152,245   317,697
  Less--accumulated depreciation, depletion and
   amortization............................................   45,586   139,091
                                                            --------  --------
                                                             106,659   178,606
Other assets...............................................    3,260     4,950
                                                            --------  --------
    Total assets........................................... $177,915  $239,865
                                                            ========  ========
           LIAIBLITIES AND SHAREHOLDERS' EQUITY
           ------------------------------------
Current Liabilities:
  Accounts payable......................................... $ 33,527  $ 43,789
  Accrued turnaround cost..................................    6,771     3,490
  Accrued liabilities and other............................    5,240     5,033
  Accrued interest.........................................    1,530     5,249
  Current maturities of long-term debt.....................       --     2,500
                                                            --------  --------
    Total current liabilities..............................   47,068    60,061
                                                            --------  --------
Long-Term Debt, net of current maturities..................   70,572   145,928
Deferred Credits and Other.................................    2,801     6,189
Deferred Income Taxes......................................    1,540     2,418
Commitments and Contingencies..............................
Shareholders' Equity:
  Preferred stock, $100 par value, 500,000 shares
   authorized, no shares issued............................       --        --
  Common stock, no par, 50,000,000 shares authorized,
   28,111,289 shares and 27,313,502 shares issued in 1997
   and 1996, respectively..................................   57,251    57,172
  Paid-in capital..........................................   84,785    81,767
  Retained earnings (deficit)..............................  (85,866) (104,921)
  Cumulative translation adjustment........................       --    (8,501)
  Treasury stock, 52,500 shares and 55,000 shares at
   December 31, 1997 and 1996, respectively................     (236)     (248)
                                                            --------  --------
    Total shareholders' equity.............................   55,934    25,269
                                                            --------  --------
    Total liabilities and shareholders' equity............. $177,915  $239,865
                                                            ========  ========

   The accompanying notes are an integral part of these financial statements.

                 FRONTIER OIL CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                     FOR THE YEARS ENDED
                                                        DECEMBER 31,
                                                 -----------------------------
                                                   1997      1996      1995
                                                 --------  --------  ---------
OPERATING ACTIVITIES
Net income (loss)............................... $ 19,055  $ (6,892) $ (19,125)
Gain on disposal of Canadian oil and gas
 properties.....................................  (23,301)       --         --
Recognition of cumulative translation
 adjustment.....................................    9,862        --         --
Extraordinary loss on retirement of debt........    3,917        --         --
Depreciation, depletion and amortization........   13,018    17,141     21,411
Other...........................................     (202)      795        734
Changes in components of working capital from
 operations
  (Increase) decrease in receivables............      905       765     (1,283)
  (Increase) decrease in inventory..............    1,856    (9,881)     3,884
  (Increase) decrease in other current assets...     (642)      (35)       175
  Increase (decrease) in accounts payable.......   (8,617)    7,659      4,161
  Increase (decrease) in accrued liabilities....   (3,353)   (1,087)       (79)
                                                 --------  --------  ---------
    Net cash provided by operating activities...   12,498     8,465      9,878
INVESTING ACTIVITIES
Additions to property, plant and equipment:
  Continuing operations.........................   (5,675)   (4,760)    (5,217)
  Discontinued operations.......................   (3,298)   (8,654)   (11,960)
Sales of oil and gas and other properties.......   91,307       990     34,145
Other...........................................     (590)      429       (606)
                                                 --------  --------  ---------
    Net cash provided by (used in) investing
     activities.................................   81,744   (11,995)    16,362
FINANCING ACTIVITIES
Borrowings:
  Senior notes..................................    2,000     3,000         --
Payments of debt:
  Bank debt, net................................       --        --    (15,000)
  Senior notes, including redemption premium....  (74,932)       --     (8,000)
  Subordinated debentures.......................   (7,500)       --     (2,500)
Issuance of common stock........................    3,109        --         --
Other...........................................     (357)     (345)      (488)
                                                 --------  --------  ---------
    Net cash provided by (used in) financing
     activities.................................  (77,680)    2,655    (25,988)
Effect of exchange rate changes on cash.........      (10)       13        (38)
                                                 --------  --------  ---------
Increase (decrease) in cash and cash
 equivalents....................................   16,552      (862)       214
Cash and cash equivalents, beginning of period..    5,183     6,045      5,831
                                                 --------  --------  ---------
Cash and cash equivalents, end of period........ $ 21,735  $  5,183  $   6,045
                                                 ========  ========  =========

   The accompanying notes are an integral part of these financial statements.

                 FRONTIER OIL CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                          (IN THOUSANDS EXCEPT SHARES)

                            COMMON STOCK                                   OTHER
                         ------------------                    -----------------------------
                         NUMBER OF                  RETAINED   CUMULATIVE
                           SHARES           PAID-IN EARNINGS   TRANSLATION TREASURY
                           ISSUED   AMOUNT  CAPITAL (DEFICIT)  ADJUSTMENT   STOCK    TOTAL
                         ---------- ------- ------- ---------  ----------- -------- --------
                                            (IN THOUSANDS EXCEPT SHARES)
DECEMBER 31, 1994:       27,310,842 $57,172 $81,758 $ (78,904)  $(10,307)   $(270)  $ 49,449
Shares issued under:
  Stock option plan.....      2,660      --       9        --         --       --          9
  Directors' stock plan.         --      --      --        --         --       11         11
Translation adjustment..         --      --      --        --      2,120       --      2,120
Net loss................         --      --      --   (19,125)        --       --    (19,125)
                         ---------- ------- ------- ---------   --------    -----   --------
DECEMBER 31, 1995:       27,313,502  57,172  81,767   (98,029)    (8,187)    (259)    32,464
Shares issued under:
  Directors' stock plan.         --      --      --        --         --       11         11
Translation adjustment..         --      --      --        --       (314)      --       (314)
Net loss................         --      --      --    (6,892)        --       --     (6,892)
                         ---------- ------- ------- ---------   --------    -----   --------
DECEMBER 31, 1996:       27,313,502  57,172  81,767  (104,921)    (8,501)    (248)    25,269
Shares issued under:
  Stock option plan.....    797,787      79   3,018        --         --       --      3,097
  Directors' stock plan.         --      --      --        --         --       12         12
Translation adjustment..         --      --      --        --     (1,361)      --     (1,361)
Net income..............         --      --      --    19,055         --       --     19,055
Disposition of Canadian
 assets.................         --      --      --        --      9,862       --      9,862
                         ---------- ------- ------- ---------   --------    -----   --------
DECEMBER 31, 1997:       28,111,289 $57,251 $84,785 $ (85,866)  $     --    $(236)  $ 55,934
                         ========== ======= ======= =========   ========    =====   ========


   The accompanying notes are an integral part of these financial statements.

                FRONTIER OIL CORPORATION AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF OPERATIONS

  The financial statements include the accounts of Frontier Oil Corporation (formerly known as Wainoco Oil Corporation), a Wyoming corporation, and its wholly-owned subsidiaries, including Frontier Holdings Inc. (the "Refinery"), collectively referred to as Frontier or the Company. At the Annual Meeting held on April 27, 1998, the shareholders of the Company approved the change in the Company's corporate name from "Wainoco Oil Corporation" to "Frontier Oil Corporation." The Company is engaged in the crude oil refining and wholesale marketing of refined petroleum products business (the "refining operations").

  The Company conducts its refining operations in the Rocky Mountain region of the United States. The Company's Cheyenne, Wyoming Refinery purchases the crude oil to be refined and markets the refined petroleum products produced, including various grades of gasoline, diesel fuel, asphalt and petroleum coke.

  Prior to the third quarter of 1997, the Company also explored for and produced oil and gas in Canada and prior to the first quarter of 1996 in the United States (together, the "oil and gas operations"). On June 16, 1997, the Company completed the sale of all its Canadian oil and gas properties. During the third quarter of 1994, the Company announced that it intended to cease all exploration activities in the United States and during 1995 completed the sale of its United States oil and gas assets. Operating results for the Company's oil and gas operations segment are presented as discontinued operations in the accompanying statements of operations and all previously reported results are restated to this presentation.

2. SIGNIFICANT ACCOUNTING POLICIES

 Property, Plant and Equipment

  Property, plant and equipment are depreciated based on the straight-line method over their estimated useful lives. The estimated useful lives are:

      Refinery plant and equipment...............................  5 to 20 years
      Pipeline and pumps......................................... 10 to 20 years
      Furniture, fixtures and other..............................  3 to 10 years

  Maintenance and repairs are expensed as incurred except for major scheduled repairs and maintenance ("turnaround") of the Refinery operating units. The costs for turnarounds are ratably accrued over the period from the prior turnaround to the next scheduled turnaround. Major improvements are capitalized, and the assets replaced are retired.

 New Accounting Statements

  The Company adopted the Financial Accounting Standards Board's ("FASB") Statement of Financial Accounting Standard ("SFAS") No. 128, "Earnings Per Share" in 1997 which establishes new standards for computing and presenting earnings per share. SFAS No. 128 requires the presentation of basic and diluted earnings per share for each period presented. Earnings (loss) per share has been restated for periods presented to give effect for the adoption of SFAS No. 128.

  In June 1997, the FASB issued SFAS No. 130 "Reporting Comprehensive Income" which establishes standards for reporting and displaying comprehensive income and its components in the financial statements. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. The adoption of this statement requires incremental financial statement disclosures and thus will have no effect on the Company's financial position or results of operations.

 Inventories

  Inventories of crude oil, other unfinished oils and all finished products are recorded at the lower of cost on a first-in, first-out (FIFO) basis or market. Refined product exchange transactions are considered asset exchanges with deliveries offset against receipts. The net exchange balance is included in inventory. Inventories of materials and supplies are recorded at the lower of average cost or market.

                FRONTIER OIL CORPORATION AND SUBSIDIARIES

                      SCHEDULE OF COMPONENTS OF INVENTORY

                                (IN THOUSANDS)

                                                                 DECEMBER 31,
                                                                ---------------
                                                                 1997    1996
                                                                ------- -------
        Crude oil.............................................. $ 3,904 $ 2,863
        Unfinished products....................................   6,338   7,024
        Finished products......................................   9,929  12,816
        Chemicals..............................................   1,534     851
        Repairs and maintenance supplies and other.............   5,961   6,063
                                                                ------- -------
                                                                $27,666 $29,617
                                                                ======= =======

 Environmental Expenditures

  Environmental expenditures are expensed or capitalized based upon their future economic benefit. Costs which improve a property's pre-existing condition and costs which prevent future environmental contamination are capitalized. Costs related to environmental damage resulting from operating activities subsequent to acquisition are expensed. Liabilities for these expenditures are recorded when it is probable that obligations have been incurred and the amounts can be reasonably estimated.

 Hedging

  The Company, at times, engages in futures transactions in its refining operations for the purpose of hedging its inventory position and natural gas prices. Gains and losses on futures contracts designated as hedges are recognized in refining operating costs when the associated hedge transaction is consummated. The Company does not enter into derivative contracts for speculative purposes.

 Interest

  Interest is reported net of interest capitalized and interest income. Interest income of $2.0 million, $109,000 and $140,000 was recorded in the years ended December 31, 1997, 1996 and 1995, respectively. During 1996, the Company capitalized interest of $24,000. The Company capitalizes interest on debt incurred to fund the construction or acquisition of a significant asset.

  Additionally, to manage its interest cost and exposure to interest rate movements, the Company, at times, enters into interest rate swaps. Such agreements effectively change the Company's interest rate exposure. At December 31, 1997, the Company was not subject to any such agreements.

 Stock Based Compensation

  Compensation cost is measured using the intrinsic value method. Under this method, compensation cost is the excess, if any, of the quoted market value of the Company's common stock at the grant date over the amount the employee must pay to acquire the stock. No compensation cost was recognized for the years ended December 31, 1997, 1996 and 1995.

 Currency Translation

  The Canadian dollar financial statements of the Canadian oil and gas operations have been translated to United States dollars. Gains and losses on currency transactions are included in the consolidated statements of

                FRONTIER OIL CORPORATION AND SUBSIDIARIES operations currently, and translation adjustments are included in the consolidated statements of shareholders' equity. See Note 3 for information relating to the recognition of the cumulative translation adjustment in 1997.

 Intercompany Transactions

  Significant intercompany transactions are eliminated in consolidation.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash Flow Reporting

  Highly liquid investments with a maturity, when purchased, of three months or less are considered to be cash equivalents. Cash payments for interest during 1997, 1996 and 1995 were $18.4 million, $16.3 million and $18.8 million, respectively. Cash payments for income taxes during 1997, 1996 and 1995 were $930,000, $187,000 and $133,000, respectively.

3. SALE OF OIL AND GAS OPERATIONS

  On June 16, 1997, the Company completed the sale of all its Canadian oil and gas properties. The transaction was initiated by the Company through a negotiated bid process in order to maximize shareholder value. The oil and gas assets were located in British Columbia and Alberta and included approximately 94 billion cubic feet of natural gas, 1.7 million barrels of oil, condensate and natural gas liquids, 121,500 net undeveloped leasehold acres and a significant amount of seismic data. Additionally, value was received for certain Canadian income tax pools of the Company.

  The contract purchase price of C$133.6 million was adjusted from the January 1, 1997 effective date of the sale to June 16, 1997. Net proceeds after these adjustments, transaction expenses and severance costs were approximately C$126.7 million (US$91.3 million) as of June 16, 1997. A net gain of $23.3 million was realized on the transaction. No Canadian taxes are estimated to be payable due to available oil and gas deductions and net operating loss carryforwards. For U.S. federal income taxes, available net operating loss carryforwards will be utilized to offset the gain; however, alternative minimum taxes of approximately $800,000 are estimated and have been paid.

  The cumulative translation adjustment as of May 5, 1997 (the measurement date of the sale) of $9.9 million was realized against income as a result of the sale. In prior periods, the Company had recognized the currency translation impact of its Canadian operations as a direct reduction to shareholders' equity. Consequently, the recognition of the cumulative translation adjustment in the accompanying statements of operations has no effect on shareholders' equity.

  A net loss of $54,000 from Canadian operations from the measurement date until June 16, 1997 was included in the gain calculation. As of December 31, 1997, the assets and liabilities of the Canadian operations retained by the Company were not material.

  In the fourth quarter of 1995, the Company culminated the restructuring of exploration activities in the United States and sold its last domestic oil and gas assets.

                FRONTIER OIL CORPORATION AND SUBSIDIARIES

  The following schedule presents certain discontinued oil and gas operating income (loss) information and capital expenditures for the three years ended December 31, 1997, 1996 and 1995 and identifiable assets as of December 31, 1997, 1996 and 1995:

                                                              DECEMBER 31,
                                                         ----------------------
                                                          1997   1996    1995
                     (IN THOUSANDS)                      ------ ------- -------
OIL AND GAS SALES
  Canada................................................ $7,280 $19,592 $21,096
  United States.........................................     --     987   9,696
DEPRECIATION, DEPLETION AND AMORTIZATION
  Canada................................................  3,002   8,123   9,641
  United States.........................................     --      --   3,299
OPERATING INCOME (LOSS)
  Canada................................................  1,954   4,129   2,737
  United States.........................................     --     987    (623)
CAPITAL EXPENDITURES
  Canada................................................  2,815   7,917  10,865
  United States.........................................     --      --     277
IDENTIFIABLE ASSETS
  Canada................................................     --  74,001  75,229
  United States.........................................     --      --      --

4. LONG-TERM DEBT

                          SCHEDULE OF LONG-TERM DEBT

                                (IN THOUSANDS)

                                                                 DECEMBER 31,
                                                               ----------------
                                                                1997     1996
                                                               ------- --------
      Refining credit facility................................ $    -- $     --
      12% Senior Notes........................................  24,572   95,000
      7 3/4% Convertible Subordinated Debentures..............  46,000   46,000
      10 3/4% Subordinated Debentures.........................      --    7,428
                                                               ------- --------
                                                                70,572  148,428
      Less current maturities.................................      --    2,500
                                                               ------- --------
                                                               $70,572 $145,928
                                                               ======= ========

 Refining Credit Facility

  The refining operations has a working capital credit facility with a group of three banks which expires on April 2, 1999. The facility is a collateral-based facility with total capacity of up to $50 million, of which maximum cash borrowings are $20 million. Any unutilized capacity after cash borrowings is available for letters-of-credit. No debt was outstanding on this facility at December 31, 1997 and 1996. Standby letters of credit outstanding were $4.5 million and $19.5 million at December 31, 1997 and 1996, respectively.

  The facility provides working capital financing for operations, generally the financing of crude and product supply. It is generally secured by the Refinery's current assets. The agreement provides for a quarterly

                FRONTIER OIL CORPORATION AND SUBSIDIARIES commitment fee of .375 of 1% per annum. Interest rates are based, at the Company's option, on the agent bank's prime rate plus 1/2% or the reserve-adjusted LIBOR plus 1 3/4%. Standby letters-of-credit issued bear a fee of 1 1/4% annually, plus standard issuance and renewal fees. The facility agreement includes certain financial covenant requirements relating to the Refinery's working capital, cash earnings, tangible net worth and fixed charge coverage.

 Senior Notes

  The $24.6 million of unsecured 12% Senior Notes ("Senior Notes") are due 2002. The notes are redeemable, at the option of the Company, at a premium of 103.43% after July 31, 1997, declining to 100% in 1999. Interest is payable semiannually. See Note 9 for information related to the December 31, 1997 debt balance and activity subsequent thereto.

 Convertible Subordinated Debentures

  The $46 million of 7 3/4% Convertible Subordinated Debentures ("Convertible Subordinated Debentures") are due in 2014. The debentures are convertible into the Company's common stock at $8.75 per share. Interest is payable semiannually. The debentures are redeemable at a premium of 101.55% declining to 100% in 1999. Sinking fund payments of 5% of the principal amount commence in 2000, and are calculated to retire 70% of the principal amount prior to maturity. See Note 9 for information related to the December 31, 1997 debt balance and activity subsequent thereto.

 Early Retirement of Debt

  On July 21, 1997, the Company initiated a tender offer for $91.4 million of its Senior Notes at a price of par as required by the Senior Notes Indenture after a material sale of assets. The par tender offer expired on August 20, 1997 with approximately $2.2 million being acquired by the Company. On August 21, 1997, the Company called $48.0 million principal amount of its Senior Notes (including approximately $2.5 million held by the Company) at a price of 103.43% and redeemed them on September 23, 1997. The Company called all $7.5 million principal amount of 10 3/4% Subordinated Debentures and redeemed them on October 1, 1997. In addition, on November 25, 1997 the Company called $25.0 million principal amount of its Senior Notes (including approximately $.3 million held by the Company) at a price of 103.43% and redeemed them on December 30, 1997. The debt redemptions were funded with proceeds from the sale of the Canadian oil and gas operations as disclosed in Note 3. Based on the redemptions, the Company has recognized an extraordinary loss, net of taxes, of approximately $3.9 million due to the redemption premium of 103.43% on the Senior Notes and reduction in debt issuance costs.

 Restrictions on Loans, Transfer of Funds and Payment of Dividends

  The Refinery credit facility restricts the Refinery as to the distribution of capital assets and the transfer of cash in the form of dividends, loans or advances when there are any outstanding borrowings under the facility or when a default exists or would occur.

 Five-year Maturities

  The estimated five-year maturities of long-term debt are none in 1998 and 1999, $2.3 million in 2000 and 2001, and $26.9 million in 2002.

                 FRONTIER OIL CORPORATION AND SUBSIDIARIES

5. INCOME TAXES

  The following is the provision (benefit) for income taxes for the three years ended December 31, 1997, 1996 and 1995.

                      PROVISION (BENEFIT) FOR INCOME TAXES

                                 (IN THOUSANDS)

                                                                 1997  1996 1995
                                                                 ----  ---- ----
      Current................................................... $194  $ -- $ --
      Deferred.................................................. (194)   --   --
                                                                 ----  ---- ----
                                                                 $ --  $ -- $ --
                                                                 ====  ==== ====

  The following is a reconciliation of the provision (benefit) for income taxes computed at the statutory United States income tax rates on pretax income
(loss) and the provision (benefit) for income taxes as reported for the three years ended December 31, 1997, 1996 and 1995.

                        RECONCILIATION OF TAX PROVISION

                                 (IN THOUSANDS)

                                                       1997    1996     1995
                                                      ------  -------  -------
      Provision (benefit) based on statutory rates... $2,656  $(4,242) $(6,563)
      Increase (decrease) resulting from:
        Net operating loss carryforward.............. (2,656)   4,242    6,563
                                                      ------  -------  -------
        Provision as reported........................ $   --  $    --  $    --
                                                      ======  =======  =======

                FRONTIER OIL CORPORATION AND SUBSIDIARIES

  The following are the significant components, by type of temporary differences or carryforwards, of deferred tax liabilities and tax assets, computed at the federal statutory rate as of December 31, 1997 and 1996.

                         COMPONENTS OF DEFERRED TAXES

                                                                 DECEMBER 31,
                                                                ---------------
                                                                 1997    1996
                                                                ------- -------
                                                                (IN THOUSANDS)
      DEFERRED TAX LIABILITIES
      Property, plant and equipment due to differences in
       depreciation............................................ $14,189 $14,874
      Installment sale.........................................   5,435   5,435
      Other....................................................     918   1,415
                                                                ------- -------
      DEFERRED TAX LIABILITIES.................................  20,542  21,724
                                                                ------- -------
      DEFERRED TAX ASSETS
      Tax loss carryforwards...................................  50,960  34,944
      Depletion carryforwards..................................   3,045   3,045
      Tax credit carryforwards.................................      --   1,209
      Other....................................................   3,069   3,151
                                                                ------- -------
                                                                 57,074  42,349
                                                                ------- -------
      LESS--VALUATION ALLOWANCE................................  38,072  23,043
                                                                ------- -------
      NET DEFERRED TAX ASSETS..................................  19,002  19,306
                                                                ------- -------
      NET DEFERRED TAX LIABILITIES............................. $ 1,540 $ 2,418
                                                                ======= =======

  Realization of deferred tax assets is dependent on the Company's ability to generate taxable income within the life of the tax loss carryforwards. As a result of the Company's history of operating losses, a valuation allowance has been provided for deferred tax assets that are not offset by scheduled future reversals of deferred tax liabilities.

  At December 31, 1997, the Company had regular net operating loss ("NOL") carryforwards for United States tax reporting purposes of $145.6 million available to reduce future federal taxable income. The regular NOL carryforwards will expire as follows: $32.2 million in 2002, $7.7 million in 2003, $11.3 million in 2004, $29.5 million in 2005, $17.2 million in 2006,
$13.7 million in 2007, $11.3 million in 2008, $2.2 million in 2009, $16.1 million in 2010 and $4.4 million in 2011.

  Also at December 31, 1997, the Company had alternative minimum tax net operating loss ("AMT NOL") carryforwards for United States tax reporting of $98.4 million to reduce future taxable income. The AMT NOL carryforwards will expire as follows: $2.8 million in 2002, $5.4 million in 2003, $9.0 million in 2004, $27.0 million in 2005, $13.1 million in 2006, $11.6 million in 2007,
$8.6 million in 2008, $1.4 million in 2009, $16.8 million in 2010 and $2.7 million in 2011.

  The Company has tax depletion carryforwards of $8.7 million which are indefinitely available to reduce future United States income taxes payable.

  As of December 31, 1996, the Company had net operating loss carryforwards for Canadian tax reporting purposes of $2.1 million which expire in 2003. The Company also had oil and gas deductions of $116.7 million and earned depletion of $8.6 million which are available indefinitely to reduce future taxable income. In June 1997, these tax benefits were acquired by the purchaser of the Canadian oil and gas properties.

                FRONTIER OIL CORPORATION AND SUBSIDIARIES

6. COMMON STOCK

 Earnings per Share

  The following is a reconciliation of the numerators and denominators used in the calculation of basic and diluted earnings per share ("EPS") for income
(loss) from continuing operations for the years ended December 31, 1997, 1996 and 1995.

                                   1997                             1996                              1995
                     -------------------------------- --------------------------------  --------------------------------
                                                PER                              PER                               PER
                       INCOME       SHARES     SHARE    INCOME       SHARES     SHARE     INCOME       SHARES     SHARE
                     ----------- ------------- ------ ----------- ------------- ------  ----------- ------------- ------
                     (NUMERATOR) (DENOMINATOR) AMOUNT (NUMERATOR) (DENOMINATOR) AMOUNT  (NUMERATOR) (DENOMINATOR) AMOUNT
                     ----------- ------------- ------ ----------- ------------- ------  ----------- ------------- ------
                                                  (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
 BASIC EPS
 Income (loss)
  from continuing
  operations......     $7,812       27,457     $ .28   $ (11,644)    27,257     $ (.43)  $ (19,336)    27,256     $ (.71)
                                               =====                            ======                            ======
 Dilutive
  securities Stock
  options.........         --          494        --          --         --         --          --         --         --
                       ------       ------             ---------     ------              ---------     ------
 Dilutive EPS
  Income (loss)
  from continuing
  operations......     $7,812       27,951     $ .28   $ (11,644)    27,257     $ (.43)  $ (19,336)    27,256     $ (.71)
                       ======       ======     =====   =========     ======     ======   =========     ======     ======

  Certain of the Company's stock options that could potentially dilute basic EPS in the future were not included in the computation of diluted EPS because to do so would have been antidilutive for the periods presented.

 Non-employee Directors Stock Grant Plan

  During 1995, the Company established a stock grant plan for non-employee directors. The purpose of the plan is to provide a portion of non-employee directors compensation in Company stock. The plan will be beneficial to the Company and its stockholders by allowing non-employee directors to have a personal financial stake in the Company through an ownership interest in the Company's common stock. The plan may grant an aggregate of 60,000 shares of the Company's common stock initially held in treasury. The Company made grants to directors under this plan of 2,500 shares in 1997, 1996 and 1995.

 Stock Option Plans

  The Company has three stock option plans which authorize the granting of restricted stock and options to purchase shares. The plans through December 31, 1997 have reserved for issuance a total of 4,282,700 shares of common stock of which 2,364,675 shares were granted and exercised, 1,656,340 shares were granted and were outstanding and 261,685 shares were available to be granted. Options under the plans are granted at not less than fair market value on the date of grant. No entries are made in the accounts until the options are exercised, at which time the proceeds are credited to common stock and paid-in capital. Generally, the options vest over their five-year terms.

                FRONTIER OIL CORPORATION AND SUBSIDIARIES

  A summary of the status of the Company's plans as of December 31, 1997, 1996 and 1995, and changes during the years ended on those dates is presented below.

                                 1997                 1996                 1995
                          -------------------- -------------------- --------------------
                                     WEIGHTED-            WEIGHTED-            WEIGHTED-
                           NUMBER     AVERAGE   NUMBER     AVERAGE   NUMBER     AVERAGE
                             OF      EXERCISE     OF      EXERCISE     OF      EXERCISE
                           OPTIONS     PRICE    OPTIONS     PRICE    OPTIONS     PRICE
                          ---------  --------- ---------  --------- ---------  ---------
Outstanding at beginning
 of year................  2,331,904    $3.81   2,332,842    $4.32   1,858,447    $4.84
Granted.................    742,800     4.74     981,229     3.31     760,500     4.34
Exercised...............   (797,787)    3.89          --       --      (2,660)    3.50
Reissued................         --       --    (669,229)    4.30    (129,400)    7.39
Expired.................   (620,577)    3.48    (312,938)    4.53    (154,045)    5.55
                          ---------            ---------            ---------
Outstanding at end of
 year...................  1,656,340     4.31   2,331,904     3.81   2,332,842     4.32
                          =========            =========            =========
Exercisable at end of
 year...................    940,850     4.14   1,526,561     4.04   1,707,312     4.41
                          =========            =========            =========
Available for grant at
 end of year............    261,685               68,208              119,720
                          =========            =========            =========
Weighted-average fair
 value of options
 granted during the
 year...................                1.51                  .65                 1.04

  The following table summarizes information about stock options outstanding at December 31, 1997:

                                 OPTIONS OUTSTANDING         OPTIONS EXERCISABLE
                          --------------------------------- ---------------------
                                       WEIGHTED-
                                        AVERAGE   WEIGHTED-             WEIGHTED-
                            NUMBER     REMAINING   AVERAGE               AVERAGE
                          OUTSTANDING CONTRACTUAL EXERCISE  EXERCISABLE EXERCISE
RANGE OF EXERCISE PRICES  AT 12/31/97    LIFE       PRICE   AT 12/31/97   PRICE
------------------------  ----------- ----------- --------- ----------- ---------
$2.88 to $7.82..........   1,656,340     3.23       $4.31     940,850     $4.14

  Had compensation costs been determined based on the fair value at the grant dates for awards made in 1997, 1996 and 1995, the Company's net income (loss) and income (loss) per share would have been the pro forma amounts indicated below for the years ended December 31, 1997, 1996 and 1995.

                                                      1997    1996      1995
                                                     ------- -------  --------
                                                      (IN THOUSANDS, EXCEPT
                                                               PER
                                                          SHARE AMOUNTS)
Net income (loss):
  As reported....................................... $19,055 $(6,892) $(19,125)
  Pro forma.........................................  18,578  (7,263)  (19,316)
Basic and diluted income (loss) per share:
  As reported....................................... $   .69 $  (.25) $   (.70)
  Pro forma.........................................     .67    (.27)     (.71)

  The fair value of grants was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used: risk-free interest rates of 5.91%, 5.33% and 6.54%, expected volatilities of 41.07%, 32.95% and 38.11%, expected lives of 2.32, 1.59 and
1.93 years and no dividend yield in 1997, 1996 and 1995, respectively.

                FRONTIER OIL CORPORATION AND SUBSIDIARIES

7. COMMITMENTS AND CONTINGENCIES

 Lease and Other Commitments

  The Company has noncapitalized building, equipment and vehicle lease agreements which expire from 1998 through 2005 having minimum annual payments as of December 31, 1997 of $2.5 million for 1998, $3.9 million for 1999, $489,000 for 2000, $396,000 for 2001, $202,000 for 2002, $42,000 each for 2003 and 2004 and $25,000 in 2005. Operating lease rental expense was $2.6 million, $1.7 million and $1.7 million for the three years ended December 31, 1997, 1996 and 1995, respectively.

  The Company has contracted for pipeline capacity of approximately 13,800 bpd on the Express Pipeline from Hardisty, Alberta to Guernsey, Wyoming commencing in 1997 for a period of 15 years. The Company's commitment for pipeline capacity is approximately $5.8 million per year. The agreement allows the Company to assign a portion of its capacity in early years for additional capacity in later years. The Company owns a 25,000 bpd interest in a crude oil pipeline from Guernsey, Wyoming to the refinery. The Company's share of operating costs for the crude oil pipeline are recorded as refining operating costs. The Company also has commitments to purchase crude oil from various suppliers on a one month to one year basis at daily market posted prices to meet its Refinery throughput requirements.

 Concentration of Credit Risk

  The Company has concentrations of credit risk with respect to sales within the same or related industry and within limited geographic areas. The Refining operation sells its products exclusively at wholesale, principally to independent retailers and major oil companies located primarily in the Denver, western Nebraska and eastern Wyoming regions, with 13% of its customers accounting for approximately 66% of total refined product sales in 1997. The Company extends credit to its customers based on ongoing credit evaluations. An allowance for doubtful accounts is provided based on the current evaluation of each customer's credit risk, past experience and other factors. During 1997, the Company made sales to CITGO Petroleum Products of approximately $72 million, which accounted for 19% of consolidated revenues.

 Contribution Plans

  The Company sponsors separate defined contribution plans for employees covered by a collective bargaining agreement and employees not covered by such an agreement. All employees may participate by contributing a portion of their annual earnings to the plans. The Company makes basic and/or matching contributions on behalf of participating employees. The cost of the plans for the three years ended December 31, 1997, 1996 and 1995 was $1.3 million, $1.2 million and $1.4 million, respectively.

 Environmental

  The Company accrues for environmental costs as indicated in Note 1. Numerous local, state and federal laws, rules and regulations relating to the environment are applicable to the Company's operations. As a result, the Company falls under the jurisdiction of numerous state and federal agencies and is exposed to the possibility of judicial or administrative actions for remediation and/or penalties brought by those agencies. The Refinery is party to one consent decree requiring the investigation and, in certain instances, mitigation of environmental impacts resulting from past operational activities. The Company has been and will be responsible for costs related to compliance with or remediations resulting from environmental regulations. There are currently no identified environmental remediation projects of which the costs can be reasonably estimated. However, the continuation of the present investigative process, other more extensive investigations over time or changes in regulatory requirements could result in future liabilities.

                FRONTIER OIL CORPORATION AND SUBSIDIARIES

 Litigation

  The Company is involved in various lawsuits which are incidental to its business. In management's opinion, the adverse determination of such lawsuits would not have a material adverse effect on the Company's financial position or results of operations.

 Collective Bargaining Agreement Expiration

  The Company's refining unit hourly employees are represented by seven bargaining units, the largest being the Oil, Chemical and Atomic Workers International Union ("OCAW"). Six AFL-CIO affiliated unions represent the craft workers. In July 1996, the Company concluded new bargaining agreements, with the three-year OCAW agreement to expire in July 1999, while the six-year AFL-CIO contract expires in June 2002. The union employees represent approximately 58% of the Company's work force at December 31, 1997.

8. FAIR VALUE OF FINANCIAL INSTRUMENTS

  The fair value of the Company's Senior Notes, Convertible Subordinated Debentures and 10-3/4% Subordinated Debentures was estimated based on quotations obtained from broker-dealers who make markets in these and similar securities. The bank credit facilities are based on floating interest rates and, as such, the carrying amount is a reasonable estimate of fair value. At December 31, 1997 and 1996, the carrying amounts of long-term debt instruments (including current maturities) were $70.6 million and $148.4 million, respectively, and the estimated fair values were $72.0 million and $145.0 million.

  As of December 31, 1997, the Company had entered into futures contracts to hedge a portion of its natural gas consumption requirements. The futures contracts are placed with a major financial institution the Company believes is a minimum credit risk. The futures contracts mature each month through April 1998. The fair value of the Company's open natural gas futures contract at December 31, 1997 was $(281,000).

9. SUBSEQUENT EVENTS

 Debt Refinancing

  February 9, 1998, the Company issued $70 million of 9-1/8% Senior Notes due 2006. On February 10, 1998, the Company called for redemption the remaining $24.6 million of its Senior Notes and $46 million of its Convertible Subordinated Debentures outstanding at December 31, 1997 (together, the "Redemptions"). The Redemptions were completed on March 12, 1998. Holders of $731,000 of 7 3/4% Convertible Subordinated Debentures elected to convert into 83,542 shares of the Company's common stock. The Company used the net proceeds from the issuance of the 9 1/8% Senior Notes and available cash to fund the Redemptions.

                SELECTED QUARTERLY FINANCIAL AND OPERATING DATA

                                        1997                               1996
                          --------------------------------  ------------------------------------
                          FOURTH   THIRD   SECOND   FIRST    FOURTH    THIRD     SECOND   FIRST
                          ------- -------- ------- -------  --------  --------  -------- -------
                                  (UNAUDITED, DOLLARS IN THOUSANDS EXCEPT PER SHARE)
Revenues................  $82,410 $108,108 $96,330 $89,570  $100,448  $107,039  $100,320 $75,566
Operating income (loss).    3,489   14,743   9,045  (5,574)     (513)    3,178     5,921  (3,001)
Income (loss) from
 continuing operations..    1,505   11,806   4,534 (10,033)   (4,716)   (1,262)    1,545  (7,211)
Income from discontinued
 operations, net of
 taxes (1)..............       --       --  13,606   1,554     2,497       294       192   1,769
Income (loss) before
 extraordinary item.....    1,505   11,806  18,140  (8,479)   (2,219)     (968)    1,737  (5,442)
Extraordinary loss, net
 of taxes...............    1,295    2,622      --      --        --        --        --      --
Net income (loss).......      210    9,184  18,140  (8,479)   (2,219)     (968)    1,737  (5,442)
Basic and diluted
 earnings (loss) per
 share:
 Continuing operations..     0.05     0.42    0.17   (0.37)    (0.17)    (0.05)     0.06   (0.26)
 Net income (loss)......     0.01     0.33    0.66   (0.31)    (0.08)    (0.04)     0.06   (0.20)
EBITDA from continuing
 operations (2).........    5,826   17,037  11,311  (3,301)    1,740     5,467     8,186    (790)
Net cash provided by
 (used in) operating
 activities.............    5,698   11,620   9,245 (14,065)   14,420     1,358     1,140  (8,453)

--------
(1) Discontinued operations reflected in the above periods represent the Company's oil and gas operating segment, comprising the Canadian and United States oil and gas properties. On June 16, 1997, the Company completed the Canadian Disposition. The Company completed the U.S. Disposition during 1995.

(2) EBITDA from continuing operations represents income from continuing operations before interest expense, income tax and depreciation and amortization. The Company has reported EBITDA from continuing operations because it believes EBITDA is a measure commonly reported and widely used by investors and other interested parties as an indicator of a company's operating performance and ability to incur and service debt. The Company believes EBITDA assists such investors in comparing a company's performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon accounting methods (particularly when acquisitions are involved) or nonoperating factors (such as historical cost). However, EBITDA is not a calculation based on generally accepted accounting principles ("GAAP") and should not be considered an alternative to net income in measuring the Company's performance or used as an exclusive measure of cash flow because it does not consider the impact of working capital growth, capital expenditures, debt principal reductions and other sources and uses of cash which are disclosed in the Company's Consolidated Statements of Cash Flows. Investors should carefully consider the specific items included in the Company's definition of EBITDA and that the Company is only reporting EBITDA generated from its continuing operations. While EBITDA has been disclosed herein to permit a more complete comparative analysis of the Company's operating performance and debt servicing ability relative to other companies, investors should be cautioned that EBITDA from continuing operations as reported by the Company may not be comparable in all instances to EBITDA, and other similar titled measure, as reported by other companies. The Company believes that the most important trends illustrated by presenting EBITDA from continuing operations are (i) the higher level of debt coverage which would have occurred in past periods given the Company's recently deleveraged financial position and (ii) the high degree of correlation between the light/heavy spread and the Company's EBITDA from continuing operations and operating income.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

  ALL TENDERED OLD NOTES, EXECUTED LETTERS OF TRANSMITTAL AND OTHER RELATED DOCUMENTS SHOULD BE DIRECTED TO THE EXCHANGE AGENT. QUESTIONS AND REQUESTS FOR ASSISTANCE AND REQUESTS FOR ADDITIONAL COPIES OF THE PROSPECTUS, THE LETTER OF TRANSMITTAL AND OTHER RELATED DOCUMENTS SHOULD BE ADDRESSED TO THE EXCHANGE AGENT AS FOLLOWS:

                                   By Mail:
                   CHASE BANK OF TEXAS, NATIONAL ASSOCIATION
                                 P.O. Box 2320
                                 Dallas, Texas
                                  75221-2320
                            Attention: Frank Ivins
                                       Registered Bond Events

                    By Overnight Courier or Hand Delivery:
                   CHASE BANK OF TEXAS, NATIONAL ASSOCIATION
                                One Main Place
                         1201 Main Street, 18th Floor
                              Dallas, Texas 75202
                            Attention: Frank Ivins
                                       Registered Bond Events

                          By Facsimile Transmission:
                       (for Eligible Institutions only)
                                (214) 672-5932
                            Attention: Frank Ivins

                             Confirm by Telephone:
                                (214) 672-5678

(Originals of all documents submitted by facsimile should be sent promptly by hand, overnight delivery, or registered or certified mail.)

                              ------------------

  NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE INITIAL PURCHASER OR ANY OF ITS AFFILIATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION TO BUY, THE NOTES IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                  $70,000,000

                                EXCHANGE OFFER

                               FRONTIER OIL
                                  CORPORATION

               (FORMERLY KNOWN AS WAINOCO OIL CORPORATION)

                              9 1/8% SENIOR NOTES
                              DUE 2006, SERIES A

                               -----------------
                                  PROSPECTUS
                               -----------------

                               TABLE OF CONTENTS

Prospectus Summary.........................................................   1
Disclosure Regarding Forward-Looking Statements............................  12
Risk Factors...............................................................  12
The Exchange Offer.........................................................  19
Use of Proceeds............................................................  28
Capitalization.............................................................  28
Selected Historical Financial Data.........................................  29
Management's Discussion and Analysis of Financial Condition and Results of
 Operations................................................................  31
Business...................................................................  36
Management.................................................................  51
Principal Shareholders.....................................................  53
Description of Indebtedness................................................  55
Description of the Notes...................................................  56
Certain United States Federal Income Tax Considerations....................  83
Certain United States Federal Income Tax Consideration for Non-United
 States Holders............................................................  86
Plan of Distribution.......................................................  88
Legal Matters..............................................................  88
Experts....................................................................  88
Available Information......................................................  89
Index to Financial Statements.............................................. F-1

                                        , 1998

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

ITEM 20. INDEMNIFICATION OF OFFICERS AND DIRECTORS

  Sections 17-16-850 through 17-16-859 of the Wyoming Business Corporation Act provide that a corporation may indemnify any person who was, is or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the corporation's request as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other entity, against judgments, settlements, penalties, fines, including an excise tax assessed with respect to an employee benefit plan, and reasonable expenses, including counsel fees, incurred in respect to such action, suit or proceeding if he conducted himself in good faith and reasonably believed that his conduct was in or at least not opposed to the corporation's best interests and, with respect to any criminal action, suit or proceeding, he had no reasonable cause to believe his conduct was unlawful.

  Article Eight of the Registrant's Articles of Incorporation, as amended, provides for the indemnification of directors, officers, employees and agents of the Registrant. Specifically, said Article Eight provides in part that:

    The corporation shall indemnify, in the manner and to the full extent authorized by law (as now in effect or later amended), any person who was, is or may be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the action, suit, proceeding or investigation, and judgments, fines and amounts paid in settlement if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, proceeding or investigation by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that such person did not act in good faith and in a manner which is reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

  The Bylaws of the Registrant also contain indemnification provisions which substantially conform to Article Eight of the Registrant's Articles of Incorporation, as amended.

  Under the provisions of the Registration Rights Agreement, each holder of Old Notes agrees, severally and not jointly, to indemnify the Company and each of its officers, directors, employees, partners, representatives and agents, to the fullest extent lawful, from and against any and all losses, liabilities, claims, damages and expenses whatsoever (including but not limited to reasonable attorneys' fees and any and all reasonable expenses whatsoever incurred in investigating, preparing or defending against any investigation or litigation, commenced or threatened, or any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation), to which the Company or such persons may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such losses, liabilities, claims, damages or expenses (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement or Prospectus, or in any supplement thereto or amendment thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, but only to the extent such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon or in conformity with information relating to such holder furnished in writing by such holder for use in this Registration Statement, or in any amendment thereof or supplement thereto;

provided, however, that in no case shall any selling holder be liable or responsible for any amount in excess of proceeds received by such holder upon the sale of the Old Notes giving rise to such indemnification obligation.

  The Registrant maintains Directors and Officers' Liability Insurance and has entered into indemnification agreements with its directors and certain of its officers.

ITEM 21. EXHIBITS

 EXHIBIT
 NUMBER                                DESCRIPTION
 -------                               -----------
   3.1*  --Articles of Domestication of the Company, as amended (filed as
          Exhibit 2.3 to Registration Statement No. 2-62518 and Exhibit 2.2 to
          Registration Statement No. 2-69149).
   3.2   --Articles of Amendment to the Restated Articles of Incorporation of
          the Company.
   3.3*  --Fourth restated By-Laws of the Company as amended through February
          20, 1992 (filed as Exhibit 3.2 to Form 10-K dated December 31, 1992).
   4.1*  --Indenture dated as of October 1, 1978, between the Company and First
          City National Bank of Houston, as Trustee relating to the Company's
          10 3/4% Subordinated Debentures due 1998 (filed as Exhibit 2.5 to
          Registration Statement No. 2-59649).
   4.2*  --Agreement of Resignation, Appointment and Acceptance by and among the Company, First City National Bank of Houston (Resigning Trustee)
          and Texas Commerce Bank National Association, Houston, (Successor
          Trustee) relating to the Company's 10 3/4% Subordinated Debentures due 1998 (filed as Exhibit 4.2 to Form 10-K dated December 31, 1985).
   4.3*  --First Supplemental Indenture dated as of January 20, 1987 between the Company and Texas Commerce Bank National Association,
          supplementing and amending the Indenture dated as of October 1, 1978, relating to the Company's 10 3/4% Subordinated Debentures due 1998
          (filed as Exhibit 4.3 to Form 10-K dated December 31, 1986).
   4.6*  --Indenture dated as of June 1, 1989 between the Company and Texas
          Commerce Trust Company of New York as Trustee relating to the
          Company's 7 3/4% Convertible Subordinated Debentures due 2014 (filed as Exhibit 4.6 to Form 10-K dated December 31, 1989).
   4.7*  --Indenture dated as of August 1, 1992 between the Company and Bank
          One, N.A., as Trustee relating to the Company's 12% Senior Notes due
          2002 (filed as Exhibit 4.7 to Form 10-K dated December 31, 1992).
   4.8+  --Indenture dated as of February 9, 1998 between the Company and Chase
          Bank of Texas, National Association, as Trustee, relating to the
          Company's 9 1/8% Senior Notes due 2006.
   4.9+  --Registration Rights Agreement, dated as of February 9, 1998, between the Company and Bear, Stearns & Co. Inc.
   5.1   --Opinion of Andrews & Kurth L.L.P. as to the legality of the
          Securities being registered.
  10.1*  --Amended and Restated Revolving Credit and Letter of Credit Agreement
          dated June 30, 1997 among Frontier Oil and Refining Company, certain banks and Union Bank of California (filed as Exhibit 10.1 to Form 10-
          K dated June 30, 1997).
  10.2*  --Purchase and Sale Agreement, dated May 5, 1997, for the sale of
          Canadian oil and gas properties (filed as an Exhibit to Form 8-K filed June 30, 1997).
  10.3*  --The 1968 Incentive Stock Option Plan as amended and restated (filed as Exhibit 10.1 to Form 10-K dated December 31, 1987).
  10.4*  --The 1977 Stock Option Plan as amended and restated (filed as Exhibit
          10.2 to Form 10-K dated December 31, 1989).
  10.5*  --1995 Stock Grant Plan for Non-employee Directors (filed as Exhibit
          10.14 to Form 10-Q dated June 30, 1995).

 EXHIBIT
 NUMBER                                DESCRIPTION
 -------                               -----------
  10.6*  --Wainoco Deferred Compensation Plan dated October 29, 1993 (filed as
          Exhibit 10.19 to Form 10-K dated December 31, 1994).
  10.7*  --Wainoco Deferred Compensation Plan for Directors dated May 1, 1994
          (filed as Exhibit 10.20 to Form 10-K dated December 31, 1994).
  10.8*  --Executive Employment Agreement dated April 3, 1995 between the
          Company and James R. Gibbs (filed as Exhibit 10.09 to Form 10-Q dated
          June 30, 1995).
  10.9*  --Executive Employment Agreement dated April 3, 1995 between the
          Company and Julie H. Edwards (filed as Exhibit 10.10 to Form 10-Q dated June 30, 1995).
  10.10* --Executive Employment Agreement dated April 3, 1995 between the
          Company and S. Clark Johnson (filed as Exhibit 10.11 to Form 10-Q dated June 30, 1995).
  12.1+  --Computation of ratio of earnings to fixed charges.
  21.1*  --Subsidiaries of the Registrant (filed as Exhibit 21.1 to Form 10-K dated December 31, 1996).
  23.1   --Consent of Arthur Andersen LLP.
  23.2   --Consent of Andrews and Kurth L.L.P. (included in Exhibit 5.1).
  24.1+  --Power of Attorney (set forth on the signature pages contained in
          Part II of this Registration Statement).
  25.1+  --Statement of Eligibility and Qualification on Form T-1 of Chase Bank
          of Texas, National Association.
  99.1+  --Form of Letter of Transmittal.
  99.2+  --Form of Notice of Guaranteed Delivery.

--------

* Indicates exhibits incorporated by reference as shown.

+ Indicates exhibits previously filed.

FINANCIAL STATEMENT SCHEDULES

  None.

ITEM 22. UNDERTAKINGS

  The undersigned Registrant hereby undertakes:

    (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 4th day of May, 1998.

                                          FRONTIER OIL CORPORATION, a Wyoming
                                           Corporation

                                          By:
                                                /s/ Julie H. Edwards
                                             ----------------------------------
                                                   JULIE H. EDWARDS
                                           SENIOR VICE PRESIDENT--FINANCE AND
                                              CHIEF FINANCIAL OFFICER

              SIGNATURE                    TITLE                   DATE

                 *                   President, Chief           May 4, 1998
-----------------------------------   Executive Officer
          JAMES R. GIBBS              and Director
                                      (Principal Executive
                                      Officer)

       /s/ Julie H. Edwards          Senior Vice                May 4, 1998
-----------------------------------   President--Finance
         JULIE H. EDWARDS             and Chief Financial
                                      Officer
                                      (Principal Financial
                                      Officer)

                 *                   Vice President--           May 4, 1998
-----------------------------------   Controller (Principal
           JON D. GALVIN              Accounting Officer)

                 *                   Director                   May 4, 1998
-----------------------------------
          DOUGLAS Y. BECH

                 *                   Director                   May 4, 1998
-----------------------------------
         PAUL B. LOYD, JR.

                 *                   Director                   May 4, 1998
-----------------------------------
          JAMES S. PALMER

                 *                   Director                   May 4, 1998
-----------------------------------
          DEREK A. PRICE

                 *                   Director                   May 4, 1998
-----------------------------------
          CARL W. SCHAFER

     /s/ Julie H. Edwards
*By:__________________________
       JULIE H. EDWARDS
       ATTORNEY-IN-FACT

                               INDEX TO EXHIBITS

                                                                   SEQUENTIALLY
 EXHIBIT                                                             NUMBERED
 NUMBER                        DESCRIPTION                            PAGES
 -------                       -----------                         ------------
   3.1*  --Articles of Domestication of the Company, as amended
          (filed as Exhibit 2.3 to Registration Statement No. 2-
          62518 and Exhibit 2.2 to Registration Statement No.
          2-69149).
   3.2   --Articles of Amendment to the Restated Articles of
          Incorporation of the Company.
   3.3*  --Fourth restated By-Laws of the Company as amended
          through February 20, 1992 (filed as Exhibit 3.2 to
          Form 10-K dated December 31, 1992).
   4.1*  --Indenture dated as of October 1, 1978, between the
          Company and First City National Bank of Houston, as
          Trustee relating to the Company's 10 3/4% Subordinated
          Debentures due 1998 (filed as Exhibit 2.5 to
          Registration Statement No. 2-59649).
   4.2*  --Agreement of Resignation, Appointment and Acceptance
          by and among the Company, First City National Bank of
          Houston (Resigning Trustee) and Texas Commerce Bank
          National Association, Houston, (Successor Trustee)
          relating to the Company's 10 3/4% Subordinated
          Debentures due 1998 (filed as Exhibit 4.2 to Form 10-K
          dated December 31, 1985).
   4.3*  --First Supplemental Indenture dated as of January 20,
          1987 between the Company and Texas Commerce Bank
          National Association, supplementing and amending the
          Indenture dated as of October 1, 1978, relating to the
          Company's 10 3/4% Subordinated Debentures due 1998
          (filed as Exhibit 4.3 to Form 10-K dated December 31,
          1986).
   4.6*  --Indenture dated as of June 1, 1989 between the
          Company and Texas Commerce Trust Company of New York
          as Trustee relating to the Company's 7 3/4%
          Convertible Subordinated Debentures due 2014 (filed as
          Exhibit 4.6 to Form 10-K dated December 31, 1989).
   4.7*  --Indenture dated as of August 1, 1992 between the
          Company and Bank One, N.A., as Trustee relating to the
          Company's 12% Senior Notes due 2002 (filed as Exhibit
          4.7 to Form 10-K dated December 31, 1992).
   4.8+  --Indenture dated as of February 9, 1998 between the
          Company and Chase Bank of Texas, National Association,
          as Trustee, relating to the Company's 9 1/8% Senior
          Notes due 2006.
   4.9+  --Registration Rights Agreement, dated as of February
          9, 1998, between the Company and Bear, Stearns & Co.
          Inc.
   5.1   --Opinion of Andrews & Kurth L.L.P. as to the legality
          of the Securities being registered.
  10.1*  --Amended and Restated Revolving Credit and Letter of
          Credit Agreement dated June 30, 1997 among Frontier
          Oil and Refining Company, certain banks and Union Bank
          of California (filed as Exhibit 10.1 to Form 10-K
          dated June 30, 1997).
  10.2*  --Purchase and Sale Agreement, dated May 5, 1997, for the sale of Canadian oil and gas properties (filed as
          an Exhibit to Form 8-K filed June 30, 1997).
  10.3*  --The 1968 Incentive Stock Option Plan as amended and restated (filed as Exhibit 10.1 to Form 10-K dated
          December 31, 1987).
  10.4*  --The 1977 Stock Option Plan as amended and restated
          (filed as Exhibit 10.2 to Form 10-K dated December 31,
          1989).
  10.5*  --1995 Stock Grant Plan for Non-employee Directors
          (filed as Exhibit 10.14 to Form 10-Q dated June 30,
          1995).

                                                                   SEQUENTIALLY
 EXHIBIT                                                             NUMBERED
 NUMBER                        DESCRIPTION                            PAGES
 -------                       -----------                         ------------
  10.6*  --Wainoco Deferred Compensation Plan dated October 29,
          1993 (filed as Exhibit 10.19 to Form 10-K dated
          December 31, 1994).
  10.7*  --Wainoco Deferred Compensation Plan for Directors
          dated May 1, 1994 (filed as Exhibit 10.20 to Form 10-K
          dated December 31, 1994).
  10.8*  --Executive Employment Agreement dated April 3, 1995 between the Company and James R. Gibbs (filed as
          Exhibit 10.09 to Form 10-Q dated June 30, 1995).
  10.9*  --Executive Employment Agreement dated April 3, 1995 between the Company and Julie H. Edwards (filed as
          Exhibit 10.10 to Form 10-Q dated June 30, 1995).
  10.10* --Executive Employment Agreement dated April 3, 1995 between the Company and S. Clark Johnson (filed as
          Exhibit 10.11 to Form 10-Q dated June 30, 1995).
  12.1+  --Computation of ratio of earnings to fixed charges.
  21.1*  --Subsidiaries of the Registrant (filed as Exhibit 21.1 to Form 10-K dated December 31, 1996).
  23.1   --Consent of Arthur Andersen LLP.
  23.2   --Consent of Andrews and Kurth L.L.P. (included in
          Exhibit 5.1).
  24.1+  --Power of Attorney (set forth on the signature pages contained in Part II of this Registration Statement).
  25.1+  --Statement of Eligibility and Qualification on Form T-
          1 of Chase Bank of Texas, National Association.
  99.1+  --Form of Letter of Transmittal.
  99.2+  --Form of Notice of Guaranteed Delivery.

--------

* Indicates exhibits incorporated by reference as shown.

+ Indicates exhibits previously filed.